Exhibit 2.1

Execution Version

EQUITY INTEREST PURCHASE AGREEMENT

by and among

Hyatt Corporation,

as “Parent Seller,”

and HTS-Aspen, L.L.C.,

with Parent Seller, as “Sellers,”

S.O.I. Acquisition Corp.,

as “Purchaser,”

and

Interval Leisure Group, Inc.,

as “Purchaser Parent”

(solely for the purposes of Article V, Section 6.03(a), Section 6.05(b), Section 6.05(c)(iii),

Section 11.15 and Article XI (solely as such Article relates to Article V, Section 6.03(a), Section 6.05(b), Section 6.05(c)(iii) and Section 11.15))

Dated as of May 6, 2014

i

INDEX OF DEFINED TERMS

2013 Final Audited Financial Statements	6.13
2014 Final Unaudited Financial Statements	6.13
Adjustment Amount	2.04(b)
Agreement	Preamble
Allocations	9.08(d)
Amended Affiliation Agreement	3.01(g)(xviii)
Antitrust Division	6.03(b)
Asset Allocations	9.08(c)
Audited Financial Statements	4.07(a)
Business	Recital
Business Intellectual Property	4.16(b)
Business Names	7.08
Calculation Period	2.03(b)
California ABC	7.09
Carmel Hotel Franchise Agreement	3.01(g)(x)
Claims Notice	10.03
Closing	2.02(a)
Closing ANWC Statement	2.03(b)
Closing Balance Sheet	2.03(b)
Closing Date	2.02(a)
COBRA	7.01(c)
Company Employees	4.19(g)
Confidential Information	6.05(c)
Covered F&B Employees	7.02(f)
Current Letters of Credit	6.12
Customized Software	4.16(a)
D&O Indemnitees	7.02(a)
D&O Released Parties	7.02(b)
Disclosure Schedules	Article IV
DOL	4.18(a)
Estimated Closing Balance Sheet	2.03(a)(i)
Estimated Purchase Price	2.01(b)
Excluded Assets and Liabilities	6.08
Final Purchase Price	2.01(b)
Financial Statements	4.07(a)
Franchise Laws	4.12(b)
FTC	6.03(b)
Guaranteed Obligations	11.15
Highlands Inn CBA	7.01(f)
Highlands Inn Hotel	6.10
HRG Shared Ownership Projects	4.09(a)
HSR Act	3.01(c)
HTS Investment	4.07
HTS - NS	4.07
Hyatt Gold Passport Participation Agreement	3.01(g)(v)
Indemnification Agreement	3.01(g)(viii)
Indemnified Party	10.03
Indemnifying Party	10.03
IRCA	4.19(j)
Kiosk Lease Agreement	7.11
Latest Balance Sheet	4.07(a)
Latest Balance Sheet Date	4.07(a)
Liquor License	7.09
Master License Agreement	3.01(g)(vii)
Multiemployer Plan	4.18(c)
New Deferred Compensation	7.01(d)
Outside Date	8.01(c)
Owned Intellectual Property	4.16(a)
Owned Real Property	4.10(b)
Parent Seller	Preamble
Parties	Preamble
Party	Preamble
Pension Fund	7.01(f)
Per Diem Taxes	9.03(c)(i)
Plans	4.18(a)
Pre-Closing Insurance Claims	7.07(b)
Pre-Closing Insurance Policies	7.07(a)
Proposal	6.09
Proceeding	4.11
Purchase Price	2.01(a)
Purchase Price Allocation	9.08(a)
Purchaser	Preamble
Purchaser 401(k) Plan	7.01(e)
Purchaser Cure Period	8.01(e)
Purchaser-Filed Tax Return	9.01(a)
Purchaser Fundamental Representations	3.02(a)
Purchaser Indemnitees	10.02(a)
Purchaser Parent	Preamble
Purchaser Scheduled Consents	5.03
Purchaser Taxes	9.03(a)

Real Property	4.10(b)
Registered Intellectual Property	4.16(a)
Regulatory Filings	6.03(b)
Relations with Governments	4.25(a)
Releasing Parties	7.02(b)
Reservations Agreements	3.01(g)(ix)
Review Period	2.03(c)
Scheduled Contracts	4.15(a)
Section 338(h)(10) Election	9.08(b)
Section 338 Forms	9.08(b)
Seller	Preamble
Seller 401(k) Plan	7.01(e)
Seller Indemnitees	10.02(b)
Seller Plan	7.01(c)
Seller PR Savings Plan	7.01(e)
Seller Schedule Update	7.03
Seller Scheduled Consents	4.05
Sellers	Preamble
Sellers Cure Period	8.01(d)
Sellers Fundamental Representations	3.01(a)
Shared Ownership Receivables	4.26(a)
Statement of Objections	2.03(d)
Straddle Periods	9.01(a)
Substitute Letters of Credit	6.12
Supporting Binder	2.03(f)
Survival Period	10.01
Tax Claim	9.04(a)
Tax Filing Party	9.08(e)
Terminating Purchaser Breach	8.01(e)
Terminating Sellers Breach	8.01(d)
Third Party Claim	10.04(a)
Third Party Claimant	10.04(a)
Transaction Form 8-K/A	7.04
Transfer Date	7.01(f)
Transferred Employees	7.01(f)
Transferred Interests	Recital
Transfer Taxes	9.06
Transaction Form 8-K/A	7.04
Transition Services Agreement	3.01(g)(vi)
USCIS	4.19(j)

Exhibits

Exhibit A	Target Subsidiaries
Exhibit B	Sample Computation of Adjusted Net Working Capital
Exhibit C	Company Accounting Procedures
Exhibit D	Form of Transfer Instrument
Exhibit E	Form of Hyatt Gold Passport Participation Agreement
Exhibit F	Form of Transition Services Agreement
Exhibit G	Form of Master License Agreement
Exhibit H	Form of Indemnification Agreement
Exhibit I	Forms of Reservations Agreements
Exhibit J	Form of Carmel Hotel Franchise Agreement
Exhibit K	Form of Amended Affiliation Agreement
Exhibit L	Form of Kiosk Lease Agreement
Exhibit M	Purchase Price Allocation

v

EQUITY INTEREST PURCHASE AGREEMENT

THIS EQUITY INTEREST PURCHASE AGREEMENT, dated as of May 6, 2014 (this “Agreement”), is made and entered into by and among Hyatt Corporation, a Delaware corporation (“Parent Seller”), HTS-Aspen, L.L.C., a Delaware limited liability company (together with Parent Seller each, a “Seller” and collectively, “Sellers”), S.O.I. Acquisition Corp., a Florida corporation (“Purchaser”), and, solely for the purposes of Article V, Section 6.03(a), Section 6.05(b), Section 6.05(c)(iii), Section 11.15 and Article XI (solely as such Article relates to Article V, Section 6.03(a), Section 6.05(b), Section 6.05(c)(iii) and Section 11.15), Interval Leisure Group, Inc., a Delaware corporation (“Purchaser Parent”).  Sellers, on the one hand, and Purchaser and Purchaser Parent, on the other hand, are each referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Sellers directly own, collectively, all of the issued and outstanding Capital Interests of the Persons set forth on Exhibit A (such Persons, collectively, the “Target Subsidiaries”);

WHEREAS, the Target Subsidiaries own and operate (directly and through the Subsidiaries and Non-Controlled Joint Ventures) a business that develops, manages and provides services to fractional, timeshare and whole ownership resorts, and markets, sells, finances and provides services to owners of ownership interests therein (collectively, the “Business”);

WHEREAS, Sellers desire to sell and transfer the Business to Purchaser by selling, assigning and transferring 100% of the issued and outstanding Capital Interests in the Target Subsidiaries (the “Transferred Interests”) to Purchaser, and Purchaser desires to acquire the Business by means of an acquisition of such Capital Interests;

WHEREAS, concurrently with the execution and delivery of this Agreement, as an inducement to the willingness of Purchaser to enter into this Agreement, each of Ed Crovo and Larry Shulman has entered into an employment agreement with Purchaser (or its Affiliate), each of which shall become effective as of the Closing Date; and

WHEREAS, Purchaser Parent desires to become a party to this Agreement and to perform certain obligations set forth in this Agreement so as to induce Sellers to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby covenant and agree as follows:

ARTICLE I.
DEFINITIONS

Section 1.01                           Definitions.  When used in this Agreement, the following terms have the meanings set forth below:

“Acquired Companies” means (a) the Target Subsidiaries and (b) the Subsidiaries.

“Actually Realized” means, with respect to any Tax Benefit, the time that any refund of Taxes is actually received or applied against other Taxes due, or at the time of the filing of a Tax Return on which a loss, deduction, credit or increase in basis is applied to reduce the amount of Taxes that would otherwise be payable.

“Adjusted Net Working Capital” means the Current Assets of the Consolidated Acquired Companies, on a consolidated basis, minus the Current Liabilities of the Consolidated Acquired Companies, on a consolidated basis, all as determined in accordance with GAAP and in accordance with and in the same manner as and on a consistent basis (including the basis of calculation of individual line items) with the Company Accounting Procedures reduced for the related non-controlling interest of Beach House Development Partnership, HTS-CHC (Sedona) LLC, and Pelican Landing Timeshare Ventures Limited Partnership, less 50% of the future cost of Gold Passport points anticipated but not yet recorded on the financials for pending or completed sales, less prorated bonuses through the Closing not yet recorded on the financials or paid out directly to employees, less unused vacation, sick and paid time off balances at Closing not yet recorded on the financials and calculated in accordance with the sample computation of adjusted net working capital of the Consolidated Acquired Companies set forth on Exhibit B hereto.

“Affiliate” of any particular Person means any other Person controlling, controlled by, or under common control with such particular Person, where “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Applicable Law” means any applicable federal, state, regional, local, municipal, foreign or other law, Order, ordinance, regulation, rule, statute or requirement of any Governmental Authority.

“Association” means the condominium or owners’ association, or other entity, which is responsible for the operation of each HRG Shared Ownership Project, but does not mean any master association.

“Bad Act” shall carry the meaning set forth in the Maui Agreement Among Guarantors.

“Business Day” means any day, other than a Saturday or a Sunday or a day on which banks located in New York City, New York generally are authorized or required by Applicable Law to close.

“Capital Interests” means (a) in the case of a corporation, any and all shares (however designated) of capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated), (c) in the case of a partnership or limited liability company, any and all partnership interests (whether general or limited) or limited liability company membership or other equity interests (however designated), (d) in any case, any other interest or participation that confers the right to receive a share of the profits and/or losses of, or distributions of assets of, the issuing entity (other than as a creditor), or to vote in the election of directors or other governance matters, and (e) in any case, any right to acquire by whatever means any of the foregoing.

“Cash” means all cash and cash equivalents of the Consolidated Acquired Companies as of the Closing (including checks and drafts deposited for the account of the Consolidated Acquired Companies), as determined in accordance with GAAP.

“CISP” means the cardholder information security program of each Payment Network as such program may be amended by such Payment Network from time to time.

“Closing Adjusted Net Working Capital” means the Adjusted Net Working Capital as of the close of business on the Closing Date, as such Adjusted Net Working Capital amount is reflected on the Closing ANWC Statement.

“Club” means the Hyatt Residence Club, which is the service name given to the variety of Exchange Programs and reservation services and vacation and travel benefits currently offered and the restrictions currently imposed through the Club Documents.

“Club Documents” means each of those instruments governing the use and operation of the Club as set forth on Schedule 4.09(c).

“Club Member or Member” means the owner of record of a Shared Ownership Interest at any HRG Shared Ownership Project who has complied with all of the terms and conditions for membership in the Club as determined in accordance with the Club Documents.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Accounting Procedures” means the accounting principles, procedures and methods used in preparing the sample statement of Adjusted Net Working Capital (which, for the avoidance of doubt, follow and are in conformance with GAAP and which are consistent with the policies and procedures used in connection with the preparation of Audited Financial Statements), consistently applied as described in Exhibit C hereto.

“Company Systems” means the computer and data processing systems, communications technologies and other computer systems (including all computer programs, software, databases, firmware, hardware and related documentation) used in the Business of the Acquired Companies.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated December 27, 2012, between Purchaser Parent and Parent Seller.

“Consent” means any consent, approval, license, Permit, decree, waiver, Order or authorization of, or registration, declaration or filing with or notification to, any Person.

“Consolidated Acquired Companies” means those companies listed on Schedule 1.01(a) that were combined and/or consolidated for purposes of preparing the relevant financial statements.

“Contract” means any contract, commitment, agreement, arrangement, understanding, promise, undertaking, note, bond, mortgage, lease, sublease, license or other agreement binding on the parties thereto, including any amendments, supplements or modifications thereto, whether written or oral, and whether express or implied.

“Current Assets” means all (a) Cash, (b) accounts receivable (net of allowance), (c) inventories of goods, and (d) prepaid expenses, excluding prepaid marketing expenses (other than those in Hyatt Residential Marketing Corporation) in each case, of the Consolidated Acquired Companies, but excluding, in each case, inventories of unsold Shared Ownership Interests, purchase money notes, Contracts arising from the financed sale of Shared Ownership Interests, interest receivable, Income Tax assets and deferred Tax assets.

“Current Liabilities” means all accounts payable and all accrued expenses and accrued compensation and benefits, including all intercompany accounts payable with Parent Seller that are not settled prior to the Closing, in each case, of the Consolidated Acquired Companies, but excluding deferred revenue, except for deferred revenue of Hyatt Residential Group, Inc. and Hyatt Residential Management Corporation, the current portion of long-term Indebtedness, Income Tax Liabilities and deferred Tax Liabilities.

“Deficiency” shall carry the meaning ascribed to such term in the Master License Agreement.

“Environmental Claim” shall mean with respect to any Person, any notice, claim, demand, action, Proceeding or other communication by any other Person alleging or asserting the subject Person’s Liability for investigatory costs, cleanup costs, operations and maintenance costs, injunctive relief, pollution control equipment, attorneys’ fees, consultant costs, oversight costs, Governmental Authority response costs, damages to natural resources or other property, personal injuries, fines or penalties arising out of, based on or resulting from (a) the presence, or Release, of any Hazardous Material at any location, whether or not owned by the subject Person, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means all foreign, federal, state or local statutes, regulations, ordinances, codes or other decrees regulating zoning and land use, or protecting human health and the quality of the ambient air, soil, surface water or groundwater, as amended as of the Closing Date.

“Environmental Permit” means any authorization, registration, approval, Permit, consent or other permission issued or granted by a Governmental Authority pursuant to Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations issued thereunder.

“ERISA Affiliate” means each Person or business which is treated as a single employer with any Acquired Company under Sections 414(b), 414(c) and 414(m) of the Code.

“Estimated Adjusted Net Working Capital” means the estimated Adjusted Net Working Capital as of the close of business on the Closing Date, as reflected on the Estimated Closing ANWC Statement.

“Estimated Closing ANWC Statement” means the statement calculating the Estimated Adjusted Net Working Capital, as estimated in good faith by Parent Seller, along with a reasonably detailed explanation of the calculation thereof.

“Exchange Program” means any method, arrangement, program or procedure for the voluntary exchange by a Club Member or Member of the right to use and occupy Shared Ownership Units for the right to use, occupy or benefit from other accommodations, facilities, programs or services.

“GAAP” means generally accepted accounting principles of the United States as in effect from time to time, consistently applied.

“Governmental Authority” means any federal, state, local, municipal body or agency, any court of competent jurisdiction, any governmental department, commission, board, bureau, agency, political subdivision or other governmental authority or instrumentality (including State-owned or controlled entities), public international organizations, or any arbitral authority, in each case, whether domestic or foreign.

“Governmental Consent” means any Consent of any Governmental Authority or pursuant to any Applicable Law as may be necessary for the consummation of the transactions contemplated hereby.

“Group Tax Return” means any Tax Return that includes any Tax Group Member and HHC (or any of its Affiliates that are not Acquired Companies).

“Hazardous Materials” means any material or substance which (a) constitutes a hazardous substance, toxic substance or pollutant (as such terms are defined by or pursuant to any Environmental Law); (b) is regulated or controlled as a hazardous substance, hazardous waste, toxic substance, pollutant or other regulated or controlled material, substance or matter pursuant to any Environmental Law, or (c) has been determined to have deleterious effects on human health, natural resources or the environment.

“HHC” means Hyatt Hotels Corporation, a Delaware corporation.

“HHC Affiliated Group” means the group of corporations filing a consolidated U.S. federal Income Tax Return of which HHC is the common parent.

“Host Maui Project Guarantees” means each of the guarantees set forth on Schedule 1.01(b) in connection with the Host Maui Project.

“Host Maui Project” means that certain HRG Shared Ownership Project and ancillary amenities, facilities and commercial space in Maui, Hawaii being developed by Maui JV.

“Income Tax” means any income, franchise, net profits, excess profits or similar Taxes measured on the basis of net income.

“Income Tax Return” means any Tax Return for Income Taxes.

“Indebtedness” means the following Liabilities and obligations of a Person: (a) any indebtedness (and any pay-in-kind or deferred interest and any prepayment premiums with respect thereto) for money borrowed, whether secured or unsecured, including that evidenced by notes, bonds, indentures, debentures or other instruments and any interest accrued thereon; (b) any outstanding obligations under capital leases and purchase money obligations; (c) any amounts owed with respect to letters of credit, surety bonds, bank guarantees and similar instruments (in each case, solely to the extent drawn); (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person; (e) accrued but unpaid interest on any obligation described in clauses (a) through (d) above; (f) any outstanding guaranties of obligations of the type described in clauses (a) through (d) above; and (g) obligations in respect of accrued but unpaid dividends; provided that the term “Indebtedness” shall not include any intercompany Indebtedness among any Consolidated Acquired Company, on the one hand, and any other Consolidated Acquired Company, on the other hand.

“Independent Accountant” means KPMG LLP; provided that if such accounting firm is unable or unwilling to serve as the Independent Accountant, then Purchaser and Parent Seller shall attempt to agree on a successor Independent Accountant.  If Purchaser and Parent Seller are unable to mutually agree upon such a firm, then the American Arbitration Association or any successor thereto shall select a firm of independent public accountants that regularly provides such dispute resolution services and that shall have no conflict of interest with respect to any Party to serve as the Independent Accountant.

“IRS” means the United States Internal Revenue Service.

“IT Contract” means any Contract (other than Non-Binding Contracts) for the provision of information and communications technology (including hardware, software, databases) services and maintenance services to any of the Acquired Companies, or pursuant to which any Acquired Companies obtain such technology and/or services.

“Knowledge of Purchaser” and terms of similar import mean the actual knowledge, after reasonable inquiry and investigation, of the persons identified on Schedule 1.01(c).

“Knowledge of Sellers” and terms of similar import mean the actual knowledge, after reasonable inquiry and investigation, of the persons identified on Schedule 1.01(d).  Notwithstanding the foregoing, when used in Section 4.03, Section 4.04(c), Section 4.06 and, as it relates to any Non-Controlled Joint Venture, Section 4.10(i), Section 4.12 and Section 4.13,

“Knowledge of Sellers” and terms of similar import mean the actual knowledge, without any duty of reasonable inquiry or investigation, of the persons identified on Schedule 1.01(d).

“Leased Real Property” means real property used by any Acquired Company that is subject to a leasehold, subleasehold, license, concession or other real property right or interest under a Real Property Lease.

“Liability” means, with respect to any Person, any direct or indirect Indebtedness, liability, commitment, cost, expense, indemnity or other similar obligation, whether fixed or unfixed, known or unknown, determinable or undeterminable, asserted or unasserted, secured or unsecured, matured or unmatured, accrued or unaccrued, liquidated or unliquidated, due or to become due, incurred, absolute, contingent or otherwise, including those arising under any Applicable Law and those arising under any Contract.

“Licensed Proprietary Rights” means any Proprietary Rights used in the conduct of the Business which are owned or licensed by Parent Seller or any of its Affiliates (other than the Acquired Companies).

“Lien” means any mortgage, pledge, security interest, encumbrance, claim, lien, charge, restriction, deed of trust, collateral assignment, UCC financing statement, conditional sales agreement, hypothecation or other similar encumbrance on title or transfer of any kind.

“Loss” means, with respect to any Person, any demand, claim, action, Liability, cause of action, suit, complaint, cost, damage, deficiency, Tax, charge, judgment, ruling, decree, Order, penalty, fine or other loss, fee or expense, including all interest, penalties, reasonable attorneys’ fees and expenses incurred in connection with the investigation or defense of any demand or Proceeding, including any amounts paid in settlement thereof, against or affecting such Person.

“Material Adverse Effect” means, with respect to the Acquired Companies, any change, circumstance, fact, event, occurrence, development, condition or effect that has been or would reasonably be expected to be materially adverse to the (a) condition (financial or otherwise), operating results, business, assets, operations, prospects, employee relations or customer or supplier relations of the Acquired Companies, taken as a whole, or (b) ability of the Acquired Companies or Sellers to perform their respective obligations under the Transaction Documents, in each case, which change, fact, event, occurrence, development, condition or effect was not directly caused by the Party alleging that a Material Adverse Effect had occurred; provided, however, that none of the following changes, circumstances, facts, events, occurrences, developments, conditions or effects shall be considered when determining whether a Material Adverse Effect has occurred:  (i) any change after the date hereof generally affecting the international or U.S. economy or political or financial market conditions; (ii) any change after the date hereof generally affecting the industries or markets in which the Acquired Companies operate the Business; (iii) any change in the Business after the date hereof resulting from the performance or announcement of this Agreement, including any litigation resulting therefrom, and any materially adverse change in customer, client, supplier, employee, financing source, partner or similar relationships resulting therefrom; (iv) any change after the date hereof arising from or relating to compliance by Sellers with the terms of this Agreement, or action taken, or failure to act at the request of Purchaser; (v) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity after the date hereof or any material worsening of such conditions existing as of the date hereof; (vi) any hurricane, earthquake, flood or other natural disasters or acts of God after the date hereof; (vii) changes in GAAP or any interpretations thereof by any Governmental Authority after the date hereof; or (viii) changes in any Applicable Laws or interpretations thereof by any Governmental Authority after the date hereof; so long as, in the case of clauses (i), (ii), (v), (vii) and (viii), the Acquired Companies, taken as a whole, are not affected thereby in a materially disproportionate manner relative to other businesses in the industries or markets in which the Acquired Companies operate the Business.

“Maui Agreement Among Guarantors” means that certain Agreement Among Guarantors, dated as of November 9, 2012, between HHC and Host Hotels & Resorts, L.P., a Delaware limited partnership.

“Maui Construction Loan” means that certain Construction Loan Agreement, dated November 9, 2012, among the Maui JV, First Hawaiian Bank, U.S. Bank National Association and Bank of America, N.A.

“Maui JV” means Maui Timeshare Venture, LLC, a Delaware limited liability company.

“New Project” shall carry the meaning set forth in the Master License Agreement.

“Non-Binding Contract” means (a) any Contract that constitutes an Excluded Asset and Liability, (b) any Contract that an Acquired Company has entered into as agent for, or on behalf of, another Person (including any Association) without incurring any Liability on such Acquired Company’s own behalf and (c) any Contract entered into by an Affiliate of an Acquired Company that will not be binding on such Acquired Company and/or benefit or convey any rights to such Acquired Company from and after the Closing Date.

“Non-Controlled Joint Ventures” means those direct and indirect joint ventures of the Target Subsidiaries listed on Schedule 1.01(e).

“Non-Tax Group Member Entities” means each Acquired Company and Non-Controlled Joint Venture that is not a Tax Group Member.

“Order” means any award, decision, injunction, judgment, order, decree, ruling, subpoena, writ, Lien or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority, or by any arbitrator or arbitration panel.

“Ordinary Course of Business” means, with respect to a Person, an action taken by such Person if (a) such action is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of the Person, and (b) such action is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of similarly situated entities.  Unless the context or language herein requires otherwise, each reference to Ordinary Course of Business will be deemed to be a reference to Ordinary Course of Business of the applicable Acquired Company or Non-Controlled Joint Venture.

“Payment Networks” means Visa, MasterCard, American Express, Discover or other credit or debit card companies, electronic funds networks or associations, payment card associations or similar organizations having clearing or oversight responsibilities with respect to payment transactions or electronic funds transfers.

“PCI DSS” means the Payment Card Industry Data Security Standard, the worldwide information security standard, as it may be amended from time to time, defined by the Payment Card Industry Security Standards Council.

“Permits” means all federal, state, local or foreign permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, certificates, franchises, tariffs or Orders of any Governmental Authority required for the Acquired Companies to own their assets or conduct the Business as now being conducted.

“Permitted Liens” means (a) Liens for Taxes, assessments and other governmental fees or other charges not yet due and payable or being disputed in good faith by appropriate Proceedings; (b) mechanics and similar statutory Liens arising or incurred in the Ordinary Course of Business for amounts which are not delinquent or which are being disputed in good faith by appropriate Proceedings; (c) Liens arising from municipal and zoning ordinances imposed by any Governmental Authority having jurisdiction over a parcel, none of which significantly impairs the conduct of the Business as currently conducted; (d) Liens arising from any license of any Proprietary Rights entered into in the Ordinary Course of Business; (e) Liens, easements, covenants, conditions, restrictions and other similar matters of public record which do not significantly impair the use or occupancy of the asset or property encumbered thereby as such asset or property is currently used; and (f) matters that would be disclosed by an accurate title report or survey of the Real Property.

“Person” means and includes an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group (as such term is defined in Section 13 of the Securities and Exchange Act of 1934, as amended), a Governmental Authority or any other entity.

“Post-Closing Tax Period” means any Tax Period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any Tax Period ending on or prior to the Closing Date and that portion of a Straddle Period ending on the Closing Date.

“Proprietary Rights” means any and all of the following in any jurisdiction throughout the world: (a) patents, patent applications, patent disclosures, and any reissues, continuations, continuations-in-part, divisions, extensions or re-examinations thereof (“Patents”), (b) registered and unregistered trademarks, service marks, brand names, d/b/a’s, trade names, slogans, trade dress, logos, fictitious names, corporate names, and other indicia of origin, together with all goodwill associated therewith and symbolized thereby, including all extensions, modifications and renewals of same, and all registrations and applications for registration thereof (“Trademarks”), (c) websites, internet domain names, URL and other source identifiers, social media pages and identifiers, registrations and applications for registration thereof (“Domain

Names”), (d) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, including any building plans and designs, advertising materials, web site content, directory listings, map and hotel-related data (“Copyrights”), (e) computer software (including source code, user interfaces, web interfaces, algorithms, architectures, structures, display screens, layouts, development tools, instructions, templates, and executable code and mobile apps), data, databases, and documentation thereof (“Software”), (f) trade secrets and other confidential information, including proprietary ideas, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, research and development information, processes, schematics, databases, formulae, drawings, prototypes, models, specifications, designs, plans, proposals, technical data, financial and marketing plans, franchise manuals and standards of operation, and customer and supplier lists and information, guest stay data and compilations of guest contact information, (g) rights of privacy, rights of publicity and rights in personal information, including rights to use the names, likenesses, endorsements, voices and pictures of living and deceased individuals and (h) all toll-free telephone numbers.

“Public Facilities” means any meeting rooms, conference rooms, restaurants, bars, lounges, pools, recreation facilities, lobby areas and all other similar public facilities.

“Puerto Rican Code” means the Puerto Rico Internal Revenue Code of 2011, as amended, or any predecessor statute thereto.

“Real Property Leases” means all leases, subleases, licenses, concession agreements and other similar agreements (whether written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto relating to the use and occupancy by any Acquired Company of any real property or interests therein.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Residential Project” means a project that includes Residential Units, including all land used in connection with the project and (a) the freehold or long-term leasehold interest to the site of the project; (b) all improvements, structures, facilities, entry and exit rights, parking, pools, landscaping, and other appurtenances (including the project building and all operating systems) located at the site of the project; and (c) all furniture, fixtures, equipment, supplies and inventories installed or located in the Public Facilities of such improvements at the site of the project.

“Residential Units” means whole ownership residential units, including single family homes, condominium units, or other housing units which are owned on a whole (not fractional) ownership basis.

“Resort Documents” means the condominium declaration, public offering statement, form of purchase and sale agreement, condominium association formation documents, rules and regulations and timeshare plan for each HRG Shared Ownership Project.

“Shared Ownership Interests” means timeshare, fractional, interval, vacation club, destination club, vacation membership, private membership club, private residence club, points club, cruise ships, condominium hotels (so long as the interests in any such condominium units are marketed and sold as shared ownership interests) and other forms of products, programs and services in the nature of shared ownership interests and the timeshare business, in each case wherein purchasers acquire a partial or shared ownership interest, use right or other entitlement to use a Shared Ownership Unit (other than Residential Units or interests in Residential Projects) certain determinable overnight accommodations and associated facilities in a system or program of units and facilities on a recurring, periodic basis and pay for such ownership interest, use right or other entitlement in advance (whether payments are made in lump-sum or periodically over time), and associated Exchange Programs.  Notwithstanding the foregoing, Shared Ownership Interests do not include membership clubs or points clubs that do not entitle the club member to any use of a Shared Ownership Unit (e.g., a club that entitles club members to rate discounts).

“Shared Ownership Project” means a project to the extent that it includes Shared Ownership Units, including all land used solely in connection with such project and (a) the freehold or long-term leasehold interest to the site of the project; (b) all improvements, structures, facilities, entry and exit rights, parking, pools, landscaping and other appurtenances (including the project building and all operating systems) located at the site of the project; and (c) all furniture, fixtures, equipment, supplies and inventories installed or located in such improvements at the site of the project.  For the avoidance of doubt, with respect to a given project, any portion of the land or airspace (or any portion of the items described in subsections (a) through (c) above) which is used for activity unrelated to the Business shall not be deemed part of the Shared Ownership Project.

“Shared Ownership Unit” means a physical residential unit used for overnight accommodation as part of a Shared Ownership Interest.

“Straddle Period” means any Tax Period that commences on or before the Closing Date and ends after the Closing Date.

“Subsidiary” or “Subsidiaries” means, each corporation, partnership, joint venture, association, limited liability company or other entity of which a Target Subsidiary (a) owns, directly or indirectly, 50% or more of the outstanding Capital Interests, (b) owns, directly or indirectly, outstanding Capital Interests having voting power to elect the majority of the board of directors or other managing body of such corporation or other entity or (c) is the sole general partner, sole manager or managing member, and which are set forth on Schedule 1.01(f).

“System Standards” shall carry the meaning set forth in the Carmel Hotel Franchise Agreement.

“Targeted Net Working Capital” means -$31,000.

“Tax” or “Taxes” means (i) any and all federal, state, local or foreign taxes, assessments, customs, duties, fees, levies, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including taxes on or with respect to net or gross income, franchise, profits, gross receipts, profits, capital, sales or other business activity, or a tax imposed in lieu thereof, use, ad valorem, value added, transfer, real property transfer, transfer gains, Transfer Taxes, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp and any payments with respect to escheat or similar laws), including withholding of any of the foregoing, (ii) any interest, penalty, or addition to any of the foregoing, whether disputed or not, and (iii) any Liability in respect of any items described in clauses (i) or (ii) payable by reason of Contract, assumption, transferee liability, operation of Applicable Law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under Applicable Law) or otherwise.

“Tax Benefit” means the sum of the amount by which the Presumed Tax Liability (after giving effect to any alternative minimum or similar Tax) of a party entitled to indemnification pursuant to this Agreement is reduced for U.S. federal and state Income Tax purposes by the payment of the Loss upon which the claim for indemnity is based (including by or as a result of a deduction, entitlement to refund, or credit) plus any interest (net of Taxes thereon) relating to such Tax Liability and taking into account the Tax treatment of the receipt of indemnification payments.  For purposes of this definition, “Presumed Tax Liability” shall be determined by assuming the indemnitee’s overall gross effective state Income Tax rate is seven percent (7%), and using such presumed rate to calculate both the state Income Tax Benefit and the U.S. federal Income Tax Benefit.

“Tax Group Member” means any Acquired Company or Non-Controlled Joint Venture which is listed on Schedule 1.01(g) and (i) which is a member of the HHC Affiliated Group, (ii) of which a member of the HHC Affiliated Group is the “tax matters member” as defined in Section 6231(a)(7) of the Code, or (iii) which is a disregarded entity for federal, state or local income Tax purposes, and which is owned by an entity described in clauses (i) or (ii).

“Tax Knowledge of Sellers” means the actual knowledge, after reasonable inquiry of the employees, representatives and agents of Sellers and Target Subsidiaries and any reasonable internal investigation connected thereto, of the persons identified on Schedule 1.01(h).

“Tax Period” means any period prescribed by any Governmental Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

“Tax Return” means returns, declarations, reports, claims for refund, information returns, remittances or elections (including any related or supporting forms, schedules, statements or information) filed or required to be filed in connection with the determination, assessment, or collection of Taxes, including any such statements or forms filed in connection with estimated Tax payments, or the administration of any Applicable Laws relating to any Taxes, whether in paper or electronic format.

“Tax Sharing Agreement” means any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement which obligates any Person to indemnify another party to any such agreement for Tax obligations, other than (i) agreements solely among Acquired Companies, (ii) credit agreements and other debt documents, (iii) other commercial agreements entered into in the Ordinary Course of Business not primarily about Taxes, (iv) agreements entered into in the Ordinary Course of Business providing for the allocation or payment of real property Taxes, (v) agreements entered into in the Ordinary Course of Business for the allocation or payment of personal property Taxes, sales or use Taxes or value added Taxes with respect to personal property leased, used, owned or sold in the Ordinary Course of Business, (vi) provisions of employment agreements compensating employees for any increase in taxation of such employee’s income resulting from the performance of work outside of such employee’s country of residence and (vii) agreements pursuant to which an Acquired Company is solely a beneficiary of, and not an obligor under, the Tax indemnification, sharing or allocation provisions of such agreement.

“Transaction Documents” means this Agreement and any other certificates, agreements, and other documents and instruments required to be delivered hereunder or thereunder, including the Hyatt Gold Passport Participation Agreement, the Transition Services Agreement, the Indemnification Agreement, the Master License Agreement, the Reservations Agreements and the Carmel Hotel Franchise Agreement.

“Treasury Regulations” means the income tax regulations promulgated by the IRS, Department of Treasury, pursuant to the Code.

“Virus” means any code or device that is designed to disrupt, disable, harm or otherwise impede in any unauthorized manner, any Computer Systems or Proprietary Rights.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

ARTICLE II.
THE CLOSING TRANSACTIONS

Section 2.01                           Purchase of Transferred Interests.

(a)                                 On the basis of the representations, warranties, covenants and agreements herein, and subject to the satisfaction or waiver of the conditions set forth herein and the terms hereof, at the Closing, Purchaser shall purchase from each Seller, and such Seller shall sell and transfer to Purchaser, the Transferred Interests owned by such Seller, free and clear of any Liens (other than transfer restrictions imposed thereon by applicable securities laws and as set forth on Schedule 4.01), for an aggregate purchase price equal to $190,000,000 (the “Purchase Price”), subject to adjustment pursuant to Section 2.01(b) and Section 2.01(c), plus $300,000 in respect of the Host Maui Project Guarantees, plus any costs incurred by any Seller in connection with procuring any insurance policy pursuant to Section 7.02(e).

(b)                                 In addition to the adjustment described in Section 2.01(c), the Purchase Price shall be subject to adjustment (i) first, at the Closing in the manner provided in Section 2.03(a)(ii) for purposes of determining the amount that is payable by Purchaser to Sellers at the Closing (as so adjusted, the “Estimated Purchase Price”), and (ii) second, following the Closing in the manner provided in Section 2.04(b) for purposes of determining any Adjustment Amount that is payable following the Closing (as so adjusted, the “Final Purchase Price”).

(c)                                  In addition to the adjustment described in Section 2.01(b), if any Acquired Company (or any Affiliate thereof) has been or otherwise after the date hereof and prior to the Closing is, in each case, required to make any payments, or fund any additional capital, to the Maui JV in respect of the Host Maui Project, then at the Closing the Purchase Price shall be increased, on a dollar-for-dollar basis, by the amount of such payments or additional capital (net of any distributions made to any Seller prior to the Closing).

Section 2.02                           Closing Transactions.

(a)                                 Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 330 North Wabash Avenue, Suite 2800, Chicago, Illinois 60611, commencing at 10:00 a.m. on July 1, 2014 subject to the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions that by their terms are to be satisfied at the Closing (but subject to the satisfaction or waiver thereof)), or at such other place or time or on such other date as may be mutually agreed in writing by the Parties.  By mutual agreement of the Parties, the Closing may take place by conference call and facsimile or portable document format with exchange of original signatures by overnight mail.  The date of the Closing is herein referred to as the “Closing Date.”

(b)                                 Closing Transactions. At the Closing:

(i)                                     Sellers shall transfer and assign to Purchaser the Transferred Interests, free and clear of any Liens (other than transfer restrictions imposed thereon by applicable securities laws and as set forth on Schedule 4.01), pursuant to instruments of transfer and assignment substantially in the form of Exhibit D;

(ii)                                  Purchaser shall pay an aggregate amount equal to the Estimated Purchase Price in cash to Sellers by wire transfer of immediately available funds to such bank account(s) as Parent Seller shall designate in writing at least two (2) Business Days prior to the Closing Date; and

(iii)                               each Party shall deliver the certificates and other documents and instruments required to be delivered by or on behalf of such Party under Article III.

Section 2.03                           Estimated Purchase Price; Statement of Closing Adjusted Net Working Capital and Review Procedures.

(a)                                 Calculation of Estimated Purchase Price.

(i)                                     At least five (5) Business Days prior to the Closing, Parent Seller shall prepare and deliver to Purchaser the Estimated Closing ANWC Statement together with an estimated consolidated balance sheet of the Consolidated Acquired Companies, taken as a whole (from which such calculations were derived) as of the Closing Date (the “Estimated Closing

Balance Sheet”).  The Estimated Closing ANWC Statement and the Estimated Closing Balance Sheet shall be prepared in good faith in accordance with GAAP and in accordance with and in the same manner as and on a consistent basis (including the basis of calculation of individual line items) with the Company Accounting Procedures.

(ii)                                  The Estimated Purchase Price payable by Purchaser pursuant to Section 2.02(b)(ii) shall be calculated by adjusting the Purchase Price as follows:  if the Estimated Adjusted Net Working Capital is (A) greater than the Targeted Net Working Capital, the Purchase Price shall be increased, on a dollar-for-dollar basis, by the amount of the excess of the Estimated Adjusted Net Working Capital over the Targeted Net Working Capital, or (B) less than the Targeted Net Working Capital, the Purchase Price shall be reduced, on a dollar-for-dollar basis, by the amount of the excess of the Targeted Net Working Capital over the Estimated Adjusted Net Working Capital.

(b)                                 Preparation of Statement of Closing Adjusted Net Working Capital.  As soon as practicable, but in no event later than forty-five (45) days after the Closing Date (such period, the “Calculation Period”), Purchaser shall prepare and deliver, or cause to be prepared and delivered, to Parent Seller a statement calculating the Closing Adjusted Net Working Capital along with a reasonably detailed explanation thereof (the “Closing ANWC Statement”) together with a consolidated balance sheet of the Consolidated Acquired Companies, taken as a whole (from which such calculations were derived), as of the Closing Date (the “Closing Balance Sheet”).  The Closing ANWC Statement and the Closing Balance Sheet shall be prepared in good faith in accordance with GAAP and in accordance with and in the same manner as and on a consistent basis (including the basis of calculation of individual line items) with the Company Accounting Procedures.  During the Calculation Period, Sellers shall give Purchaser and its representatives reasonable access during normal business hours following reasonable written notice to the books, records and other materials of Sellers as such materials relate to the Consolidated Acquired Companies and the personnel of, and work papers prepared for Sellers to the extent they are: (i) related to the Consolidated Acquired Companies, and (ii) reasonably relevant to the review of the Closing ANWC Statement and the Closing Balance Sheet and any other information necessary to prepare the Closing ANWC Statement and the Closing Balance Sheet, including such historical financial information relating to the Consolidated Acquired Companies as Purchaser or its representatives shall reasonably request in writing in order to permit the timely preparation of the Closing ANWC Statement (and the related computation of Closing Adjusted Net Working Capital) and the Closing Balance Sheet.

(c)                                  Examination by Parent Seller.  Upon receipt of the Closing ANWC Statement and the Closing Balance Sheet, Parent Seller shall have thirty (30) days (the “Review Period”) to review such Closing Balance Sheet and Closing ANWC Statement and the related computations of the Closing Adjusted Net Working Capital.  During the Review Period, Purchaser shall, or shall cause its Affiliates to, give Parent Seller and its representatives reasonable access during normal business hours following reasonable written notice to the books, records and other materials of the Consolidated Acquired Companies and the personnel of, and work papers prepared by Purchaser, its Affiliates and the Consolidated Acquired Companies to the extent that they are: (i) related to the Consolidated Acquired Companies, and (ii) reasonably relevant to the review of the Closing ANWC Statement and the Closing Balance Sheet and any other information used to prepare the Closing ANWC Statement and the Closing Balance Sheet,

including such historical financial information relating to the Consolidated Acquired Companies as Parent Seller or its representatives shall reasonably request in writing in order to permit the timely review of the Closing ANWC Statement (and the related computation of Closing Adjusted Net Working Capital) and the Closing Balance Sheet.

(d)                                 Objections to the Closing ANWC Statement or the Closing Balance Sheet.  On or prior to the last day of the Review Period, Parent Seller may object to the Closing ANWC Statement or the Closing Balance Sheet by delivering to Purchaser a written statement setting forth in reasonable detail the objections to the Closing ANWC Statement or the Closing Balance Sheet (a “Statement of Objections”); provided that the only valid bases for a Statement of Objections shall be limited to (i) whether the amounts set forth on the Closing ANWC Statement or the Closing Balance Sheet were obtained from and in accordance with the books and records of the Consolidated Acquired Companies and prepared in accordance with GAAP and in accordance with and in the same manner as and on a consistent basis (including the basis of calculation of individual line items) with the Company Accounting Procedures or (ii) whether there were any errors of fact or mathematical errors in the Closing Balance Sheet or the Closing ANWC Statement and/or in calculating the Adjusted Net Working Capital reflected therein.  If Parent Seller fails to deliver a Statement of Objections in accordance with this Section 2.03(d) within the Review Period, (A) the Closing Balance Sheet and the Closing ANWC Statement (and the related computation of Adjusted Net Working Capital set forth thereon) shall be deemed to have been accepted by Parent Seller and shall be final and binding on the Parties, and (B) the computation of Adjusted Net Working Capital set forth in the Closing ANWC Statement and the Closing Balance Sheet shall be used in computing the Adjustment Amount.  If Parent Seller delivers a Statement of Objections within the Review Period, Purchaser and Parent Seller shall negotiate in good faith to resolve such objections, and any objections that are resolved by a written agreement between Purchaser and Parent Seller shall be final and binding on the Parties.

(e)                                  Resolution of Disputes.  If Parent Seller and Purchaser fail to reach an agreement with respect to all of the matters set forth in a Statement of Objections, then the matters still in dispute shall, not later than twenty (20) days after the delivery of such Statement of Objections (or, if earlier, the date on which either Parent Seller or Purchaser affirmatively terminates discussions in writing with respect to such Statement of Objections), be submitted for resolution to the Independent Accountant who, acting as an expert and not as an arbitrator, and as described in Section 2.03(f), shall resolve the matters still in dispute and adjust the Closing ANWC Statement (and the computations of Closing Adjusted Net Working Capital reflected set forth thereon) or the Closing Balance Sheet (as necessary) to reflect such resolution.  The Independent Accountant shall be instructed to make a determination in writing as soon as practicable and in any event within thirty (30) days (or such other time as Purchaser and Parent Seller shall agree in writing) after its submission to the Independent Accountant of the matters in dispute.

(f)                                   Scope and Process of Review.  The scope of any dispute to be resolved by the Independent Accountant shall be limited to (i) whether the amounts set forth on the Closing ANWC Statement or the Closing Balance Sheet were obtained from and in accordance with the books and records of the Consolidated Acquired Companies and prepared in accordance with GAAP and in accordance with and in the same manner as and on a consistent basis (including the basis of calculation of individual line items) with the Company Accounting Procedures and (ii) whether there were errors of fact or mathematical errors in the Closing Balance Sheet or the

Closing ANWC Statement and/or in calculating the Closing Adjusted Net Working Capital reflected therein.  In resolving a disputed item, the Independent Accountant may not assign a value to any particular item greater than the greatest value for such item claimed by either Party to the dispute or less than the smallest value for such item claimed by either such Party, in each case, as presented in writing to the Independent Accountant.  Within fifteen (15) days after the engagement of the Independent Accountant, Purchaser and Parent Seller shall present their respective positions with respect to the items set forth in the Statement of Objections in the form of a written binder of supporting materials (the “Supporting Binder”) to the Independent Accountant and the other Party to the dispute and no ex parte conferences, oral examinations, testimony, depositions, discovery or other form of evidence gathering or hearings shall be conducted or allowed; provided that, at the Independent Accountant’s request, or as mutually agreed by Purchaser and Parent Seller, Purchaser and Parent Seller may meet with the Independent Accountant so long as representatives of both Purchaser and Parent Seller are present.  The Supporting Binders shall set forth the arguments supporting the applicable Party’s position, along with such supporting materials and other information (including facts and figures) as such Party shall desire.  In the event that either Parent Seller or Purchaser fails to submit its Supporting Binder within such fifteen (15)-day period, then the Independent Accountant shall render a decision based solely on the evidence timely submitted to the Independent Accountant by Parent Seller and Purchaser.  In the absence of fraud or manifest error, the Independent Accountant’s decision with respect to the matters in dispute shall be final and binding on the Parties, and either Party to the dispute may seek to enforce such decision in accordance with Section 11.03.

(g)                                  Fees and Expenses of the Independent Accountant.  The fees and expenses of the Independent Accountant shall be apportioned between the Parties by the Independent Accountant based on the degree to which each Party’s claims were unsuccessful and shall be paid by the Parties in accordance with such determination.

(h)                                 Access to Supporting Documentation.  Purchaser and Parent Seller shall each make reasonably available to the Independent Accountant, subject to customary confidentiality agreements, all relevant books and records relating to the Consolidated Acquired Companies, the Closing Balance Sheet, the Closing ANWC Statement and the computations of Closing Adjusted Net Working Capital reflected therein as are reasonably requested by the Independent Accountant and shall use commercially reasonable efforts to cooperate with the Independent Accountant in resolving any disputed matters.

Section 2.04                           Adjustment Amount.

(a)                                 The Adjustment Amount shall be calculated in accordance with Section 2.04(b) and shall be calculated at the time the Closing Balance Sheet and the Closing ANWC Statement (and the computations of Closing Adjusted Net Working Capital reflected therein or calculated therefrom) becomes final and binding on the Parties pursuant to Section 2.03.

(b)                                 The Final Purchase Price shall be determined by adjusting the Estimated Purchase Price by an amount (the “Adjustment Amount”) equal to the Closing Adjusted Net Working Capital, minus the Estimated Adjusted Net Working Capital.  If the Adjustment Amount is a positive number, Purchaser shall pay or cause to be paid to Sellers an amount in cash equal to such Adjustment Amount to such bank account(s) as Parent Seller designates.  If the Adjustment Amount is a negative number, Sellers shall pay or cause to be paid to Purchaser an amount in cash equal to the absolute value of such Adjustment Amount.  Any Adjustment Amount paid pursuant to this Section 2.04(b) shall be paid, plus interest from the Closing Date through the date of payment, within five (5) Business Days after the Closing Balance Sheet and the Closing ANWC Statement (and the related computation of the Closing Adjusted Net Working Capital) become final and binding pursuant to Section 2.03.  The amount of interest to be paid in connection with the Adjustment Amount shall be calculated using the short-term applicable federal rate (as determined by the IRS) during the month in which the Closing Date occurs, calculated on the basis of a three hundred sixty-five (365)-day year and the actual number of days elapsed.  Any such payment shall be made by wire transfer of immediately available funds to a bank account or accounts as shall be designated in writing by Parent Seller or Purchaser, as the case may be, no later than three (3) Business Days prior to the payment date.

(c)                                  No matter that gives rise to adjustment under Sections 2.03 or 2.04 shall be the subject of or eligible for a claim by Purchaser for indemnification or other payment under Article IX or Article X.

ARTICLE III.
CONDITIONS TO CLOSING

Section 3.01                           Conditions to Purchaser’s Obligations.  The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or waiver by Purchaser, of the following conditions as of the Closing Date:

(a)                                 (i) The representations and warranties of Sellers set forth in Section 4.01, Section 4.02, Section 4.03, Section 4.04(a), Section 4.04(b), Section 4.04(c) and Section 4.14 (collectively, the “Sellers Fundamental Representations”) shall be true and correct in all respects at and as of the date hereof and at and as of the Closing Date as though made on and as of the Closing Date (except with respect to representations and warranties that address matters only as of a particular date, which need only be true and correct in all respects as of such date) and (ii) the other representations and warranties of Sellers set forth in Article IV shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties qualified by materiality, Material Adverse Effect or similar qualifier (including through the use of any defined term containing any such qualifier)) at and as of the date hereof and at and as of the Closing Date as though made on and as of the Closing Date (except with respect to representations and warranties that address matters only as of a particular date, which need only be true and correct in all material respects as of such date);

(b)                                 Sellers shall have performed and complied (i) in all respects with the covenants and agreements required to be performed or complied by them under Section 6.03(a)(ii) and (ii) in all material respects with all of the other covenants and agreements required to be performed or complied by them under this Agreement, in each case, on or before the Closing;

(c)                                  All Governmental Consents and the Consents of those Persons set forth on Schedule 3.01(c) shall have been duly made and obtained and be in full force and effect (and, without limiting the generality of the foregoing, all applicable waiting periods (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), shall have expired or otherwise been terminated);

(d)                                 There shall be no Proceeding pending seeking to enjoin, prohibit or make illegal, and no Applicable Law of any Governmental Authority of competent jurisdiction that is in effect, or that has been enacted, issued or entered, that enjoins, prohibits or makes illegal, the consummation of the transactions contemplated hereby or that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(e)                                  Except as otherwise specified in writing by Purchaser to Parent Seller prior to the Closing Date, all of the directors or managers, as applicable, and officers of the Target Subsidiaries and Subsidiaries shall have resigned from such positions and such resignations shall be effective as of the Closing Date;

(f)                                   No Material Adverse Effect shall have occurred and be continuing; and

(g)                                  On or before the Closing Date, there shall have been delivered to Purchaser all of the following:

(i)                                     a certificate dated as of the Closing Date and executed by a duly authorized officer of each Seller certifying on behalf of such Seller that the conditions in Sections 3.01(a) and 3.01(b) have been satisfied;

(ii)                                  stock certificates or other like instruments evidencing the Transferred Interests, duly endorsed, for transfer to Purchaser or accompanied by stock powers duly executed in blank and with any required stock Transfer Tax stamps affixed thereto, in each case, as applicable, and substantially in the form of Exhibit D;

(iii)                               all minute books, stock books, ledgers and registers, corporate seals and other corporate records relating to the organization, ownership and maintenance of the Acquired Companies;

(iv)                              copies of the resignations described in Section 3.01(e);

(v)                                 an agreement related to the participation of the Acquired Companies and Non-Controlled Joint Ventures in the Hyatt Gold Passport Program, substantially in the form attached hereto as Exhibit E (the “Hyatt Gold Passport Participation Agreement”), duly executed and delivered by the parties thereto;

(vi)                              a transition services agreement substantially in the form attached hereto as Exhibit F (the “Transition Services Agreement”), duly executed and delivered by the parties thereto;

(vii)                           a master license agreement substantially in the form attached hereto as Exhibit G (the “Master License Agreement”), duly executed and delivered by the parties thereto;

(viii)                        an indemnification agreement substantially in the form attached hereto as Exhibit H (the “Indemnification Agreement”), duly executed and delivered by the parties thereto;

(ix)                              reservations agreements substantially in the forms attached hereto as Exhibits I-1 through I-3 (collectively, the “Reservations Agreements”), duly executed and delivered by the parties thereto;

(x)                                 a franchise agreement with respect to the Highlands Inn Hotel, substantially in the form attached hereto as Exhibit J (the “Carmel Hotel Franchise Agreement”), duly executed and delivered by the parties thereto;

(xi)                              copies of (A) resolutions of each Seller’s board of directors (or, in the case of HTS-Aspen, L.L.C., resolutions of its sole member) authorizing the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement and (B) each Seller’s certificate of incorporation and bylaws or certificate of formation and operating agreement, as applicable, each as amended, and in the case of (A) and (B), as certified by such Seller’s duly appointed secretary;

(xii)                           a certificate from the State of Delaware, dated no earlier than five (5) days prior to the Closing Date, as to the good standing of each Seller;

(xiii)                        evidence of the payment of all Indebtedness of the Consolidated Acquired Companies required to be repaid pursuant to Section 6.06 and Section 6.07 and the release of any Liens related thereto;

(xiv)                       to the extent that Purchaser elects to cause a Section 338(h)(10) Election to be made with respect to any Acquired Company pursuant to Section 9.08(b), duly executed final copies of the Section 338 Forms required with respect thereto, as provided in Section 9.08(b);

(xv)                          for each Acquired Company, certificates from the Secretary of State of each state in which such Acquired Company is organized and qualified to do business as a foreign corporation, no earlier than five (5) days prior to the Closing Date, to the effect that such Acquired Company is in good standing under the laws of such states;

(xvi)                       an executed copy of the agreement set forth on Schedule 3.01(g)(xvi);

(xvii)                    a statement in accordance with the requirements of Treasury Regulation Section 1.1445-2(b)(2) from each Seller that such Seller is not a foreign Person; and

(xviii)                 an amendment to the Amended and Restated Affiliation Agreement, dated January 28, 2008, between Interval International, Inc. and Hyatt Residential Group, Inc., as amended on December 12, 2012 and July 8, 2013, substantially in the form attached hereto as Exhibit K (the “Amended Affiliation Agreement”), duly executed and delivered by the parties thereto.

Any condition (to the extent permissible by Applicable Law) specified in this Section 3.01 may be waived in writing by Purchaser in its sole discretion.

Section 3.02                           Conditions to Sellers’ Obligations.  The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or waiver by Sellers, of the following conditions as of the Closing Date:

(a)                                 (i) The representations and warranties of Purchaser and Purchaser Parent set forth in Section 5.01, Section 5.02, Section 5.03 and Section 5.08 (collectively, the “Purchaser Fundamental Representations”) shall be true and correct in all respects at and as of the date hereof and at and as of the Closing Date as though made on and as of the Closing Date (except with respect to representations and warranties that address matters only as of a particular date, which need only be true and correct in all respects as of such date); and (ii) the other representations and warranties of Purchaser and Purchaser Parent set forth in Article V shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties qualified by materiality, Material Adverse Effect or similar qualifier (including through the use of any defined term containing any such qualifier)) at and as of the date hereof and at and as of the Closing Date as though made on and as of the Closing Date (except with respect to representations and warranties that address matters only as of a particular date, which need only be true and correct in all material respects as of such date);

(b)                                 Purchaser and Purchaser Parent shall have performed and complied (i) in all respects with the covenants and agreements required to be performed or complied by them under Section 6.03(a)(ii) and (ii) in all material respects with all of the other covenants and agreements required to be performed or complied by it under this Agreement, in each case, on or before the Closing;

(c)                                  All Governmental Consents and the Consents of those Persons set forth on Schedule 3.02(c) shall have been duly made and obtained and be in full force and effect (and, without limiting the generality of the foregoing, all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated);

(d)                                 There shall be no Proceeding pending seeking to enjoin, prohibit or make illegal, and no Applicable Law of any Governmental Authority of competent jurisdiction that is in effect, or that has been enacted, issued or entered, that enjoins, prohibits or makes illegal, the consummation of the transactions contemplated hereby or that would, individually or in the aggregate, be reasonably expected to have a material adverse effect on Purchaser’s or Purchaser Parent’s ability to consummate the transactions contemplated hereby or fulfill its obligations hereunder; and

(e)                                  On or before the Closing Date, Purchaser shall have delivered to Parent Seller all of the following:

(i)                                     a certificate dated as of the Closing Date and executed by a duly authorized officer of Purchaser certifying on behalf of Purchaser and Purchaser Parent that the conditions in Section 3.02(a) and Section 3.02(b) have been satisfied;

(ii)                                  instruments assuming the Transferred Interests in the form attached hereto as Exhibit D;

(iii)                               the Hyatt Gold Passport Participation Agreement, duly executed and delivered by the parties thereto;

(iv)                              the Transition Services Agreement, duly executed and delivered by the parties thereto;

(v)                                 the Master License Agreement, duly executed and delivered by the parties thereto;

(vi)                              the Indemnification Agreement, duly executed and delivered by the parties thereto;

(vii)                           the Reservations Agreements, duly executed and delivered by the parties thereto;

(viii)                        the Carmel Hotel Franchise Agreement, duly executed and delivered by the parties thereto;

(ix)                              correct and complete copies of each of the Substitute Letters of Credit obtained pursuant to Section 6.12.

(x)                                 copies of (A) resolutions of Purchaser’s and Purchaser Parent’s board of directors authorizing the execution, delivery and performance of this Agreement and the transactions contemplated by this Agreement and (B) Purchaser’s and Purchaser Parent’s certificate of incorporation and bylaws, each as amended, and in the case of (A) and (B), as certified by Purchaser’s and Purchaser Parent’s corporate secretary; and

(xi)                              a certificate from the States of Florida and Delaware, dated no earlier than five (5) days prior to the Closing Date, as to the good standing of each of Purchaser and Purchaser Parent, respectively.

Any condition (to the extent permissible by Applicable Law) specified in this Section 3.02 may be waived in writing by Parent Seller in its sole discretion.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller represents and warrants to Purchaser that the statements contained in this Article IV are true and correct, except as set forth in the schedules provided by Sellers to Purchaser on the date hereof (the “Disclosure Schedules”).  As it respects this Agreement, disclosure of any item in any section or subsection of the Disclosure Schedules shall be deemed disclosure with respect to any other sections and subsections of this Article IV to which such disclosure’s relevance is reasonably apparent on the face of such item or disclosure notwithstanding any cross-references (which are included in the Disclosure Schedules solely as a matter of convenience) or lack of a schedule reference in any representation or warranty contained in this Article IV.  The inclusion of any information in the Disclosure Schedules shall not be construed as an admission or acknowledgment that such information (i) is required by the terms hereof to be disclosed, (ii) is material to the Transferred Interests, the Acquired Companies, the Non-Controlled Joint Ventures or the Business, (iii) has resulted in or would reasonably be expected to result in a Material Adverse Effect or (iv) is outside the Ordinary Course of Business.

Section 4.01                           Ownership of the Capital Interests.  Each Seller is, and will be on the Closing Date, the beneficial owner and owner of record of all of the Capital Interests in the Target Subsidiaries indicated as being owned by such Seller on Schedule 4.01, in each case, free and clear of any Liens (other than restrictions on transfer under applicable securities laws and except as otherwise set forth on Schedule 4.01).

Section 4.02                           Authority and Binding Effect.  Each Seller has all requisite corporate or other power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed and delivered by, or on behalf of, such Seller, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which any Seller is a party have been duly and validly authorized by all necessary action on the part of such Seller, and no additional authorization on the part of such Seller is necessary in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents to which such Seller is a party.  This Agreement has been duly executed and delivered by each Seller, and this Agreement is (and the other Transaction Documents to which such Seller is a party when executed and delivered will be), assuming this Agreement and such other agreements have been duly authorized, executed and delivered by the other parties hereto and thereto, a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity.

Section 4.03                           Organization of Sellers, the Acquired Companies and the Non-Controlled Joint Ventures.  Each Seller, Acquired Company and, to the Knowledge of Sellers, Non-Controlled Joint Venture is a corporation or other legal entity duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.  Each Seller and Acquired Company has all requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate its property and assets.  Each Seller and Acquired Company is duly licensed or qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the character of the assets and properties owned, leased or operated by it, or the nature of its business, makes such licensing or qualification necessary, except where the failure to be duly licensed or qualified to transact business would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 4.03, Parent Seller has made available to Purchaser correct and complete copies of each Acquired Company’s and, to the Knowledge of Sellers, each Non-Controlled Joint Venture’s certificate of incorporation, articles of incorporation, articles of organization, bylaws or similar governing documents, stockholders agreements, operating agreements or similar agreements, as applicable, in each case, as amended to date and as currently in effect.

Section 4.04                           Capitalization; Ownership of Interests.

(a)                                 The Transferred Interests constitute all of the issued and outstanding Capital Interests of the Target Subsidiaries, and there are no other authorized shares or Capital Interests of the Target Subsidiaries nor is there any other type of security of the Target Subsidiaries outstanding.  Schedule 4.04(a) sets forth for each Target Subsidiary (i) its jurisdiction of incorporation, organization or formation, (ii) the number of authorized shares for each class of its capital stock or other Capital Interests, (iii) the number of issued and outstanding shares of each class of its capital stock or other Capital Interests and the number of shares or other Capital Interests held by the applicable Seller of such Target Subsidiary and (iv) the jurisdictions in which such Target Subsidiary is qualified to do business.  Except as set forth in Schedule 4.04(a), the Transferred Interests have been duly authorized and validly issued, are fully paid and nonassessable and are free of preemptive rights.  Except for this Agreement and the transactions contemplated hereby, there are no (A) outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, puts, calls or other Contracts that would reasonably be expected to require the Acquired Companies to issue, sell, repurchase, redeem or otherwise cause to become outstanding any Capital Interests of the Acquired Companies, (B) securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire any shares of capital stock of, or voting securities or equity interests in, the Acquired Companies, or (C) outstanding or authorized equity appreciation, phantom stock, profit participation or similar rights or other Contracts relating to the Capital Interests of the Acquired Companies.

(b)                                 Schedule 4.04(b) sets forth (i) the name of each Subsidiary, (ii) the jurisdiction of incorporation, organization or formation for each Subsidiary, (iii) the number of authorized shares for each class of capital stock or other Capital Interests of each Subsidiary, if applicable, (iv) the number of issued and outstanding shares of each class of capital stock or other Capital Interests of each Subsidiary, the names of the holders thereof and the number of shares or other Capital Interests held by each such holder, (v) the percentage of the outstanding Capital Interests of each Subsidiary beneficially owned, directly or indirectly, by the applicable Acquired Company, (vi) the jurisdictions in which each Subsidiary is qualified to do business and (vii) the name of any other Person that owns any Capital Interest in any Subsidiary, to the extent applicable.  Except for this Agreement and the transactions contemplated hereby, and except as set forth on Schedule 4.04(b), there are no (A) outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, puts, calls or other Contracts that would reasonably be expected to require any Subsidiary to issue, sell, repurchase, redeem or otherwise cause to become outstanding any Capital Interest of any Subsidiary, (B) securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire any shares of capital stock of, or voting securities or equity interests in, any Subsidiary, or (C) outstanding or authorized equity appreciation, phantom stock, profit participation or similar rights or other Contracts relating to the Capital Interests of any of the Subsidiaries.

(c)                                  Except in respect of the Non-Controlled Joint Ventures, none of the Acquired Companies is a party to any joint venture agreement, partnership agreement or alliance agreement with any other Person (other than another Acquired Company).  Schedule 4.04(c)(i) sets forth (i) the jurisdiction of incorporation, organization or formation for each Non-Controlled

Joint Venture and (ii) to the Knowledge of Sellers:  (A) the number of authorized shares for each class of capital stock or other Capital Interests of each Non-Controlled Joint Venture, if applicable, (B) the number of issued and outstanding shares of each class of capital stock or other Capital Interests of each Non-Controlled Joint Venture and the names of the holders thereof and the number of Capital Interests held by each such holder, (C) the percentage of the outstanding Capital Interests of each Non-Controlled Joint Venture beneficially owned, directly or indirectly, by the applicable Acquired Company and (D) the jurisdictions in which each Non-Controlled Joint Venture is qualified to do business.  Except for this Agreement and the transactions contemplated hereby, to the Knowledge of Sellers, there are no (x) outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, puts, calls or other Contracts that would reasonably be expected to require any Non-Controlled Joint Venture to issue, sell, repurchase, redeem or otherwise cause to become outstanding any Capital Interest of any Non-Controlled Joint Venture, (y) securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire any shares of capital stock of, or voting securities or Capital Interests in, any Non-Controlled Joint Venture, or (z) outstanding or authorized equity appreciation, phantom stock, profit participation or similar rights or other Contracts relating to the Capital Interests of any Non-Controlled Joint Venture.  The Acquired Companies identified on Schedule 4.04(c)(i) are, and will be on the Closing Date, the beneficial owners and owners of record of such Capital Interests of the Non-Controlled Joint Ventures set forth on Schedule 4.04(c)(i), in each case, free and clear of any Liens (other than restrictions on transfer under applicable securities laws).

Section 4.05                           No Violations.  Except as set forth on Schedule 4.05, the execution and delivery of this Agreement and the other Transaction Documents to which any Seller is a party by such Seller and the performance and consummation of the transactions contemplated hereby and thereby by such Seller do not and will not (a) conflict with or violate any provision of the organizational documents of such Seller or any Acquired Company or (b) subject to receipt of all Governmental Consents and the Consents set forth on Schedule 4.05 (collectively, the “Seller Scheduled Consents”), (i) conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of such Seller or any Acquired Company under, any Scheduled Contract to which such Seller or any Acquired Company is subject or by which any of their respective properties or assets is bound or affected, (ii) violate or result in a breach of or constitute a default under any Applicable Law or Order to which such Seller, or any Acquired Company is subject or by which any of their respective properties or assets is bound or affected, except, in the case of this clause (b), for any conflict, breach, default, termination, cancellation or acceleration which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (c) result in the imposition of a Lien (other than Permitted Liens) on the Transferred Interests or assets of the Acquired Companies.

Section 4.06                           Consents and Approvals.  Except (a) as set forth on Schedule 4.06, (b) for any Governmental Consent under the HSR Act and (c) for any Seller Scheduled Consent, no Consent that is material to the Business or any Acquired Company or, to the Knowledge of Sellers, Non-Controlled Joint Venture is required to be obtained by Sellers, the Acquired Companies or, to the Knowledge of Sellers, the Non-Controlled Joint Ventures in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents by Sellers or the consummation of the transactions contemplated hereby or thereby.

Section 4.07                           Financial Statements; No Undisclosed Liabilities; Internal Accounting Controls.

(a)                                 Parent Seller has made available to Purchaser the (i) audited consolidated balance sheets of the Consolidated Acquired Companies, HTS Investment, Inc., a Delaware corporation and wholly-owned subsidiary of Parent Seller (“HTS Investment”), and HTS - NS, L.L.C., a Delaware limited liability company and wholly-owned subsidiary of HTS-Investment (“HTS - NS”), for the fiscal year ended December 31, 2012, and the related consolidated statements of income, equity and cash flow for the fiscal year then ended (the “Audited Financial Statements”), and (ii) unaudited consolidated balance sheets and income statements of the Consolidated Acquired Companies, HTS Investment and HTS - NS and the related unaudited consolidated statements of cash flows as of and for the nine (9) months ended September 30, 2013 (together with the Audited Financial Statements, collectively, the “Financial Statements”).  The unaudited consolidated balance sheet of the Consolidated Acquired Companies, HTS Investment and HTS - NS for the nine (9) months ended September 30, 2013 shall be referred to herein as the “Latest Balance Sheet,” and September 30, 2013 shall be referred to herein as the “Latest Balance Sheet Date.”

(b)                                 Each of the Financial Statements are based on the books and records of the Consolidated Acquired Companies, HTS Investment and HTS - NS, have been prepared in accordance with GAAP throughout the periods covered by such Financial Statements and present fairly, in all material respects, the consolidated financial position of the Consolidated Acquired Companies, HTS Investment and HTS - NS as of such dates and the consolidated results of operations and cash flows for the respective periods then ended, as applicable, in conformity with GAAP, subject (in the case of the unaudited Financial Statements) to the absence of notes and schedules that would otherwise be required by GAAP and to normal year-end adjustments.

(c)                                  None of the Acquired Companies has incurred or assumed any Liabilities, except for Liabilities (i) reflected or reserved against on the Financial Statements; (ii) which have arisen after the Latest Balance Sheet Date in the Ordinary Course of Business; or (iii) arising out of or related to the transactions contemplated by this Agreement or the other Transaction Documents.  There are no off-balance sheet arrangements of any type and no obligations to enter into such arrangements.

(d)                                 Except as set forth on Schedule 4.07(d), no Consolidated Acquired Company: (i) has identified any significant deficiencies or material weaknesses in the design or operation of internal controls that would reasonably be expected to materially and adversely affect such Consolidated Acquired Company’s ability to record, process, summarize and report financial information; (ii) has made any changes in such Consolidated Acquired Company’s internal controls or other factors that would reasonably be expected to materially and adversely affect or have affected internal controls during or subsequent to any of the periods covered by the Financial Statements, including any corrective actions taken with regard to significant deficiencies and material weaknesses; and (iii) has committed any fraud, whether or not material, that involves senior management or other employees who have a significant role in such Consolidated Acquired Company’s internal controls.  Since January 1, 2011, neither the Consolidated Acquired Companies nor, to the Knowledge of Sellers, any director or officer of the Consolidated Acquired Companies has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Consolidated Acquired Companies.

Section 4.08                              Absence of Changes.  Except as disclosed on Schedule 4.08, from the Latest Balance Sheet Date until the date of this Agreement, each of the Acquired Companies has conducted the Business in the Ordinary Course of Business and no Acquired Company has:

(a)                                 commenced or entered into arrangements for capital expenditures (or series of capital expenditures) in excess of $250,000 individually or $500,000 in the aggregate (other than any capital expenditures (or series of capital expenditures) commenced or arranged by any Association with respect to which no Acquired Company is required to incur any capital expense);

(b)                                 commenced or entered into any capital investment in, any loan to or any acquisition of the Capital Interests or assets of, any other Person (or series of related capital investments, loans and acquisitions) either involving more than $250,000 or otherwise outside the Ordinary Course of Business;

(c)                                  other than the sale of Shared Ownership Interests in the Ordinary Course of Business, sold, leased, licensed, transferred, assigned or disposed of, or incurred, created or assumed any Liens (other than Permitted Liens) on, any properties or assets, tangible or intangible, that individually had a book value in excess of $100,000 or in the aggregate had a book value in excess of $300,000;

(d)                                 entered into any Contract (other than Non-Binding Contracts) that involves aggregate per year payments in excess of $250,000 or relates to the incurrence of any Indebtedness in excess of $250,000;

(e)                                  increased the salary, wage, rate of compensation, commission, bonus or other direct or indirect remuneration payable to, or other compensation of, any executive officer or key employee of the Acquired Companies or entered into any Contract in respect of any such increase (except for increases as may be required by existing Contracts, Applicable Law or Order or for increases granted in the Ordinary Course of Business), nor amended, adopted or terminated any Plan that would, in any such case, increase the Liability of the Acquired Companies by more than $50,000 individually or $100,000 in the aggregate (in each case, on an annual basis), or entered into any collective bargaining agreement covering any Acquired Company’s employees;

(f)                                   amended, modified, extended (other than automatic extensions pursuant to the terms thereof) or assigned any Scheduled Contract, affirmatively waived any rights or obligations under, or discharged any other party of any of its obligations under, any Scheduled Contract or terminated any Scheduled Contract prior to the stated termination or expiration date thereof, except, in each case, in the Ordinary Course of Business;

(g)                                  made any change in any accounting principle, practice, policy or method (excluding for Tax purposes, which shall exclusively be the subject of Section 4.17(n)), other than as required by GAAP or any Applicable Law;

(h)                                 merged with or into or consolidated with any other Person or acquired any business or substantially all of the assets of any other Person or entered into any new line of business;

(i)                                     granted any Person any right to acquire any of its Capital Interests;

(j)                                    declared, set aside or paid any dividend or made any distribution with respect to its Capital Interests (whether in cash or in kind);

(k)                                 adjusted, split, combined or reclassified any Capital Interests or otherwise amended the terms of its Capital Interests;

(l)                                     amended or waived any provision of its organizational documents;

(m)                             adopted a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(n)                                 settled any Proceeding, other than settlements solely for monetary amounts not exceeding $250,000 individually or $500,000 in the aggregate;

(o)                                 incurred any damage, destruction or loss (whether or not covered by insurance) to its assets or property in excess of $250,000 individually or $500,000 in the aggregate;

(p)                                 made any loan to, or entered into any other transaction with, any of its directors, officers, managers, partners and employees; or

(q)                                 agreed or committed to do any of the foregoing.

Section 4.09                           Timeshare Matters.

(a)                                 Schedule 4.09(a) hereto sets forth, as of April 25, 2014 a complete and accurate listing of the name, location and legal description of each Shared Ownership Project (the “HRG Shared Ownership Projects”), the total number of existing Shared Ownership Interests, the total number of Shared Ownership Interests sold as of the date of this Agreement, an itemized list of Shared Ownership Interests to which each Acquired Company has good and marketable fee simple title as of April 25, 2014 and whether it is an annual or biennial interest and the name of the management company of each HRG Shared Ownership Project, and the club point chart as of the date hereof.  Schedule 4.09(a) sets forth as of April 25, 2014 a complete and accurate list of all pending Contracts for the sale of any Shared Ownership Interest, setting forth with respect to each, the date of such pending Contract, the parties thereto, the purchase price, the anticipated closing date and the amount of any deposit made by such purchaser.  For the purposes of this Section 4.09(a), the term “fee simple” is limited by the terms and conditions of any ground leases related to any (i) HRG Shared Ownership Project or (ii) Shared Ownership Interest.  A true and correct copy of the point chart for the Hyatt Gold Passport Program has been delivered or made available to Purchaser.

(b)                                 True and correct copies of the Resort Documents for each HRG Shared Ownership Project have been delivered or made available to Purchaser.  All Resort Documents are in full force and effect, are in material compliance with all Applicable Laws and there are no material defaults by any Acquired Company or, to the Knowledge of Sellers, by any party other than an Acquired Company under any Resort Document.

(c)                                  Schedule 4.09(c) sets forth a complete and accurate list of the Club Documents, and true and correct copies of the Club Documents have been delivered or made available to Purchaser.  All Club Documents are in full force and effect, are in material compliance with all Applicable Laws and there are no material defaults by an Acquired Company or, to the Knowledge of Sellers, by any party other than an Acquired Company under any Club Document.

(d)                                 Schedule 4.09(d) sets forth a complete and accurate list of each jurisdiction in which the HRG Shared Ownership Projects and the Club are offered, marketed, sold and registered.  The registration statements filed with Governmental Authorities in connection with such offering, marketing and sale of the Shared Ownership Interests and the Club complied at the time of filing in all material respects with all Applicable Laws including registration and disclosure requirements and regulations applicable to timeshare offerings made under the laws of all states and other jurisdictions in which timeshare offerings are made.  All marketing and sales of Shared Ownership Interests have been made in material compliance with all Applicable Laws or applicable exemptions.

(e)                                  Schedule 4.09(e) sets forth a complete and accurate list of management agreements in effect as of the date of this Agreement for the management or operation by an Acquired Company of any HRG Shared Ownership Project, the Club or other properties (other than with respect to any Excluded Assets and Liabilities), as such agreements have been amended or modified.  Each HRG Shared Ownership Project manager (to the extent it is an Acquired Company) and Hyatt Residential Group, Inc., a Delaware corporation, as the Club manager, is properly licensed under Applicable Laws in the jurisdiction in which the HRG Shared Ownership Project is located.  Except as set forth on Schedule 4.09(e), there are no management fees due and payable to the relevant Acquired Company pursuant to management agreements which fees are due and payable but have not been fully paid and satisfied.

(f)                                   Schedule 4.09(f) sets forth a complete and accurate list of HRG Shared Ownership Project affiliation agreements with the Club and an external exchange company in effect as of the date of this Agreement, as such agreements have been amended or modified.

(g)                                  Schedule 4.09(g) sets forth a complete and accurate list of all Associations related to each HRG Shared Ownership Project and, for each HRG Shared Ownership Project (other than Northstar Lodge, Truckee, California), each current Association insurance policy related to a HRG Shared Ownership Project, and reserves and assessments declared by each Association for 2013, including the dollar amount of such reserves funded and assessments collected and delinquent assessments, including maintenance fees and Club dues owed by (i) the applicable developer entity or (ii) any purchaser.

(h)                                 Schedule 4.09(h) provides a complete and accurate list of each Association (other than with respect to Northstar Lodge, Truckee, California) for which maintenance fees are being subsidized or guaranteed by the applicable development entity as of the date of the Agreement and each Association for which no subsidy agreement is currently in effect.  Each Seller,

Acquired Company and, to the Knowledge of Sellers, Non-Controlled Joint Venture has paid all amounts owed to the applicable Association set forth on Schedule 4.09(h) under the heading “Associations with No Maintenance Fee Subsidy Agreement.”

(i)                                     No Person other than the development entity or management company for a HRG Shared Ownership Project, or the Club, or transient guests, Club Members or exchangers, occupying or renting in the Ordinary Course of Business, holds any use and occupancy rights associated with any of the unsold Shared Ownership Interests.

(j)                                    To the Knowledge of Sellers, no executive of an Acquired Company has been convicted of or pled nolo contendere to a felony or other crime involving moral turpitude, fraud or misrepresentation, or to selling real estate investments, timeshares, condominiums, fractional or other vacation ownership products without a license.

(k)                                 To the Knowledge of Sellers, no executive of an Acquired Company has been disciplined, disbarred or suspended or had a real estate, timeshare or securities license or Permit revoked by any Governmental Authority or court for violation of any Applicable Laws.

(l)                                     To the Knowledge of Sellers, all sales of Shared Ownership Interests in any state have been arranged, to the extent required by Applicable Law, by one or more duly licensed real estate brokers, licensed in the state in which the sale occurred.

(m)                             No development entity of a HRG Shared Ownership Project requires a purchaser of a Shared Ownership Interest to use a settlement provider with which the Acquired Company has an “affiliated business relationship.”

(n)                                 No development entity of a HRG Shared Ownership Project has offered or sold any number of Shared Ownership Interests at a HRG Shared Ownership Project that would cause the total number of Shared Ownership Interests offered at that HRG Shared Ownership Project to exceed a “one-to-one use right to use night requirement ratio.”

(o)                                 None of the Sellers owns a Capital Interest in any Person that issues title insurance in connection with the purchase and sale of any HRG Shared Ownership Project.

Section 4.10                           Title to Assets; Real Property and Related Matters.

(a)                                 Except as set forth on Schedule 4.10(a), and except with respect to the Owned Real Property, which is addressed in Section 4.10(b), and the Leased Real Property, which is addressed in Section 4.10(c), each Acquired Company has good and valid title to, or a valid right to use, the assets shown on the Latest Balance Sheet or acquired or obtained after the date thereof, free and clear of all Liens (other than Permitted Liens), except for assets which were disposed of in connection with the sale of Shared Ownership Interests, or otherwise in the Ordinary Course of Business, since the Latest Balance Sheet Date or assets with respect to HTS Investment or HTS - NS.  The assets used or held for use by the Acquired Companies and the Non-Controlled Joint Ventures and the rights granted to Purchaser under this Agreement and the Transaction Documents constitute all assets and rights necessary to conduct the Business as conducted by the Acquired Companies and the Non-Controlled Joint Ventures as of the date hereof and as of the Closing Date.

(b)                                 Schedule 4.10(b) provides the name, address and legal description of all real property owned by any Acquired Company, including undeveloped land but excluding the Shared Ownership Interests (the “Owned Real Property” and, together with the Leased Real Property, “Real Property”).  The relevant Acquired Company holds good and marketable fee simple title to the Owned Real Property free and clear of all Liens, except Permitted Liens.

(c)                                  Schedule 4.10(c) lists all Leased Real Property.  The relevant Acquired Company holds good and valid leasehold title to, or a valid subleasehold, license, concession or other interest in, the Leased Real Property, in each case, in accordance with the provisions of the applicable Real Property Lease and free and clear of all Liens, except for Permitted Liens.  All of the Real Property Leases to which an Acquired Company is a party are in full force and effect and grant the leasehold estates or rights of occupancy or use they purport to grant; and there are no pending or, to the Knowledge of Sellers, threatened condemnation or eminent domain proceedings with respect to the Leased Real Property.  A true and correct copy of each Real Property Lease, including all amendments, modifications and supplements relating thereto as listed in Schedule 4.10(c), for all Leased Real Property has been delivered or made available to Purchaser.  To the Knowledge of Sellers, each Acquired Company exclusively possesses the Leased Real Property.  Other than equipment leases entered into in the Ordinary Course of Business, there are no leases, licenses or other occupancy agreements affecting the Highlands Inn Hotel.

(d)                                 With respect to each Leased Real Property, (i) no Acquired Company nor, to the Knowledge of Sellers, any of the landlords under the Real Property Leases, is in default (past applicable notice and cure periods) under the Real Property Leases and no act has been committed or event or circumstance exists which, with notice or lapse of time, or both, would reasonably be expected to constitute a default by an Acquired Company or, to the Knowledge of Sellers, any such landlord, under the Real Property Leases, except for such defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) all rent and other sums and charges due and payable beyond any applicable grace period by an Acquired Company under each of the Real Property Leases have been paid or such sums and charges are being disputed in good faith and for which sufficient funds are being held in reserve for the payment of same.

(e)                                  Prior to the date hereof, Parent Seller has furnished or made available to Purchaser true and correct copies of all currently of record deeds, mortgages, surveys, licenses, leases, title insurance policies, zoning reports and permanent certificates of occupancy (or documents equivalent to certificates of occupancy in the jurisdiction where the Owned Real Property is located), in each case, with respect to the Owned Real Property which, to the Knowledge of Sellers, are currently in Parent Seller’s possession.

(f)                                   To the Knowledge of Sellers, there are no outstanding claims made by or against any Acquired Company with respect to title or ownership of the Owned Real Property.

(g)                                  Except for Permitted Liens or as otherwise set forth in Schedule 4.10(g), no Acquired Company is obligated under and none of the Owned Real Property is subject to, any option, right of first refusal, right of first offer or other obligation to sell, transfer, dispose of, grant any interest in or lease any of the Owned Real Property or any portion thereof or interest therein to any Person other than (i) the relevant Acquired Company, (ii) rights held by the Club, Associations or Shared Ownership Interest owners or (iii) under the Real Property Leases.

(h)                                 With respect to each parcel of Real Property (including the Highlands Inn Hotel), to the Knowledge of Sellers, (i) such Real Property is in material compliance with all Applicable Laws, including zoning ordinances (and including, in the case of the Highlands Inn Hotel, building codes or rules and requirements under the Americans with Disabilities Act), (ii) there are no pending or threatened fire, health, safety, building, zoning or other land use regulatory Proceedings, lawsuits or administrative actions which if adversely determined would materially adversely affect the current use or occupancy thereof, (iii) no Acquired Company has received notice of any pending or threatened special assessments or special assessment Proceedings (as a result of planned public improvements or otherwise), and (iv) no material fact or condition exists that would prohibit or materially adversely affect current ordinary rights of access to and from, the Real Property, or from and to existing nearby highways and roads, and there is no pending or threatened restriction or denial, governmental or otherwise, upon such ingress and egress.

(i)                                     None of the Acquired Companies or Non-Controlled Joint Ventures is a “conduit entity” as that term is defined in Section 201.02, Florida Statutes (2013), such that none of the assets of the Acquired Companies and, to the Knowledge of Sellers, the Non-Controlled Joint Ventures that constitutes an interest in Owned Real Property in Florida were, or will be, acquired within a period (i) which begins three years before the Closing Date and (ii) which ends on the Closing Date pursuant to a conveyance or other transfer upon which documentary stamp taxes are calculated and paid on less than the fair value of the transferred Owned Real Property pursuant to Section 201.02, Florida Statutes (2013) and the court ruling in Crescent Miami Center, LLC v. Department of Revenue, 99 Se. 2d 913 (Fla. 2005).

(j)                                    The operation of the Highlands Inn Hotel complies with, or prior to the Closing Date will comply with, (i) any and all System Standards and (ii) any and all other programs and system requirements as set forth in the Carmel Hotel Franchise Agreement.

Section 4.11                           Litigation.  Except as set forth on Schedule 4.11, and except for matters that are the subject of the representations or warranties in Section 4.13, Section 4.16(a), Section 4.16(c), Section 4.17, Section 4.18, Section 4.19(a), Section 4.19(b) and Section 4.19(c), there is no action, suit, arbitration, investigation, charge, claim or litigation (whether civil, criminal, administrative, investigative, informal, at law or in equity) (a “Proceeding”) pending or, to the Knowledge of Sellers, threatened against any Acquired Company, whether commenced, brought, conducted or heard, by or before, any party or any Governmental Authority, in each case, other than any Proceeding that would not, individually or in the aggregate, reasonably be expected to result in a Liability of $250,000 or more to the Acquired Companies.  Except as set forth on Schedule 4.11, there are no Orders outstanding against any of the Acquired Companies other than those of general applicability.

Section 4.12                           Compliance With Law; Permits.

(a)                                 Except as set forth on Schedule 4.12 and for matters that are the subject of the representations or warranties in Section 4.09, Section 4.10,  Section 4.13, Section 4.16, Section 4.17, Section 4.18, Section 4.19 and Section 4.24, each of the Acquired Companies is and, since

January 1, 2010, has been in compliance in all material respects with all Applicable Laws and Orders.  Each of the Sellers, the Acquired Companies and, to the Knowledge of Sellers, the Non-Controlled Joint Ventures hold, own or possess all material Permits required for the ownership, possession, operation, use and/or lease of its assets and/or the conduct of its Business, as currently conducted (including in connection with the ownership, use, and operation of the Highlands Inn Hotel, with respect to the swimming pool, the restaurants and the bar facilities thereon), which Permits are valid and in full force and effect.  The Acquired Companies are in material compliance with their obligations under such Permits.  No Loss, revocation, cancellation, suspension or expiration of any Permit material to the Business is pending or, to the Knowledge of Sellers, threatened, other than expiration in accordance with the terms thereof (which terms will not automatically expire as a result of the consummation of the transactions contemplated hereby).  None of the Sellers or the Acquired Companies has received written notice from any Governmental Authority of any violation in respect of any such Permit or that such Permit will not be renewed upon its expiration.

(b)                                 Each of the Sellers and the Acquired Companies has complied in all material respects with all Applicable Laws, rules and regulations of the Federal Trade Commission and any state, foreign country or other jurisdiction regulating the offer and/or sale of franchises, business opportunities or seller assisted marketing plans, including all franchise disclosure and registration laws (collectively, “Franchise Laws”) relating to the Business.  None of Sellers, the Acquired Companies or, to the Knowledge of Sellers, any of the Non-Controlled Joint Ventures has received any notice from any Governmental Authority or any other Person with respect to any violation or alleged violation of any Franchise Laws.

Section 4.13                           Environmental Matters.  Except as set forth on Schedule 4.13:

(a)                                 There are no Environmental Claims pending or threatened against the Acquired Companies or, to the Knowledge of Sellers, the Non-Controlled Joint Ventures.

(b)                                 The Acquired Companies and, to the Knowledge of Sellers, the Non-Controlled Joint Ventures are and have been in compliance in all material respects with all applicable Environmental Laws and possess and are and have been in compliance in all material respects with all applicable Environmental Permits required under Environmental Laws.

(c)                                  During the period of the Acquired Companies’ and the Non-Controlled Joint Ventures’ ownership or operation of any of their respective current or former properties, no Hazardous Materials were Released by the Acquired Companies or, to the Knowledge of Sellers, the Non-Controlled Joint Ventures and, to the Knowledge of Sellers, no third party Released any Hazardous Materials at any of the Acquired Companies’ or the Non-Controlled Joint Ventures’ respective current or former properties during the period of the Acquired Companies’ or the Non-Controlled Joint Ventures’ ownership or operation of such properties, in each case, in violation of Environmental Laws.

(d)                                 None of the Acquired Companies or, to the Knowledge of Sellers, the Non-Controlled Joint Ventures is subject to any agreement, Order, judgment or decree by or with any Governmental Authority imposing any Liability or obligations pursuant to or under any Environmental Law.

(e)                                  None of the Acquired Companies or, to the Knowledge of Sellers, the Non-Controlled Joint Ventures is required by virtue of the transactions contemplated in this Agreement, or as a condition to the effectiveness of any transaction contemplated herein, (i) to perform a site assessment for Hazardous Materials, (ii) to remove or remediate Hazardous Materials or (iii) to receive non-routine approval from any Governmental Authority, other than with respect to the transfer of any authorization or approval from any Governmental Authority related to the normal operation of the Business.

(f)                                   The representations set forth in this Section 4.13 are the sole and exclusive representations regarding environmental matters.

Section 4.14                           Brokers and Finders.  There is no investment banker, broker, finder or other intermediary that has been retained by, is authorized to act on behalf of or is entitled to any fee or commission from any Seller or any Acquired Company in connection with the transactions contemplated by this Agreement or any of the Transaction Documents.

Section 4.15                           Contracts.

(a)                                 Except for Contracts that are (or should be) set forth on Schedule 4.15(a) (the “Scheduled Contracts”) and Non-Binding Contracts, as of the date hereof, no Acquired Company is a party to or bound by:

(i)                                     (A) any Contract that involves the purchase or sale of goods or services with a value, or involving payments, of more than $250,000 per year, (B) any Contract with suppliers, or any distribution or sale Contract that (1) involves payments in excess of $250,000 per year or (2) contains exclusivity or similar provisions or (C) contains any requirements or “take or pay” provisions;

(ii)                                  (A) any stock option, share purchase, profit sharing, deferred compensation, bonus, commission or other incentive compensation Contract or plan, (B) any Contract evidencing any severance, change in control, termination agreements, non-competition, or indemnification agreements with any officer, director, manager, partner, trustee or employee of the Acquired Companies, (C) any employment or consulting agreement requiring aggregate payments in excess of $250,000 per year, or (D) any agreement that provides for an outstanding loan or advance (excluding advances for travel and entertainment expenses of any directors or officers of the Acquired Companies or its Affiliates with respect to activities related to the Acquired Companies made in the Ordinary Course of Business and in accordance with customary policies for such advances) in any amount in excess of $40,000 to any director, officer or employee of the Acquired Companies;

(iii)                               any Contract relating to the incurrence of any Indebtedness;

(iv)                              any Contract imposing any restriction on the right or ability of an Acquired Company to (A) compete with, or solicit the services or employment of, any other Person; (B) sell any product or other asset, or perform any services, anywhere in the world; (C) acquire any product or other asset or any services from any other Person, sell any product or other asset to or perform any services for any other Person, or transact business or deal in any other manner with any other Person; or (D) develop, use, sell or license any Proprietary Rights that are material to the conduct of the Business;

(v)                                 any collective bargaining agreement or neutrality agreement with any labor union or association representing employees of the Acquired Companies;

(vi)                              any ground leases in connection with any HRG Shared Ownership Project, any Real Property Lease or lease of personal property as lessee or tenant with an annual base rental obligation of more than $250,000 or a total remaining rental obligation of more than $500,000;

(vii)                           any Contract pursuant to which any Acquired Company (A) is licensed as licensee or otherwise obtains any right to use any Proprietary Rights, including third party Software material to the Business, except for widely available third party software which is of an “off-the-shelf” nature and not modified or customized, or (B) is restricted in its right to use or register, or licenses or otherwise permits any other Person to use or register, any Proprietary Rights;

(viii)                        any Contract, other than this Agreement, (A) executed by any Acquired Company since January 1, 2011 relating to the acquisition or disposition by such Acquired Company (whether by merger, sale of stock, sale of assets or otherwise) of any Person or business, (B) relating to any joint venture, partnership or similar relationship or any similar sharing of revenue, profits, Losses, costs or Liabilities or (C) that provides a future obligation to fund or make any investment in (whether in the form of a loan, capital contribution or otherwise) any other Person;

(ix)                              any Contract involving a power of attorney that is currently effective or outstanding;

(x)                                 any settlement agreement entered into prior to the date of this Agreement and under which an Acquired Company has (A) an outstanding monetary obligation in excess of $250,000 or (B) any material outstanding non-monetary obligations (excluding customary confidentiality obligations);

(xi)                              any Contract which is or has been the subject of any Proceeding or any Order;

(xii)                           any Contract pursuant to which any asset of an Acquired Company in an amount or with a value in excess of $250,000 is subject to a Lien;

(xiii)                        any agreement with any Affiliate of any Seller;

(xiv)                       any other Contract not described above which involves the payment to or by, or Liability of, any Acquired Company of more than $250,000 per year; or

(xv)                          any Contract involving an escrow arrangement involving proceeds from the sale of Shared Ownership Interests.

(b)                                 Except as set forth on Schedule 4.15(b), (i) all of the Scheduled Contracts are in full force and effect and constitute legal and binding obligations of the Acquired Company that is party thereto and, to the Knowledge of Sellers, of the other parties thereto enforceable against them in accordance with its terms; and (ii) none of the Acquired Companies and, to the Knowledge of Sellers, any other party is in material breach of or material default under, and no condition, event or development has occurred, and no fact, circumstance or condition exists that (with or without notice or lapse of time or both) would reasonably be expected to (A) result in a material violation or breach of any provision of any Scheduled Contract; (B) give any Person the right to declare a default of, accelerate the performance of any material obligation, or exercise any remedy under, any Scheduled Contract; or (C) give any Person the right to cancel, terminate or modify any Scheduled Contract.  None of the Acquired Companies has received any written notice of termination under any Scheduled Contract.  No third party to any Scheduled Contract has provided written notice to the Acquired Companies that it desires to modify the terms of, renegotiate or cancel its Scheduled Contract.

Section 4.16                           Proprietary Rights.

(a)                                 Schedule 4.16(a)(i) lists:  (i) all Proprietary Rights that are registered or applied-for Trademarks, Domain Names, Patents (including all disclosures, reissuances, continuations, divisionals and continuations-in-part) or Copyrights owned by any Acquired Company (collectively, the “Registered Intellectual Property”) and (ii) unregistered Trademarks, unregistered Copyrights and proprietary ideas, inventions, discoveries, knowhow, improvements, refinements, methods of doing business, testing and evaluation protocols and procedures, technical information and data, trade secrets, confidential business information, website content and customized Software created by or specifically for any Acquired Company (such Software, the “Customized Software”) that is owned by any Acquired Company and is material to the conduct of the Business (collectively with the Registered Intellectual Property, the “Owned Intellectual Property”).  An Acquired Company is the sole and exclusive beneficial owner of the Owned Intellectual Property; all actions required to have been taken in the reasonable business judgment of the applicable Acquired Company in order to maintain, perfect, preserve or renew all Registered Intellectual Property, and registration and maintenance fees due with respect to Registered Intellectual Property on or prior to the Closing Date, have been taken and paid, and Schedule 4.16(a)(i) identifies any actions which must be taken within the sixty (60) day period following the Closing Date in order to maintain, perfect, preserve or renew all applications or registrations for the Registered Intellectual Property (including renewal applications, certificates, and any fees that are required to be filed or paid); and all Registered Intellectual Property is subsisting and, to the Knowledge of Sellers, valid and enforceable.  Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the right, title or interest of an Acquired Company in the Owned Intellectual Property is free and clear of all Liens, except for Permitted Liens; (ii) there is no Proceeding pending or, to the Knowledge of Sellers, threatened against any Acquired Company or any of its Affiliates by any Person that challenges the validity or enforceability of any item of Registered Intellectual Property, the rights of such Acquired Company to ownership of the Owned Intellectual Property or that such Owned Intellectual Property infringes, misappropriates or in any other way violates any third party rights; (iii) to the Knowledge of Sellers, there are no infringements, misappropriations or other violations or improper uses by any third party of any Owned Intellectual Property, and no Proceedings are pending or have been threatened by any Acquired

Company or any of its Affiliates alleging any such infringements, misappropriations or other violations or improper uses; and (iv) no Person other than the Acquired Companies has any ownership or other rights in the Owned Intellectual Property, and such Owned Intellectual Property is fully transferable, alienable or licensable without restriction and without payment of any kind to any Person.  To the Knowledge of Sellers, there are no facts or circumstances that would render any Owned Intellectual Property of the Acquired Companies invalid or unenforceable in any material respects. Schedule 4.16(a)(i) lists each license in which any Acquired Company has granted rights to any Person to use (x) any Owned Intellectual Property of the Acquired Companies, or (y) any Proprietary Rights of Parent Seller or any of its Affiliates that are material to the conduct of the Business (each, a “Licenses Out”).  No Acquired Company is in breach of or has violated any Licenses Out and, to the Knowledge of Sellers, no other party is in violation of any Licenses Out.

(b)                                 With respect to material Proprietary Rights that are licensed or otherwise used by any Acquired Company in the conduct of the Business and owned by a Person other than an Acquired Company (the “Business Intellectual Property”): (i) such Acquired Company holds a good and valid right to use each item of Business Intellectual Property as currently used in the Business, free and clear of all Liens, except for Permitted Liens, assuming for any third party licensor that is not Parent Seller or an affiliate of Parent Seller, that the third party licensor owns or has rights to the Business Intellectual Property that are the subject of any license to the Acquired Companies; and (ii) there is no Proceeding pending or, to the Knowledge of Sellers, threatened against any Acquired Company by any Person alleging that the use of any of the Business Intellectual Property or the rights of such Acquired Company to continued use of the Business Intellectual Property, or the conduct of the Business as currently conducted, infringes, misappropriates or otherwise violates the Proprietary Rights of any Person.

(c)                                  Each Acquired Company has at all times complied in all material respects with all Applicable Laws, its Contract obligations, and its own rules, policies, and procedures, relating to privacy, data protection and the collection, storage, disclosure, transfer and use of personally identifiable information.  There are no Proceedings pending or, to the Knowledge of Sellers, threatened against any of the Acquired Companies alleging a violation of any Person’s privacy, personal information or data rights, and the consummation of the transactions contemplated by this Agreement will not result in any such violation.  Except for matters that would not reasonably be expected to result in or subject any Acquired Company to any material Liability, since January 1, 2011, no Acquired Company has received any written complaint regarding the Company’s collection, use or disclosure of personally identifiable information.

(d)                                 Each Acquired Company has used commercially reasonable efforts to ensure that the collection, use, storage, transfer and disclosure of any personally identifiable information of its customers and users of its websites, social media pages, reservation systems and other similar devices (“Information Practices”) by each Acquired Company, and use by third parties having authorized access to the websites, social media pages, reservation systems and other similar devices or other records of each Acquired Company, conform in all material respects, and at all times has conformed in all material respects, to all Applicable Laws and all contractual commitments governing information practices of each Acquired Company to its customers, the users of each Acquired Company’s websites, social media pages, reservation systems and other similar devices, and third parties relating to such practices.  The Information Practices of each

Acquired Company have been materially consistent with all statements or representations (as they have been amended or supplemented) made to customers, potential customers and third parties regarding such practices.  The Information Practices of each Acquired Company regarding credit card transactions and credit card holder data are in compliance with the applicable provisions of the PCI DSS and each applicable CISP.

(e)                                  Except as set forth on Schedule 4.16(e) and for matters that would not reasonably be expected to result in or subject any Acquired Company to any material Liability, each of the Proprietary Rights are owned or used by the Acquired Companies prior to the Closing hereunder will be owned or available for use by the Acquired Companies on identical terms and conditions immediately subsequent to the Closing hereunder, other than (i) the Licensed Proprietary Rights and any other Proprietary Rights to which Purchaser and the Acquired Companies receive license rights pursuant to the Master License Agreement and (ii) the Company Systems used by the Acquired Companies and Parent Seller specified in the Transition Services Agreement.  Except as set forth on Schedule 4.16(e) and for matters that would not reasonably be expected to result in or subject any Acquired Company to any material Liability, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereunder will not breach, violate or conflict with any instrument or agreement governing such Proprietary Rights, and will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any such Proprietary Rights or in any way impair the right of the Acquired Companies to use, sell, license or dispose of or to bring any action for the infringement, violation, interference, misuse or misappropriation of any Proprietary Rights.

(f)                                   Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no materials published or distributed by any Acquired Company constitutes obscene material, contains defamatory statement or material, false advertising or otherwise violates Applicable Law.

Section 4.17                           Tax Matters.  Except as set forth on Schedule 4.17:

(a)                                 All Income Tax and other material Tax Returns required to be filed through the date hereof have been filed with the appropriate Governmental Authorities by, or with respect to, each Tax Group Member and, to the Tax Knowledge of Sellers, each Non-Tax Group Member Entity. All such Tax Returns of the Tax Group Members are (i) to the Tax Knowledge of Sellers, true, correct and complete in all material respects with respect to items of income, gain, deduction or loss attributable to Non-Tax Group Member Entities, and (ii) true, correct and complete in all other material respects.  With respect to the Tax Returns of the Tax Group Members, and to the Tax Knowledge of Sellers, with respect to the Tax Returns of the Non-Tax Group Member Entities, all Taxes shown as due on such Tax Returns have been timely paid.  None of the Tax Group Members and, to the Tax Knowledge of Sellers, none of the Non-Tax Group Member Entities (i) has requested, or is the beneficiary of, any extension of time within which to file any such Tax Returns, other than an automatic extension of time not requiring the consent of the IRS or any other Governmental Authority, and (ii) within the last three (3) years has received any written notice from any Governmental Authority in a jurisdiction where such entity does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(b)                                 Each Tax Group Member and, to the Tax Knowledge of Sellers, each Non-Tax Group Member Entity has collected or withheld all Taxes it has been required to collect or withhold (including from payments made to employees, independent contractors, creditor stockholders and other third parties) and such collected and withheld Taxes have been or will be duly paid to the proper Governmental Authority.

(c)                                  No deficiency with respect to Taxes that is still pending has been proposed, asserted or assessed in writing against any Tax Group Member or, to the Tax Knowledge of Sellers, any Non-Tax Group Member Entity.  No claims, actions, audits or other Proceedings with any Governmental Authorities are presently pending or, to the Tax Knowledge of Sellers, threatened in respect of any Taxes of any Tax Group Member.  To the Tax Knowledge of Sellers, no such Proceeding is pending or threatened against any Non-Tax Group Member Entity.

(d)                                 There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of any Tax Group Member or, to the Tax Knowledge of Sellers, any Non-Tax Group Member Entity.

(e)                                  No Tax Group Member is (i) party to or bound by any Tax Sharing Agreement for any Tax Period in which the statute of limitations remains open with any Person other than the members of the HHC Affiliated Group or (ii) has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return for any Tax Period for which the statute of limitations remains open (other than the HHC Affiliated Group).  No Tax Group Member and, to the Tax Knowledge of Sellers, no Non-Tax Group Member Entity has any Liability for the Taxes of any Person (other than the members of the HHC Affiliated Group) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law) as a transferee or successor, or pursuant to any Tax Sharing Agreement.

(f)                                   No federal, state, local or non-U.S. Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to any Tax Group Member or, to the Tax Knowledge of Sellers, any Non-Tax Group Member Entity.  No Tax Group Member or, to the Tax Knowledge of Sellers, any Non-Tax Group Member Entity has received from any federal, state, local or non-U.S. taxing authority (including jurisdictions where it has not filed a Tax Return) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against any such Tax Group Member or Non-Tax Group Member Entity.  Schedule 4.17(f) lists all federal, state, local and non-U.S. Income Tax Returns filed with respect to any Tax Group Member for Tax Periods ended on or after December 31, 2010, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit.  Parent Seller has delivered to Purchaser correct and complete copies of all Income Tax Returns of each Tax Group Member (other than such Income Tax Returns that are Group Tax Returns), examination reports issued directly to any Tax Group Member, and statements of deficiencies assessed against or agreed to by any Tax Group Member (other than such statements assessed against or agreed to by the HHC Affiliated Group) filed or received since December 31, 2010.

(g)                                  No Tax Group Member or, to the Tax Knowledge of Sellers, Non-Tax Group Member Entity has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension remains in effect.

(h)                                 None of the Acquired Companies is a party to any agreement, Contract, arrangement or plan that has resulted or would reasonably be expected to result, separately or in the aggregate, in the payment as a result of the transactions contemplated by this Agreement of (i) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local, or non-U.S. Tax law) and (ii) any amount that will not be fully deductible by an Acquired Company as a result of Code Section 162(m) (or any corresponding provision of state, local, or non-U.S. Tax law).

(i)                                     The unpaid Taxes of the Consolidated Acquired Companies did not, as of the Latest Balance Sheet Date, materially exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Latest Balance Sheet (rather than in any notes thereto).  Since the Latest Balance Sheet Date, none of the Consolidated Acquired Companies has incurred any material Liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the Ordinary Course of Business consistent with past custom and practice.

(j)                                    None of the Tax Group Members, and to the Tax Knowledge of Sellers, none of the Non-Tax Group Member Entities or Tax Group Members (with respect to items of income, gain, deduction or loss attributable to Non-Tax Group Member Entities), will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i)                                     change in Tax method of accounting for a Tax Period ending on or prior to the Closing Date;

(ii)                                  use of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

(iii)                               “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date;

(iv)                              intercompany transaction or excess loss account described in Treasury Regulations under Code §1502 (or any corresponding or similar provision of state, local, or non-U.S. income Tax law);

(v)                                 installment sale or open transaction disposition made on or prior to the Closing Date;

(vi)                              prepaid amount received on or prior to the Closing Date; or

(vii)                           election under Section 108(i) of the Code.

(k)                                 Within the past two (2) years, no Tax Group Member has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

(l)                                     No Tax Group Member or, to the Tax Knowledge of Sellers, any Non-Tax Group Member Entities, is or has been a party to any “listed transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(m)                             Except as would not reasonably be expected to have a Material Adverse Effect on the HHC Affiliated Group, all Group Tax Returns required to be filed by the HHC Affiliated Group have been filed for each Tax Period during which any of the Acquired Companies was a member of the HHC Affiliated Group, (ii) all such Tax Returns were correct and complete in all respects and (iii) all Income Taxes owed by the HHC Affiliated Group (whether or not shown on any Tax Return) have been paid for each Tax Period during which any of the Acquired Companies was a member of the HHC Affiliated Group.

(n)                                 Except in the Ordinary Course of Business, from the Latest Balance Sheet Date until the date of this Agreement, no Tax Group Member or, to the Tax Knowledge of Sellers, any Non-Tax Group Member Entity has (i) made any change in any accounting principle, practice, policy or method for Tax purposes, other than as required by Applicable Law, or made or revoked any Tax election or (ii) agreed or committed to do any of the foregoing.

(o)                                 Section 4.17 and Section 4.18 (only to the extent related to matters within the purview of the Code) contain the sole and exclusive representations and warranties of Sellers with respect to Tax matters.

Section 4.18                           Employee Benefit Plans.

(a)                                 Schedule 4.18(a)(i) identifies each “employee benefit plan” (as defined in Section 3(3) of ERISA) and any bonus, retirement, deferred or incentive compensation, profit sharing, stock or equity based, Code Section 125 cafeteria plan or flexible benefit arrangement, change in control, golden parachute, severance or salary continuation plan, arrangement, agreement or program, and material fringe benefit plan, arrangement, agreement or program that benefits a current or former employee, director or officer of any Acquired Company, or with respect to which any Acquired Company is required to contribute or has any direct Liability (collectively, the “Plans”).  No Acquired Company has entered into a legally binding commitment to establish or enter into any new Plan.  Parent Seller has furnished or made available to Purchaser, with respect to each Plan sponsored or maintained by Parent Seller or an Acquired Company, the following documents, as applicable: (i) all relevant Plan documents and amendments (or in the case of an unwritten plan, a written summary thereof); (ii) the most recent summary Plan description and any subsequent summaries of material modifications; and (iii) the most recent IRS determination letter (if any) for all Plans qualified under Code Section 401(a) or the most recent determination letter issued by the Puerto Rico Treasury Department for any Plan covering participants that are residents of the Commonwealth of Puerto Rico.  For any Plan sponsored or maintained by the Acquired Companies, Parent Seller shall also furnish or make available to Purchaser, with respect to each such Plan, the following documents, as applicable, (i) the Form 5500 series as filed with the United States Department of Labor (the “DOL”) for the three (3)

most recent plan years with any required audited financial statements; (ii) all related trust agreements and insurance contracts; (iii) all written contracts relating to such Plan, including administrative agreements; (iv) the discrimination tests performed during the three (3) most recently completed plan years; and (v) all material correspondence from any Governmental Authority within the preceding three (3) years.

(b)                                 Except as set forth on Schedule 4.18(b), each Plan maintained by the Acquired Companies (including any related trust, insurance contract or fund) is in all material respects in compliance, and has been administered in all material respects in accordance, with its terms and the applicable provisions of ERISA, the Code and all other Applicable Laws.  Except as would not, individually or in the aggregate, reasonably be expected to have Material Adverse Effect, all required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each such Plan; the applicable requirements of COBRA and any similar laws have been met with respect to each Plan; all contributions to any Plan (including all employer contributions and employee salary reduction contributions) that are due or will be due prior to the Closing Date have been made or will be made within the time periods prescribed by ERISA and the Code, as applicable; and all premiums due and payable have been paid with respect to each Plan, as applicable.  Except for any act or failure to act that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Plan has engaged in any transaction subject to any Liability pursuant to ERISA Sections 502(i) or 502(l) or a Tax imposed pursuant to Code Section 4975.  No Proceedings with respect to a Plan maintained by the Acquired Companies (other than routine claims for benefits) are pending or, to the Knowledge of Sellers, threatened that would reasonably be expected to result in or subject any Acquired Company to any material Liability.  There are no audits, investigations or examinations pending by the IRS, the DOL, or any other Governmental Authority with respect to any Plan and, to the Knowledge of Sellers, no such audit, investigation or examination is threatened, and Sellers have no Knowledge of any basis for any such audit, investigation or examination.  There are no actions, suits, Proceedings or hearings, with respect to the administration or the investment of the assets of any Plan (other than routine claims for benefits) pending or, to the Knowledge of Sellers, threatened and Sellers have no Knowledge of any basis for any such action, suit, Proceeding or hearing.

(c)                                  Except as disclosed on Schedule 4.18(c), no Plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA) (“Multiemployer Plan”).  Except as set forth in Schedule 4.18(c), with respect to any Multiemployer Plan (i) the Acquired Companies have made all required contributions to such Plan in accordance with the applicable collective bargaining agreement, (ii) the Acquired Companies have not received any notice that the Multiemployer Plan is insolvent or is in reorganization, (iii) no Acquired Company has withdrawn from any such Multiemployer Plan (whether a complete or partial withdrawal) within the six (6) year period ending on the Closing Date, (iv) the Acquired Companies have not received written notice that any Multiemployer Plan is in “endangered” or “critical” status, as such terms are defined in Section 432 of the Code, (v) the Acquired Companies have not received written notice that any Multiemployer Plan is a party to any pending merger or asset or liability transfer, (vi) with respect to each such Multiemployer Plan, Parent Seller has provided to Purchaser true and complete copies of the most recent statement of potential withdrawal liability provided by the plan sponsor, and (vii) no event has occurred, and no condition exists, that could subject any of the assets of the Acquired Companies or Purchaser to any Lien with respect to any such Multiemployer Plan.  No Plan is subject to Title IV of ERISA, and no Acquired Company is subject to any contingent Liability under Title IV of ERISA with respect to any ERISA Affiliate.  No assets of the Acquired Companies are subject to any Lien under ERISA or the Code.  Parent Seller has not engaged in any transaction described in Section 4069 of ERISA or any transaction that constitutes a withdrawal under Section 4201 et seq. of ERISA, which would cause Liability to the Acquired Companies or Purchaser following the Closing. No Plan is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(d)                                 Each Plan that is intended to be qualified under Code Section 401(a) has received from the IRS a favorable determination letter or may rely upon any opinion letter for a prototype plan and any Plan that is intended to be qualified under Section 1081.01(a) of the Puerto Rican Code has received from the Puerto Rico Treasury Department a favorable determination letter.  No event has occurred since the date of the most recent determination (other than the effective date of certain amendments to the Code the remedial amendment period for which has not expired) that would reasonably be expected to adversely affect the qualified status of any such Plan.  Each Acquired Company has complied with any required withholding and reporting obligation with respect to each Plan and has no Liability for any Taxes or penalties for failure to comply with the foregoing.

(e)                                  Except as set forth on Schedule 4.18(e) (which Schedule 4.18(e) shall include the amount of any payments to be made) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with any other event, (i) result in any payment (including severance, change in control payment, “stay pay,” transaction bonus, retention bonus, or otherwise) becoming due to any employee, director or consultant of any Acquired Company, (ii) increase any compensation or benefits otherwise payable by any Acquired Company under any Plan or (iii) result in the acceleration of the time of payment or vesting of any benefits.

(f)                                   The Acquired Companies do not maintain, contribute to or have an obligation to contribute to, or have any Liability with respect to, any employee welfare benefit plan or other arrangement providing health or life insurance for current or future retired or terminated directors, officers, or employees (or any spouse or other dependent thereof) of the Acquired Companies or of any other Person other than in accordance with COBRA or any similar laws.

(g)                                  Each Plan complies in form and operation with Section 409A of the Code such that no additional tax could be imposed on any current or former director, officer, employee or services provider of the Acquired Companies and no Liability could be imposed the Acquired Companies or Purchaser.

Section 4.19                           Employee Matters.

(a)                                 Except as set forth on Schedule 4.19(a)(i), each Acquired Company has complied in all material respects with all Applicable Laws relating to the employment of labor, including any provisions thereof relating to (i) wages and hours; (ii) unlawful, wrongful, or retaliatory or discriminatory employment or labor practices; (iii) occupational health and safety standards; and (iv) plant closing, mass layoff, immigration, workers’ compensation, unemployment compensation and whistleblower laws and other employment laws, regulations and ordinances.  No Acquired Company has received notice of the intent of any Governmental Authority responsible for the enforcement of any such Applicable Laws to conduct an investigation with respect to them or notice that such investigation is in progress.  There are no pending and, to the Knowledge of Sellers, threatened strikes, slowdowns, work stoppages, lockouts or other material labor disputes, in each case, by or with respect to any of the employees of any Acquired Company in connection with or affecting the operation of the Business.  Except as set forth on Schedule 4.19(a)(ii), no Acquired Company has agreed to recognize any union or other collective bargaining representative, no union or other collective bargaining representative has been certified as the exclusive bargaining representative of any of the employees of any Acquired Company and, to the Knowledge of Sellers, there are no labor union organizing activities with respect to any employees of any Acquired Company.

(b)                                 Except as set forth on Schedule 4.19(b), there is not presently pending or, to the Knowledge of Sellers, threatened any (i) charge or complaint filed by an employee or job applicant of the Acquired Companies or by any union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Authority against any Acquired Company or any of their employees arising out of the filer’s employment by or job application to the Acquired Company; or (ii) Proceeding by or on behalf of any present or former employee or applicant for employment of any Acquired Company against any Acquired Company or any Subsidiary alleging breach of any Contract of employment, any Applicable Law governing employment or other wrongful conduct in connection with the employment relationship.

(c)                                  There are no pending, or to the Knowledge of Sellers, threatened, charges against the Acquired Companies under occupational health and safety laws relating to the Business.

(d)                                 None of the Acquired Companies has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Acquired Companies, and there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Acquired Companies.

(e)                                  To the Knowledge of Sellers, no employee of the Acquired Companies is subject to or in violation of any noncompete, confidentially, employment, non-solicitation, consulting or similar agreements relating to, affecting or in conflict with the current or proposed Business activities of the Acquired Companies.

(f)                                   None of the Acquired Companies has any independent contractors who have provided services to the Acquired Companies, except as set forth on Schedule 4.19(f). To the Knowledge of Sellers, any individuals or business entities listed on Schedule 4.19(f) have been properly classified as a “contractor” and Sellers have no reason to believe that any such person or entity will assert that he, she or it ever was an “employee” of any of the Acquired Companies.

(g)                                  Parent Seller has provided Purchaser with a list of all Company Employees and their job title, location, annualized salary level or hourly rate, exempt/nonexempt status, full-time/part-time status, any guaranteed annual bonus and time of service.  Parent Seller agrees to update such list on the Closing Date.  For purposes hereof, “Company Employees” shall mean (i) each employee of the Acquired Companies, (ii) the Transferred Employees and (iii) John Burlingame.

(h)                                 All current and former employees are now and within the past three years have been (i) properly classified as “exempt” or “non-exempt” within the meaning of the applicable federal, state and local laws governing the payment of minimum and overtime wage and (ii) properly paid or given all wages and allowances required by federal, state or local laws, such as “seventh day” or split-shift premiums, meal breaks, etc.

(i)                                     To the Knowledge of Sellers, there has been no (i) breach of any obligations of confidentiality by any D&O Released Party with respect to any proprietary processes or other proprietary information of any Acquired Company or (ii) transaction from which a D&O Released Party derived an improper personal benefit that would constitute a violation of such D&O Released Party’s fiduciary obligations under Applicable Law.

(j)                                    To the Knowledge of Sellers, the Acquired Companies have during the past three (3) years complied in all material respects with the requirements of the Immigration Reform and Control Act of 1986, as amended, and all regulations promulgated thereunder (“IRCA”) and have only employed individuals authorized to work in the United States, consisting of U.S. citizens, legal permanent residents and those with U.S. work visas, in full compliance with the laws of IRCA, the U.S. Citizenship and Immigration Services (“USCIS”) and the DOL.  Within the twenty-four (24) months preceding the execution of this Agreement, the Acquired Companies have not received any written notice of any inspection or investigation from a Governmental Authority relating to its alleged noncompliance with or violation of IRCA or the laws of the USCIS or DOL, nor has it been warned, fined or otherwise penalized by reason of any failure to comply with IRCA or the laws of the USCIS or DOL.

(k)                                 Each Seller or Acquired Company, as the case may be, is voluntarily enrolled in the Department of Homeland Security’s and Social Security Administration’s E-Verify program and, to the Knowledge of Sellers, each Seller and Acquired Company has properly conducted employment verification in accordance therewith and has not received any written or electronic notice of any problems, investigation or inspection with its implementation, maintenance or use of E-Verify.

Section 4.20                           Insurance.

(a)                                 The Acquired Companies, and to the Knowledge of Sellers, each Association have had, and through the Closing Date will have, insurance policies that provide for coverages in such amounts, with such limits and deductibles and against such risks and losses as are customary for businesses conducting operations similar to the Business.  Sellers make no representation or warranty that such insurance will be continued or is continuable after the Closing (it being agreed and understood that, from and after the Closing, (a) the Acquired Companies shall not be beneficiaries of such insurance and (b) Purchaser shall be responsible for obtaining appropriate insurance for the Acquired Companies, in each case, in accordance with Section 7.07).  Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, all such insurance policies are in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that are not yet, but may be required to be, paid with respect to any period ending prior to the Closing Date), no insurance policy has been cancelled within the last two (2) years and, to the Knowledge of Sellers, no threat has been made to cancel any insurance policy of the Acquired Companies during such period.  The Acquired Companies, and to the Knowledge of Sellers, the Associations, have not breached or otherwise failed to perform in any material respect its obligations under any of the insurance policies nor have the Acquired Companies, and to the Knowledge of Sellers, the Associations, received any adverse notice or communication from any of the insurers party to the insurance policies with respect to any such alleged breach or failure in connection with any of the insurance policies.

(b)                                 Each Acquired Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the applicable Acquired Company.  To the Knowledge of Sellers, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim that remains outstanding.

Section 4.21                           Transactions with Sellers.  Except as set forth on Schedule 4.21 and other than with respect to any Excluded Asset and Liability, no Acquired Company is a party to any Contract with (a) any Seller, (b) any Affiliate of any Seller or (c) any employee, officer or director of any Acquired Company or any Seller.  From and after the Closing, none of the Sellers or any of their Affiliates (other than the Acquired Companies) or any employee, officer or director of any Acquired Company, or any member of such Person’s immediate family, owns any material property or right, tangible or intangible, that is used by the Acquired Companies (other than any material property or right granted to Purchaser under the Transaction Documents (other than this Agreement)).

Section 4.22                           Banks; Powers of Attorney.  Schedule 4.22 contains a complete and correct list of the names and locations of all banks in which each Acquired Company has accounts or safe deposit boxes and the names of all Persons authorized to draw thereon or have access thereto.  Except as set forth on Schedule 4.22, no Person (other than any officer, director or management-level employee of the Acquired Companies) holds a power of attorney to act on behalf of the Acquired Companies with respect to such accounts.

Section 4.23                           Books and Records.  The books of account, corporate minute books and similar records of Sellers and the Acquired Companies have been made available to Purchaser and are complete and correct in all material respects and contain all of the proceedings since January 1, 2011 of the stockholders, directors, members, managers, or partners, as applicable, of Sellers and the Acquired Companies.  A true and complete list of the incumbent directors, managers and officers of the Acquired Companies as of the date hereof is set forth in Schedule 4.23 hereto.  No Acquired Company has any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and there from) are not under the exclusive ownership and direct control of Parent Seller or such Acquired Company (or their respective internal legal counsel).

Section 4.24                           Relations with Governments.  Each of the Acquired Companies is in compliance with all Applicable Laws under (i) the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, et seq.), (ii) the laws enacted by the signatory countries to the Convention Against Bribery of Foreign Public Officials in International Business Transactions to implement the Convention, and (iii) local anti-corruption and bribery laws (i.e., of foreign countries) (collectively, the “Anti-Bribery Laws”), and none of the Acquired Companies has received any written or, to the Knowledge of Sellers, oral communication within the five (5) year period prior to the date hereof that alleges that any of the Acquired Companies, or any representative, thereof is, or may be, in violation of, or has any Liability under, the Anti-Bribery Laws.

Section 4.25                            Accounts Receivable.  Except as set forth on Schedule 4.25 or for Shared Ownership Receivables, which are addressed in Section 4.26, the accounts receivable of the Consolidated Acquired Companies reflected in the Financial Statements and such additional accounts receivable as are reflected on the books of the Acquired Companies have arisen in the Ordinary Course of Business.  To the Knowledge of Sellers, there are no facts or circumstances generally that would reasonably be expected to result in any material increase in the uncollectability of the accounts receivable in excess of the reserves therefor (if any) (which reserves have been determined based upon actual prior experience and are consistent with prior practices).  All such accounts receivable (except to the extent so reserved against) (i) arise out of bona fide sales and deliveries of goods, performance of services or other business transactions and, to the Knowledge of Sellers, are not subject to defenses, set-offs or counterclaims and (ii) have not been assigned or pledged to any Person.

Section 4.26                            Shared Ownership Receivables.  With respect to each of the financed Shared Ownership Interest promissory notes and mortgage receivables held or financed by any relevant development entity in which an Acquired Company owns Capital Interests, as of March 31, 2014 (the “Shared Ownership Receivables”):

(a)                                 Schedule 4.26(a) lists for each Shared Ownership Receivable (i) the true and correct unpaid principal balance as of March 31, 2014, (ii) the true and correct accrued interest due as of March 31, 2014, (iii) the classification of each of the Shared Ownership Receivables as either a “Delinquent Loan” or a “Non-Delinquent Loan” as of March 31, 2014 and (iv) the identity of the obligor, account number, date of purchase, maturity date, unit week(s), original loan balance, interest rate per annum, original loan term (in months), remaining loan term (in months), monthly payment amount, FICO score, and additional fields as set forth in a customary trial balance report for Shared Ownership Receivables;

(b)                                 each such Shared Ownership Receivable is owned by the entity as listed on Schedule 4.26(a) free and clear of all Liens except Permitted Liens and such obligee has full right and authority to enforce all documents and instruments evidencing or securing such Shared Ownership Receivable;

(c)                                  to the Knowledge of Sellers, no action has been taken by an Acquired Company with respect to a Shared Ownership Receivable which has had the effect of deferring due and payable interest or adding deferred interest or any other amounts to the unpaid principal balance of any Shared Ownership Receivable;

(d)                                 to the Knowledge of Sellers, originals of all promissory notes and copies of recorded mortgages and other purchase and loan documents related to the Shared Ownership Receivables are in the possession of Hyatt Residential Group, Inc., as agent for the relevant obligee entity;

(e)                                  none of the Acquired Companies have made or will make payment(s) on behalf of any obligor under a Shared Ownership Receivable; and

(f)                                   to the Knowledge of Sellers, each promissory note and mortgage evidencing such Shared Ownership Receivable constitutes a valid first priority Lien encumbering the Shared Ownership Interest described therein, as security for the repayment of all amounts and obligations arising under such promissory note and other instruments.

Section 4.27                            FIRPTA.  No Seller is a “foreign person” as defined in Section 1445 of the Code and the regulations promulgated thereunder.

Section 4.28                            Information Technology; Shared Proprietary Information.

(a)                                 Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Acquired Company has taken commercially reasonable precautions to preserve and document the respective Acquired Company’s Proprietary Rights, proprietary products and technology and to protect the secrecy, confidentiality and value of its Proprietary Rights, proprietary products and technology the value of which derives from such items being kept confidential.  Without limiting the foregoing, (i) since August 31, 2012, each new employee of any Acquired Company has acknowledged receipt, and agreed to comply with the terms, of the policies set forth in the “Hyatt Residential Group Employee Handbook,” a true and correct copy of which has been provided to Purchaser, which contains policies with respect to proprietary rights and confidentiality as set forth under the headings “Hyatt Property” and “Confidential Information,” respectively, (ii) consultants and independent contractors of the Acquired Companies whose primary responsibilities involve the development, authorship or modification of any Proprietary Rights execute a proprietary rights and confidentiality agreement with such Acquired Company and (iii) all current and former consultants and independent contractors of each Acquired Company who have developed, authored or modified any Proprietary Rights for the Acquired Companies have executed such a proprietary rights and confidentiality agreement.  No Acquired Company and, to the Knowledge of Sellers, no other party to such agreement is in breach of or default in any material respect under any of the agreements described in sub-clauses (i) and (ii) of the preceding sentence.

(b)                                 Except as set forth on Schedule 4.28(b)(i) and for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Acquired Company owns or holds valid leases and/or licenses to the Company Systems which are used by or necessary for the respective Acquired Company to conduct its Business as currently conducted.  Except as set forth on Schedule 4.28(b)(ii), upon the consummation of the transactions contemplated hereunder, each Acquired Company shall have the right to use and access the Company Systems that are material to carry on the Business as currently conducted.  Schedule 4.28(b)(iii) lists any IT Contract pursuant to which any of the Acquired Companies is furnished or has access to material Company Systems, but to which no Acquired Company is a party.

(c)                                  None of the Acquired Companies is, or during the thirty-six (36) months preceding the date of this Agreement, has been in material breach or violation of or material default under any IT Contract and, to the Knowledge of Sellers, no third party is in material breach or violation of or material default of any IT Contract.

(d)                                 Except for matters that would not reasonably be expected to result in or subject the Acquired Companies to any material Liability, the Acquired Companies maintain appropriate disaster recovery plans and security procedures with respect to the services, Company Systems and confidential and proprietary data used by the Acquired Companies.  The Acquired Companies perform data back-up services and disaster recovery services or have entered into agreements pursuant to which they receive third-party data back-up services and disaster recovery services covering their Company Systems and data residing on such Company Systems.

(e)                                  Since January 1, 2011, there have been no material interruptions, malfunctions, data losses or similar incidents attributable to the Company Systems owned or used by any Acquired Company.  To the Knowledge of Sellers, since January 1, 2011 no Company Systems security measure implemented by the Acquired Companies has been penetrated, and no Company System owned or used by any Acquired Company has been the target of any successful unauthorized access, Viruses, denial-of-service assault or other attack by hackers.  Except as set forth on Schedule 4.28(e), the Company Systems owned or used by each Acquired Company are adequate in all material respects for their intended use, have the capacity and performance necessary to meet in all material respects the requirements of their respective businesses as currently conducted and are in good working condition (normal wear and tear excepted).  No Acquired Company has experienced any material defect in design or workmanship of the Company Systems which has not been resolved, and the Company Systems have the performance capabilities, processing capacity, resources, characteristics and functions needed that are material to the conduct of the Business as currently conducted.  Each Acquired Company has taken reasonable steps in accordance with industry standards to secure such Company Systems from unauthorized access or use by any Person, to ensure the continued, uninterrupted and error-free operation of such Company Systems, to prevent the introduction of Viruses, and to prevent, unauthorized activities of any employee or contractor of the Acquired Company.  To the Knowledge of Sellers, there have been no material breaches of the Company’s security procedures or material unauthorized incidents of access, use, disclosure, modification or destruction of information or interference with systems operations in all or any portion of the Company Systems, including any such breach or incident that requires notice to any Person.

Section 4.29                            Quality Assurance/Customer Satisfaction Programs.  Parent Seller has made available to Purchaser correct and complete copies of the results of each quality assurance and/or client satisfaction program conducted by any of the Acquired Companies since April 1, 2012, and, as of the date hereof, no such quality assurance and/or client satisfaction program is experiencing any Deficiency.

Section 4.30                            No Other Representations.  Except for the representations and warranties expressly set forth in this Article IV and in the other Transaction Documents, none of the Sellers, their Affiliates or any of their respective representatives has made or is making any express or implied representations or warranties, promises, covenants, agreements or guarantees, statutory, common law or otherwise, of any nature, oral or written, past, present or future, including warranties of transfer, any express or implied warranty under Section 8-108 of the Uniform Commercial Code or any express or implied representation or warranty as to the merchantability, quality, quantity, suitability or fitness for any particular purpose (all of which are hereby expressly disclaimed).  Without limiting the foregoing, none of the Sellers, their Affiliates or any of their respective representatives has made or is making any representations or warranties regarding the Excluded Assets and Liabilities or any Non-Binding Contract.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PURCHASER AND PURCHASER PARENT

Each of Purchaser and Purchaser Parent hereby represents and warrants to Sellers that the statements contained in this Article V are true and correct.

Section 5.01                           Organization.  Purchaser is a corporation duly incorporated, validly existing and its status is active under the laws of the State of Florida, and Purchaser has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets.  Purchaser Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and Purchaser Parent has all requisite corporate power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets.

Section 5.02                           Authority and Binding Effect.  Each of Purchaser and Purchaser Parent has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed and delivered by, or on behalf of, Purchaser or Purchaser Parent and to consummate the transactions contemplated hereby or thereby.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which Purchaser or Purchaser Parent is a party have been duly and validly authorized by all necessary action on the part of Purchaser and Purchaser Parent, and no additional authorization on the part of Purchaser or Purchaser Parent is necessary in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents to which Purchaser or Purchaser Parent is a party.  This Agreement has been duly executed and delivered by Purchaser and Purchaser Parent and this Agreement is (and the other Transaction Documents to which Purchaser or Purchaser Parent is a party when executed and delivered will be), assuming this Agreement and such other agreements have been duly authorized, executed and delivered by the other parties hereto and thereto, a legal, valid and binding obligation of Purchaser and Purchaser Parent enforceable against Purchaser and Purchaser Parent in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and to general principles of equity.

Section 5.03                           No Violations.  The execution and delivery of this Agreement and the other Transaction Documents to which Purchaser or Purchaser Parent is a party and the performance and consummation of the transactions contemplated hereby and thereby by Purchaser or Purchaser Parent do not and will not (a) conflict with or violate any provision of the organizational documents of Purchaser or Purchaser Parent or (b) subject to receipt of all Governmental Consents and the Consents set forth on Schedule 5.03 (collectively, the “Purchaser Scheduled Consents”), (i) conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of Purchaser or Purchaser Parent under, any material Contract to which Purchaser or Purchaser Parent is a party or to which any of their respective assets is subject or (ii) violate or result in a breach of or constitute a default under any Applicable Law to which Purchaser or Purchaser Parent is subject or by which Purchaser or Purchaser Parent or any of their respective assets is bound or affected, except, in the case of this clause (b), for any violation, breach or default which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser’s or Purchaser Parent’s ability to consummate the transactions contemplated hereby or fulfill its obligations hereunder.

Section 5.04                           Consents and Approvals.  Except for (a) any Governmental Consent required under the HSR Act and (b) any Purchaser Scheduled Consents, no material Consent is required to be obtained by Purchaser or Purchaser Parent in connection with the execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser or Purchaser Parent or the consummation of the transactions contemplated hereby and thereby.

Section 5.05                           Brokers and Finders.  Other than Wells Fargo Securities, LLC, whose fees shall be paid by Purchaser, there is no investment banker, broker, finder or other intermediary which has been retained by, is authorized to act on behalf of, or is entitled to any fee or commission from, Purchaser or Purchaser Parent in connection with the transactions contemplated by this Agreement or any of the Transaction Documents.

Section 5.06                           Absence of Proceedings.  There is no Proceeding pending or, to the Knowledge of Purchaser, threatened against Purchaser or Purchaser Parent, whether commenced, brought, conducted or heard by or before, any party or any Governmental Authority, other than any Proceeding that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Purchaser’s or Purchaser Parent’s ability to consummate the transactions contemplated hereby or fulfill its obligations hereunder.

Section 5.07                           Non-Reliance.  Purchaser and Purchaser Parent further acknowledges and agrees that any estimates, budgets relating to future periods, projections, forecasts or other predictions that may have been provided to Purchaser or Purchaser Parent or any of their respective representatives by or on behalf of Sellers or any of their respective representatives are not representations or warranties of Sellers or guarantees of performance and that actual results may vary substantially from any such estimates, budgets, projections, forecasts or other predictions.

Section 5.08                           Funds Available.  At the Closing, Purchaser and Purchaser Parent together will have on an unconditional basis sufficient cash on hand to fund Purchaser’s obligations hereunder to consummate the transactions contemplated by this Agreement and to satisfy all other costs and expenses of Purchaser arising in connection with the transactions contemplated by this Agreement.

Section 5.09                           Investment Representation.  Purchaser is purchasing the Transferred Interests for its own account with the present intention of holding the Transferred Interests for investment purposes and not with a view to or for sale in connection with any public distribution of the Transferred Interests.  Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Transferred Interests. Purchaser acknowledges that the Transferred Interests have not been registered under any federal, state or foreign securities laws and that the Transferred Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under any federal, state or foreign securities laws or pursuant to an exemption from registration under any federal, state or foreign securities laws.

ARTICLE VI.
COVENANTS BEFORE CLOSING

Section 6.01                           Affirmative Pre-Closing Covenants of Sellers.  Except as otherwise contemplated by this Agreement or as set forth on Schedule 6.01, between the date hereof and the Closing Date, unless Purchaser otherwise agrees in advance in writing (which agreement shall not be unreasonably withheld, conditioned or delayed), Sellers shall, or shall cause, in the case of non-Tax matters, each Acquired Company, and in the case of Tax matters, each Tax Group Member, to, as applicable:

(a)                                 conduct the Business in the Ordinary Course of Business;

(b)                                 keep in full force and effect the organizational existence of the Acquired Companies; and

(c)                                  use commercially reasonable efforts to keep the Business substantially intact, including its present operations and material relationships with lessors, licensors, suppliers, customers and other Persons having material business relations with the Acquired Companies.

Purchaser hereby agrees (provided that the Consolidated Acquired Companies at all times shall have sufficient working capital to conduct the Business in the Ordinary Course of Business) that from time to time prior to the Closing, the Consolidated Acquired Companies shall have the right to dividend or otherwise distribute, or cause to be dividended or otherwise distributed, cash of the Consolidated Acquired Companies to Parent Seller.

Section 6.02                       Negative Pre-Closing Covenants of Sellers.  Except as otherwise contemplated by this Agreement or as set forth on Schedule 6.02, between the date hereof and the Closing Date, unless Purchaser otherwise agrees in advance in writing (which agreement shall not be unreasonably withheld, conditioned or delayed), Sellers shall cause each Acquired Company or, in the case of Section 6.02(b), each Tax Group Member to refrain from taking any action that would be required to be disclosed pursuant to  Section 4.08 or Section 4.17(n) if such action had occurred between the Latest Balance Sheet Date and the date of this Agreement, as well as any of the following actions:

(a)                                 enter into any “non-compete”, “non-solicit” or similar agreement that would restrict the Business of the Acquired Companies;

(b)                                 other than with respect to a Group Tax Return or in the Ordinary Course of Business, (i) enter into any closing agreement with respect to Taxes, (ii) settle or compromise any material Liability for Taxes, (iii) make, revoke or change any material Tax election, (iv) agree to any adjustment of any material Tax attribute, (v) file or take any action to surrender any claim for a refund of Taxes, (vi) execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any amount of Taxes, (v) file any amended material Tax Return or (vi) obtain any Tax ruling;

(c)                                  enter into any new, or materially amend or otherwise materially alter any agreement with, any Affiliate of Parent Seller;

(d)                                 other than in the Ordinary Course of Business, transfer, assign or grant any license or sublicense of any rights under or with respect to any Proprietary Rights;

(e)                                  implement any employee layoffs that would reasonably be expected to result in Liability under the WARN Act;

(f)                                   cancel, compromise, fail to exercise, waive or release any right or claim, or series of related rights or claims, that have a value that would reasonably be expected to exceed $250,000 individually or $500,000 in the aggregate;

(g)                                  enter into any new lease, sublease, license or other agreement for the use or occupancy of any Real Property;

(h)                            fail to manage and service the Shared Ownership Receivables in the Ordinary Course of Business; or

(i)                                fail to maintain in full force and effect all HRG Shared Ownership Projects and Club registration statements and regulatory approvals, Permits and consents for the marketing, sale operation and use of the HRG Shared Ownership Projects and the Club.

Section 6.03                       Cooperation; Consents.

(a)                                 Subject to the terms and conditions of this Agreement: (i) Sellers shall, and shall cause the Acquired Companies to, and Purchaser shall, and shall cause its respective subsidiaries to, use commercially reasonable efforts (A) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such Persons with respect to the transactions contemplated hereby and, subject to the conditions set forth in Article III hereof, to consummate the transactions contemplated hereby as promptly as practicable, and (B) to obtain (and to cooperate with the other Parties to obtain) any Consent, authorization, order or approval of, or any exemption by, any Governmental Authority and any other third party that is required to be obtained by them or any of their respective subsidiaries in connection with the transactions contemplated hereby, and to comply with the terms and conditions of any such consent, authorization, order or approval; and (ii) Sellers shall, and shall cause the Acquired Companies to, and Purchaser Parent shall, and shall cause its respective subsidiaries to, comply with those obligations set forth on Schedule 6.03(a).  Each Party shall, and shall cause their Affiliates to, promptly execute and deliver to the other Parties, as may be reasonably requested, any other assurances or additional documents or instruments reasonably necessary, proper or advisable to consummate the transactions contemplated by, and to carry out fully the purposes of, this Agreement.  Without limiting the generality of the foregoing, each Party shall, and shall cause their Affiliates to, from time to time when reasonably requested by the other Party, whether at or after the Closing, promptly take further action or execute and deliver, or cause to be executed and delivered, to such other Party or its designee all such documents reasonably necessary to vest in Purchaser all right, title and interest in and to the Transferred Interests and to effectuate the other transactions contemplated by this Agreement, in each case, in accordance with this Agreement.

(b)                                 No earlier than sixty (60) days prior to Closing, but in any event no later than fifty (50) days prior to Closing, Purchaser Parent shall, and shall cause its Affiliates to, determine whether a filing of a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) is required in order to consummate the transactions contemplated by this Agreement, and upon making such determination shall provide written notice to Parent Seller.  If Purchaser Parent determines that a filing is required, each of Sellers and Purchaser undertakes and agrees to file as soon as practicable, but in all cases, within five (5) Business Days following such determination, (i) a Notification and Report Form under the HSR Act with the FTC and the Antitrust Division and (ii) such other filings with any other Governmental Entities as may be required under any applicable foreign antitrust, competition or trade regulation law (such filings, collectively, the “Regulatory Filings”).  Each of Sellers and Purchaser shall (x) respond as promptly as practicable to any reasonable inquiries or requests for additional information or documentation received from the FTC, the Antitrust Division or any other Governmental Authority and (y) not extend any waiting period under the HSR Act or any foreign antitrust, competition or trade regulation law or enter into any agreement with the FTC, the Antitrust Division or any other Governmental Authority not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other Parties hereto.  The Parties shall use commercially reasonable efforts to avoid or eliminate impediments under any antitrust, competition or trade regulation law or that may be asserted by the FTC, the Antitrust Division or any other Governmental Authority with respect to the transactions contemplated by this Agreement so as to enable the Closing to occur prior to the Outside Date, including defending through litigation on the merits any claim asserted in any court by any party, including appeals; provided, however, that nothing contained in this Agreement shall be deemed to obligate Purchaser to propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Purchaser or its subsidiaries or otherwise offer to take or offer to commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of Purchaser or its subsidiaries, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or Proceeding, which would otherwise have the effect of preventing or delaying the Closing beyond the Outside Date.  Purchaser and Parent Seller each shall be responsible for fifty percent (50%) of all filing fees payable to the FTC, the Antitrust

Division or any other Governmental Authority in connection with the antitrust, competition or trade regulation matters contemplated by this Agreement.

(c)                                  Subject to Applicable Law and any applicable privilege, Parent Seller or Purchaser, as the case may be, shall promptly furnish to the other Parties copies of any notices or written communications received by such Party from any third party or any Governmental Authority with respect to the transactions contemplated by this Agreement, and the receiving Party shall permit counsel to the other Party an opportunity to review in advance of, and the receiving Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by the receiving Party and/or its Affiliates to any third party or any Governmental Authority, including the FTC and Antitrust Division, concerning the transactions contemplated by this Agreement.  Each of Parent Seller or Purchaser, as the case may be, agrees to provide the other Party and its counsel the opportunity, on reasonable advance written notice, to participate in any substantive meetings or discussions, either in person or by telephone, between a Party and/or any of its Affiliates, agents or advisors, on the one hand, and any third party or Governmental Authority, including the FTC and Antitrust Division, on the other hand, concerning or in connection with the transactions contemplated hereby to the extent permitted by the Governmental Authority.

(d)                                 Except as set forth on Schedule 6.03(d), in no event shall Sellers or any Acquired Company be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals required in order to consummate the transactions contemplated hereby.

(e)                                  Immediately after the Closing Date, Parent Seller shall, and shall cause its Affiliates to, transfer to Purchaser all personnel files, documents and data in its (or their) possession or under its (or their) control that relate to the Company Employees (whether such information is maintained in hard-copy or electronic form/format), including all personnel files (including all employee applications, evaluations and agreements), all medical files (including employee safety/health, workers compensation and medical leave/Family Medical Leave Act files), all immigration files (including all I-9s and supporting information) and all employee benefits files (including enrollment forms, claims for benefits and benefit determinations, beneficiary designations, loan and distribution requests); provided that, subject to the confidentiality obligations set forth in Section 6.05(c), Parent Seller and its Affiliates shall be permitted to retain copies of the foregoing for its (or their) own record.

Section 6.04                       Pre-Closing Access.  Subject to the terms of the Confidentiality Agreement, between the date hereof and the Closing Date, Parent Seller shall afford Purchaser and its representatives reasonable access, at reasonable times during normal business hours, to the personnel, premises, properties, books and records and other documents and financing, operating and other data of the Acquired Companies that Purchaser may reasonably request in writing; provided that Purchaser shall not engage in any environmental testing with respect to any Real Property without the prior written consent of Parent Seller; provided, further, that such books and records and other documents shall not include any Group Tax Return or any work papers related thereto.  Parent Seller shall also instruct the representatives and personnel of the Acquired Companies to cooperate reasonably with Purchaser and its representatives in its investigation of the Business pursuant to this Section 6.04.  The foregoing shall not require any

Seller or any Acquired Company to permit any inspection, or to disclose any information, that in its reasonable judgment is reasonably likely to (i) result in the waiver of any attorney-client privilege or the violation of any Applicable Law or (ii) violate any of their obligations with respect to confidentiality (whether pursuant to any Contract or otherwise) if such Seller or Acquired Company, as the case may be, shall have used commercially reasonable efforts to obtain the consent to such inspection or disclosure of the affected third party.  Sellers shall not be required to, nor shall Sellers be required to cause any Acquired Company to, take any action pursuant to this Section 6.04 beyond commercially reasonable efforts or that would unreasonably disrupt their respective normal operations.  The confidentiality of all such documents and information furnished in connection with the transactions contemplated by this Agreement shall be governed by the terms of the Confidentiality Agreement.

Section 6.05                            Non-Solicitation; Confidentiality.

(a)                                 In consideration of the benefits of this Agreement to Sellers and in order to induce Purchaser to enter into this Agreement, Sellers hereby covenant and agree that, from and after the Closing and until the second (2nd) anniversary of the Closing Date, Sellers shall not, and shall cause their respective Affiliates and subsidiaries not to, hire or solicit to perform services (as an employee, consultant or otherwise) or take any actions which are intended to persuade any termination of association with any Acquired Company by any Person who is, immediately preceding the Closing Date, employed by any Acquired Company at the level of a manager, director (e.g., sales and marketing, business development), vice-president, president or any level more senior than any such level; provided, however, that general solicitations of employment published in a journal, newspaper or other publication of general circulation or listed on any internet job site and not specifically directed towards such employees shall not be deemed to constitute solicitation for purposes of this Section 6.05(a) and the hiring of any Person as a result of such permitted solicitations shall not constitute a breach of this Section 6.05(a).

(b)                                 In consideration of the benefits of this Agreement to Purchaser and in order to induce Sellers to enter into this Agreement, Purchaser Parent hereby covenants and agrees that, from and after the Closing and until the second (2nd) anniversary of the Closing Date, Purchaser Parent shall not, and shall cause its Affiliates and subsidiaries not to, hire or solicit to perform services (as an employee, consultant or otherwise) or take any actions which are intended to persuade any termination of association with Parent Seller or any of its Affiliates (as applicable) by any Person who is, immediately preceding the Closing Date, employed by Parent Seller or any of its Affiliates at the level of a manager, director (e.g., sales and marketing, business development), vice-president, president or any level more senior than any such level; provided, however, that general solicitations of employment published in a journal, newspaper or other publication of general circulation or listed on any internet job site and not specifically directed towards such employees shall not be deemed to constitute solicitation for purposes of this Section 6.05(b) and the hiring of any Person as a result of such permitted solicitations shall not constitute a breach of this Section 6.05(b).

(c)                                  In consideration of the benefits of this Agreement to each Party and in order to induce other Parties to enter into this Agreement, as applicable, (i) Sellers hereby covenant and agree that, from and after the Closing and until the fifth (5th) anniversary of the Closing Date, without the prior written consent of Purchaser, Sellers shall keep confidential and not disclose to any other Person (other than their representatives) or use any Confidential Information concerning the Business, (ii) from and after the Closing, without the prior written consent of the other Parties, each of the Parties shall keep confidential and not disclose to any other Person the terms and conditions of this Agreement or any of the Transaction Documents and (iii) Purchaser Parent hereby covenants and agrees that, from and after the Closing and until the fifth (5th) anniversary of the Closing Date, without the prior written consent of Parent Seller, Purchaser Parent shall, and shall cause its Affiliates (including the Acquired Companies) to, keep confidential and not disclose to any other Person (other than its and their representatives) any Confidential Information or other confidential or proprietary information of Parent Seller or any of its Affiliates, which Confidential Information or other confidential or proprietary information has been made available to Purchaser Parent or such Affiliate pursuant to the terms of this Agreement or the Confidentiality Agreement or otherwise as a result of (x) Parent Seller’s ownership of the Acquired Companies prior to the Closing or (y) Purchaser’s ownership of the Acquired Companies from and after the Closing, but excluding, in the case of this clause (iii), any Confidential Information or other confidential or proprietary information to the extent it relates solely to the Acquired Companies or the Business, except, in the case of each of clauses (i), (ii) and (iii), as and to the extent required by Applicable Law, in connection with any Proceeding or any securities exchange on which the securities of a Party or an Affiliate are listed or in connection with a legitimate financing business purpose to a third party financing source whose primary business is providing financing, subject to a customary confidentiality agreement no less restrictive than the Confidentiality Agreement.  The term “Confidential Information” shall have the meaning ascribed thereto in the Confidentiality Agreement and, for the avoidance of doubt, shall include any applicable trade secrets.  Notwithstanding the foregoing or the terms of the Confidentiality Agreement, Confidential Information and, as used in this Section 6.05(c) only, “confidential or proprietary information” shall not apply to information which: (A) is or becomes generally available to the public without breach, directly or indirectly, of the commitment provided for in this Section 6.05(c), (B) is independently developed or acquired by the applicable Party without the use of Confidential Information or other confidential or proprietary information, as applicable, (C) is or becomes available on a non-confidential basis from a source other than the Acquired Companies or their advisors or Parent Seller or its advisors, as applicable, provided that such source was not known by the applicable Party using such information to be bound by a confidentiality agreement with the Acquired Companies or Parent Seller, as applicable, or otherwise prohibited from transmitting the information by contractual, legal or fiduciary obligations or (D) is used by the Parties in a manner or manners contemplated by this Agreement or any of the Transaction Documents (for example, to prepare Tax Returns or to provide transition services).  Notwithstanding the foregoing, to the extent any Confidential Information or other confidential or proprietary information is a trade secret, the covenants set forth in clauses (A) and (C) of this Section 6.05(c) shall survive for so long as such Confidential Information or other confidential or proprietary information constitute trade secrets under Applicable Law.

Section 6.06                       Termination of Affiliate Relations.  Except as contemplated by this Agreement or any Transaction Document, on or prior to the Closing Date, (i) each Consolidated Acquired Company shall have repaid, settled or otherwise satisfied all of their outstanding Liabilities as of the Closing Date (but excluding payables for goods sold and services rendered which shall be paid in the Ordinary Course of Business) owed to any Seller or any of their respective Affiliates (other than the Acquired Companies), and (ii) Sellers and their respective

Affiliates (other than the Acquired Companies) shall have satisfied all of their Liabilities (other than payables for goods sold and services rendered which shall be paid in the Ordinary Course of Business) owed to the Consolidated Acquired Companies.  Except as set forth on Schedule 6.06, all Contracts between any Acquired Company and any Seller and any of their respective Affiliates (other than agreements solely between any Acquired Company, agreements contemplated by this Agreement or the Transaction Documents and Contracts listed on Schedule 6.06) shall be terminated as of the Closing Date, and all obligations and Liabilities thereunder shall have been satisfied.  In connection therewith, effective from and after the Closing and other than with respect to claims under this Agreement or any of the Transaction Documents: (i) each Seller, on its behalf and on behalf of each of its controlled Affiliates, successors and assigns, hereby fully releases and forever discharges the Acquired Companies from any and all claims which any of them now have, ever had or hereafter may have, against any of the Acquired Companies by reason of any matter arising in connection with any of the Contracts or obligations terminated pursuant to this Section 6.06; and (ii) in connection with the Closing, Purchaser and each Acquired Company, each on its behalf and on behalf of each of their controlled Affiliates, successors and assigns, will fully release and forever discharge each Seller, as applicable, and each of their controlled Affiliates from any and all claims which any of them now have, ever had or hereafter may have, against any Seller or any of their controlled Affiliates by reason of any matter arising in connection with any of the Contracts or obligations terminated pursuant to this Section 6.06.

Section 6.07                       Payment of Indebtedness.  Other than any Indebtedness as set forth in, and the subject of, Section 6.06, Parent Seller shall cause the Consolidated Acquired Companies to (a) repay, redeem, defease, satisfy and/or discharge in full on or prior to the Closing any and all Indebtedness of such Consolidated Acquired Company, including the Indebtedness set forth on Schedule 6.07(a) (but not including any of the Indebtedness set forth on Schedule 6.07(b), which, for the avoidance of doubt, shall not be repaid, redeemed, defeased, satisfied and/or discharged, and shall otherwise remain outstanding at and as of the Closing), (b) with respect to any Indebtedness of third parties secured by Liens on property owned or acquired by any such Consolidated Acquired Company, cause such Liens to be fully released and (c) obtain and deliver to Purchaser at or prior to the Closing true and correct copies of releases in customary form, duly executed by the holders thereof, evidencing that (i) any and all Liens relating to such Indebtedness are fully released and discharged, (ii) each of the Consolidated Acquired Companies is fully released from any and all Liabilities and obligations (except for monetary Liabilities and obligations which shall be discharged in full) under such Indebtedness and (iii) any and all Liens relating to any Indebtedness of third parties secured by any Lien on property owned or acquired by any such Consolidated Acquired Company is fully released.

Section 6.08                       Excluded Assets and Liabilities. Between the date hereof and the date that is one (1) business day prior to the Closing Date, Sellers shall take such actions as are necessary or appropriate to cause the applicable Acquired Companies to transfer to Sellers or an Affiliate thereof the assets, properties and Liabilities set forth on Schedule 6.08 (such assets, properties and Liabilities, the “Excluded Assets and Liabilities”).  Purchaser shall reasonably cooperate with Sellers in connection with the transfer of the Excluded Assets and Liabilities, and the Parties shall execute and cause to be delivered such instruments and other documents, and take such other actions, reasonably related thereto.  Any and all Liabilities for Excluded Assets and Liabilities shall be and remain the sole obligation of Sellers.

Section 6.09                       Exclusivity. From the date hereof until the earlier of (a) the Closing Date and (b) the date on which this Agreement is terminated pursuant to Article VIII, none of the Sellers or their representatives will (and Sellers will not cause or permit the Acquired Companies to) (i) initiate, solicit, seek or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including any proposal or offer to its stockholders or any of them), relating to a merger, acquisition, consolidation, recapitalization, liquidation, dissolution, equity investment or similar transaction involving, or any purchase of all or any substantial portion of the assets or any equity securities of, the Acquired Companies (any such proposal or offer shall be referred to herein as a “Proposal”), (ii) engage in any negotiations concerning, or provide any Confidential Information or data to, or have any discussions with, any Person relating to a Proposal, (iii) otherwise cooperate in any effort or attempt to make, implement or accept a Proposal, or (iv) enter into or consummate any agreement or understanding with any Person relating to a Proposal.  No Seller will vote its Capital Interests in favor of any such Proposal.  Sellers will notify Purchaser promptly (and in any event within three (3) Business Days) if any Person makes any Proposal, offer or inquiry with respect to any of the foregoing.

Section 6.10                       Title Insurance.  No later than ten (10) days prior to the Closing Date, Parent Seller shall deliver to Purchaser a commitment for an ALTA Owner’s Title Insurance Policy the form of which policy shall be acceptable to Purchaser for the Hyatt Carmel Highlands, also known as the Highlands Inn Hotel, located at 120 Highlands Drive, Carmel, California 93923 (the “Highlands Inn Hotel”), issued by a title insurance company satisfactory to Purchaser, together with a copy of all documents referenced therein.

Section 6.11                       Shared Ownership Reports.  From the date hereof until the Closing Date, Sellers shall provide Purchaser with a monthly sales and inventory report, including the monthly sales of Shared Ownership Interests, as well as an updated listing of Shared Ownership Receivables consistent with Schedule 4.26(a).

Section 6.12                       Letters of Credit.  On the Closing Date, Purchaser and Purchaser Parent shall, or shall cause their Affiliates to, obtain and provide substitute letters of credit to the parties set forth on Schedule 6.11 (collectively, the “Substitute Letters of Credit”) that replace, and from and after the Closing Date will be used in lieu of, each of the letters of credit set forth on Schedule 6.11 (collectively, the “Current Letters of Credit”).  The Substitute Letters of Credit shall be in form and substance reasonably satisfactory to the recipients thereof, and shall comply with Applicable Laws (including the laws and regulations governing the Current Letters of Credit) with respect to their delivery.  Purchaser shall indemnify, defend and hold harmless Sellers and their Affiliates from and against any claims, draws or other payments made under or with respect to the Current Letters of Credit from and after the Closing Date.

Section 6.13                       2013 Audited Financial Statements / 2014 Unaudited Financial Statements.  No later than (a) thirty (30) days following the Closing Date if the Closing occurs on or prior to July 31, 2014, or (b) twenty (20) days following the Closing Date if the Closing occurs on or after August 1, 2014, Parent Seller shall deliver to Purchaser final (i) audited consolidated balance sheets of the Consolidated Acquired Companies for the fiscal year ended December 31, 2013 and the related consolidated statements of income, equity and cash flow for the fiscal year then ended, prepared in accordance with GAAP, consistently applied and in compliance with the rules and regulations of the Securities and Exchange Commission, and audited by Deloitte & Touche LLP (the “2013 Final Audited Financial Statements”), and (ii) final unaudited consolidated balance sheets and income statements of the Consolidated Acquired Companies and the related unaudited consolidated statements of cash flows as of and for the most recently available quarterly period prior to Closing (the “2014 Final Unaudited Financial Statements”).  The cost of the preparation of the foregoing financial statements by Deloitte & Touche LLP shall be borne fifty percent (50%) by Purchaser up to an aggregate of $325,000 and fifty percent (50%) by Sellers; provided that Purchaser shall only be responsible for such cost if the Closing occurs prior to any termination of this Agreement pursuant to Section 8.01(c).

Section 6.14                       Hyatt Regency Key West Hotel Kiosk Lease.  Parent Seller shall, and shall cause the Acquired Companies to, use commercially reasonable efforts to, prior to the Closing Date, enter into a kiosk lease agreement with respect to the marketing of Hyatt Windward Pointe at the Hyatt Regency Key West Hotel.

ARTICLE VII.
GENERAL COVENANTS

Section 7.01                           Employee Benefits and Employees.

(a)                                 Effective as of the Closing Date, or, in the case of Transferred Employees, December 31, 2014, Company Employees and Transferred Employees shall cease to participate in the Seller Plans and will, effective on the Closing Date or, in the case of Transferred Employees, January 1, 2015, or such other subsequent entry date as may be required by the plan or underlying insurance policy, become participants in any employee benefit plans offered by Purchaser in which they may be eligible to participate; provided however that the termination of participation of Company Employees or Transferred Employees in the Seller Plans and their prospective participation in employee benefit plans sponsored by Purchaser shall be subject to the provisions of Section 7.01. Purchaser agrees that effective as of the Closing Date it will credit the service of each Company Employee with the Acquired Companies, Parent Seller or any Affiliate thereof for purposes of determining each Company Employee’s eligibility to participate in and eligibility for any vesting under each of the benefit plans that will be made available for Company Employees after the Closing Date (whether or not any such plan, program or arrangement is described in ERISA Section 3(3)).  In addition, Purchaser agrees to credit the service of each Company Employee with the Acquired Companies, Parent Seller or any Affiliate thereof for purposes of determining the amount of vacation and other paid time off to which such employee will be entitled under policies for vacation and other paid time off to be effective after the Closing Date.  On or before the Closing Date, Parent Seller shall provide Purchaser a list of the service time to be credited to each Company Employee pursuant to this Section 7.01(a).

(b)                                 With respect to each Company Employee, for so long as such Company Employee remains employed by any Acquired Company, Purchaser shall cause the Acquired Company, as applicable, to provide compensation and benefits that are comparable in the aggregate to the compensation and benefits provided to similarly situated employees of Purchaser.

(c)                                  As of the Closing Date, the Acquired Companies shall take such action as is necessary such that the Acquired Companies shall cease being a “participating employer” and shall cease any co-sponsorship and participation in each Plan that is jointly adopted, sponsored or maintained by the Acquired Companies and any ERISA Affiliate that is not a Subsidiary and in which any current, terminated or retired employee of the Acquired Companies participate (each such Plan being a “Seller Plan”).  Except as provided in Section 7.01(e) and Section 7.01(d), the Acquired Companies shall have no further Liability for any claims incurred under the Seller Plans related to events that occurred prior to the Closing Date, whether any claims related to such event are made prior to, on or after the Closing Date.  For this purpose, claims will be considered incurred on the date provided under the terms of the Seller Plans.  The Seller Plans shall provide any continuation coverage required under Section 4980B of the Code, Part 6 of Title I of ERISA or applicable state law (“COBRA”) to each “qualified beneficiary” as that term is defined in COBRA whose first “qualifying event” (as defined in COBRA) occurs on or prior to the Closing Date.

(d)                                 On or as soon as possible after  the Closing Date, the Acquired Companies shall adopt a deferred compensation plan (“New Deferred Compensation Plan”) and assume the benefits and liabilities of the Company Employees under the Hyatt Corporation Deferred Compensation Plan including any amounts accrued for 2013 (“Hyatt DC Plan Liabilities”).  On and following the Closing Date, the Acquired Companies shall maintain and be responsible for the Hyatt DC Plan Liabilities and any other liability for all deferred compensation obligations of the Company Employees and Sellers shall have no further liability therefore.  As soon as practicable following the Closing Date, Parent Seller shall transfer assets to Purchaser or a trust for the New Deferred Compensation Plan as Purchaser shall designate equal to the Hyatt DC Plan Liabilities, including any amounts accrued for 2013 and included in the Hyatt DC Plan Liabilities.  As soon as practicable following the Closing Date, Parent Seller shall provide Purchaser all documents and/or information related to the Hyatt DC Plan Liabilities to be assumed and transferred which is necessary to implement this Section 7.01(d), including updated account balances for each Company Employee as of the Closing Date.

(e)                                  Parent Seller acknowledges that the transactions contemplated by this Agreement will result in Company Employees incurring a “severance from employment” with Seller (as defined for purposes of Section 401(k) of the Code) upon the  Closing Date, and that, pursuant to the provisions of Hyatt Corporation Retirement Savings Plan (the “Seller 401(k) Plan”) each Company Employee will be entitled to receive distribution in full of his or her account balance from Seller’s 401(k) Plan, including any promissory notes evidencing loans following the Closing Date.  Purchaser agrees to allow Company Employees to elect to make direct rollovers from Seller’s 401(k) Plan to a defined contribution 401(k) plan established or maintained by the Acquired Companies or Purchaser (the “Purchaser 401(k) Plan”), including all promissory notes evidencing any loans to the Company Employees from the Seller 401(k) Plan.  In addition, Parent Seller acknowledges that the transactions contemplated by this Agreement will result in Company Employees incurring a “distributable event” for purposes of the Hyatt Corporation Retirement Savings Plan-Puerto Rico (“Seller PR Savings Plan”) and that each Company Employee will be entitled to receive distribution in full of his or her account balance from Seller’s PR Savings Plan, including any promissory notes evidencing loans following the Closing Date.  Purchaser agrees to allow Company Employees to elect to make direct rollovers from Seller’s PR Savings Plan to a defined contribution plan to be established by Purchaser which is qualified under the provisions of Sections 1081.01(a) and (d) of the Puerto Rican Code including all promissory notes evidencing any loans to the Company Employees from the Seller PR Savings Plan.  Notwithstanding the foregoing, Parent Seller or Purchaser shall not be required to  distribute plan assets to Company Employees participating in Seller’s 401(k) Plan or in Seller’s PR Savings Plan or accept rollovers from Company Employees if it is determined by either party that such transfer may violate ERISA, the Code or the Puerto Rican Code, as applicable.  As soon as practical following the Closing Date, Parent Seller shall provide Purchaser all documents and/or information related to the accounts and liabilities to be transferred which is necessary or appropriate to implement this Section 7.01(e).

(f)                                   Through December 31, 2014, Parent Seller shall continue to employ the food and beverage workers who work at the Highlands Inn Hotel (the “F&B Employees”) upon the same terms and conditions as on the date hereof and those F&B Employees who are covered (the “Covered F&B Employees”) by the UNITE HERE collective bargaining agreement set forth on Schedule 4.19(a)(ii) (the “Highlands Inn CBA”) upon the terms and conditions set forth in the Highlands Inn CBA applicable to the Covered F&B Employees.  Effective as of January 1, 2015, (the “Transfer Date”):  (i) Purchaser shall cause an Acquired Company to offer employment to and shall employ each active Covered F&B Employee who accepts employment upon the terms and conditions set forth in the Highlands Inn CBA and each active other F&B Employee who accepts employment upon the terms and conditions as on the date hereof (collectively, the “Transferred Employees”), (ii) such Acquired Company shall agree to assume and be the successor to Parent Seller for all Liabilities with respect to the Transferred Employees, including and all of Parent Seller’s obligations and Liabilities for the Transferred Employees under the Highlands Inn CBA, including Liabilities relating Parent Seller’s contribution history under the Monterrey Peninsula Restaurant and Hotel Pension Trust Fund (the “Pension Fund”) with respect to the Transferred Employees to be used for purposes of calculating any withdrawal liability incurred by the Acquired Company following the Transfer Date as if the transfer of employment of the Transferred Employees constituted a transaction covered by Section 4204 of ERISA, (iii) Purchaser agrees that such Acquired Company shall retain the Transferred Employees (subject to changes in the level of staffing as provided in the Highlands Inn CBA) and to continue to make contributions to the Pension Fund according to the terms of the Highlands Inn CBA, (iv) Parent Seller shall notify the union pursuant to Section 14 of the Highlands Inn CBA of the transactions contemplated by this Section 7.01(f) and provide Purchaser a copy of such notice, and (iv) Parent Seller and Purchaser shall take such action as is reasonably necessary such that Parent Seller shall have no further obligations or Liabilities under the Highlands Inn CBA or to the Transferred Employees with respect to obligations or Liabilities arising subsequent to the Transfer Date.  To the extent that the consummation of this transaction contemplated solely by this Section 7.01(f) causes the imposition of any withdrawal liability upon an Acquired Company, then Parent Seller will be solely responsible for such withdrawal liability and Parent Seller shall either pay or reimburse Purchaser for any such amounts.  Parent Seller and Purchaser shall mutually cooperate and agree regarding any negotiations with the union under the Highlands Inn CBA required in connection with the termination of and transfer of employment of the Transferred Employees as provided in this Section 7.01(f), including the treatment of any accrued and unused vacation pay payable to the Transferred Employees upon such termination of employment.  Purchaser shall not be required to hire and shall have no Liability with respect to any F&B Employee who is not a Transferred Employee. To the extent applicable, ten (10) days prior to the Transfer Date, Parent Seller shall provide Purchaser a schedule listing the elections of all Transferred Employees along with the balances to be credited to each Transferred Employee who elects to transfer his or her accrued but unused vacation and other paid time off to Purchaser.

(g)                                  Other than Section 7.01(f) with respect to the relevant Acquired Company becoming a successor to Parent Seller under the Highlands Inn CBA, the Parties hereby acknowledge and agree that all provisions contained in this Section 7.01 are included for the sole benefit of the respective Parties and shall not create any right in any other person, including any Company Employees, former Company Employees, any participant in any Plan or any beneficiary thereof.  Nothing contained herein shall preclude Purchaser or the Acquired Companies from terminating the employment of any Company Employee at any time and for any reason, or from terminating or amending any of its employee benefit plans at any time and for any reason.

(h)                                 Notwithstanding anything to the contrary contained in this Agreement, no provision in this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any employee benefit plan.

(i)                                     Notwithstanding anything in this Agreement to the contrary, Parent Seller shall retain all Liability with respect to, and shall indemnify, defend and hold harmless Purchaser, the Acquired Companies and their respective Affiliates for, any change in control payment, transaction bonus, stay bonus, retention bonus or similar payment to which any director, manager, employee or former employee of any of the Acquired Companies or their respective Affiliates may be entitled in connection with the transactions contemplated by this Agreement (whether contingent or otherwise).

Section 7.02                           Directors’ and Officers’ Indemnification.

(a)                                 Purchaser covenants and agrees that, for a period of six (6) years following the Closing Date, the provisions of the constituent documents of the Acquired Companies concerning the elimination of liability and indemnification of directors and/or other Persons shall not be amended in any manner that would adversely affect the rights thereunder of any Person that is as of the date hereof or the Closing Date covered as an indemnitee under any such elimination of liability or indemnification provisions.  In addition to the foregoing, from and after the Closing Date for a period of six (6) years, the Acquired Companies shall (and Purchaser shall cause the Acquired Companies to) indemnify and hold harmless (or caused to be indemnified and held harmless) each person who is, or at the Closing Date will be, a current or former director, employee, agent or officer of any Acquired Company (the “D&O Indemnitees”) against all Losses arising out of or pertaining to acts or omissions (or alleged acts or omissions) of the D&O Indemnitees, or any of them, in their capacities as such.  To the maximum extent permitted by Applicable Law, the indemnification and related rights hereunder shall be mandatory rather than permissive, and such Acquired Company, as the case may be, shall (and Purchaser shall cause such Acquired Company to) promptly advance expenses in connection with such indemnification to the extent permitted under Applicable Law.

(b)                                 Effective upon the Closing, Purchaser and the Acquired Companies and each of their respective Affiliates, representatives, successors and assigns (collectively, the “Releasing

Parties”), shall be deemed to have remised, released and forever discharged the individuals set forth on Schedules 7.02(a) and 7.02(b) (collectively, the “D&O Released Parties”) of and from any and all claims which the Releasing Parties, or any of them, now have, ever had, or at the Closing may have, or hereafter can, shall or may have, against the D&O Released Parties, or any of them, for, upon or by reason of any matter, cause or thing whatsoever, from the beginning of time through the Closing Date; provided, however, that the Releasing Parties shall not be deemed to have remised, released or discharged any D&O Released Party set forth on Schedule 7.02(a) from intentional misconduct or fraud or any D&O Released Party set forth on Schedule 7.02(b) from intentional misconduct, fraud, an intentional breach of a company policy then applying to the Acquired Companies or an intentional and knowing violation of Applicable Law.  As of the Closing Date, Purchaser, on behalf of each of the Releasing Parties, expressly acknowledges that it has had, or has had and waived, the opportunity to be advised by independent legal counsel and hereby waives and relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code (and any analogous law of any other state, locality or other jurisdiction) and does so understanding and acknowledging the significance and consequence of such specific waiver which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(c)                                  Purchaser, on behalf of each of the Releasing Parties, hereby represents, warrants and covenants to each D&O Released Party that there has not been and will not be any assignment or other transfer of any right or interest in any claims that any Releasing Party ever had, has or may have against the D&O Released Parties, and hereby agrees to indemnify and hold each D&O Released Party harmless from any claims and Losses directly or indirectly incurred by any of the D&O Released Parties as a result of any person asserting any right or interest pursuant to any such purported assignment or transfer of any such right or interest.

(d)                                 Purchaser, on behalf of the Releasing Parties, hereby agrees that if any Releasing Party hereafter commences, joins in or in any manner seeks relief through any suit arising out of, based upon or relating to any of the claims released hereunder, or in any manner asserts against any D&O Released Party any of the claims released hereunder, then such Releasing Parties will pay to such D&O Released Party, in addition to any other Losses, direct or indirect, all attorneys’ fees incurred in defending or otherwise responding to such suit or claims.

(e)                                  For a period of six (6) years from and after the Closing Date, Parent Seller shall use commercially reasonable efforts to procure and maintain in effect with respect to all periods prior to the Closing Date, directors’ and officers’ liability insurance covering those present and former officers and directors of the Acquired Companies and those present and former officers, directors and managers of the Acquired Companies who are currently covered by directors’ and officers’ liability insurance policies on terms no less favorable in the aggregate than the terms of such current insurance coverage; provided, however, that if any claim is asserted or made within such six (6)-year period, such insurance shall be continued in respect of such claim until the final disposition thereof.

(f)                                   The provisions of this Section 7.02 are (i) intended to be for the benefit of, and shall be enforceable by, each Person released or entitled to indemnification, or other benefit hereunder, and each such Person’s heirs, representatives, successors or assigns, it being expressly agreed that such Persons shall be third party beneficiaries of this Section 7.02, and (ii) in addition to, and not in substitution for, any other right to indemnification or contribution that any such Person may have by Contract or otherwise.  The Acquired Companies shall not (and Purchaser shall cause the Acquired Companies not to) (A) amend the provisions of this Section 7.02 in a manner that would adversely affect any such third party beneficiary without the prior written consent of such third party beneficiary or (B) following the Closing, enter into, or permit any of its Affiliates to enter into, any merger, consolidation or other transaction unless Purchaser shall have ensured that the surviving or resulting entity is creditworthy and will assume the obligations imposed by this Section 7.02.  With respect to any claim by a third-party beneficiary under this Section 7.02, no Releasing Party may assert by way of defense, set-off or counterclaim, any claim against, or Losses owing by, Sellers or another third-party beneficiary.

(g)                                  The Acquired Companies shall (and Purchaser shall cause the Acquired Companies to), from time to time following the Closing, execute and deliver such other documents and instruments and take such other actions as may be reasonably requested by Sellers or any D&O Released Party or D&O Indemnitee to implement the provisions of this Section 7.02.

Section 7.03                           Notice of Certain Matters.  From the date hereof through the Closing, each Party, promptly upon obtaining knowledge of such matter, shall give notice in writing to the other Parties of (a) any fact or condition arising after the date hereof that causes any of its respective representations and warranties contained in this Agreement to be untrue, misleading or inaccurate in a manner reasonably likely to result in the failure of a condition set forth in  Article III (including setting forth the facts or conditions that such Party reasonably believes to have caused any such representation or warranty to become untrue, misleading or inaccurate in a manner reasonably likely to result in the failure of a condition set forth in  Article III) and (b) any failure of the Party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it under this Agreement in a manner reasonably likely to result in the failure of a condition set forth in Article III.  Should any such fact or condition described in clause (a) above require any change in any Disclosure Schedule if such Disclosure Schedule were dated as of the time of occurrence or discovery of such fact or condition, Parent Seller shall promptly deliver to Purchaser a supplement to the Disclosure Schedule specifying such change (each, a “Seller Schedule Update”). No Seller Schedule Update delivered to Purchaser pursuant to this Section 7.03 shall (i) be deemed to cure any breach or inaccuracy of any representation or warranty that was untrue when made or subsequently has become untrue or (ii) constitute a waiver by Purchaser of any condition set forth in this Agreement, unless, in either case, Purchaser specifically agrees thereto in writing.  Additionally, each Party’s obligations under this Section 7.03 and the disclosure of any matter in accordance with the provisions of this Section 7.03 shall not limit or otherwise affect the rights and obligations of the other Party hereunder, including the remedies available hereunder (including the remedies described in Section 9.03 and Article X), and shall not be deemed to cure any breach or inaccuracy of any representation or warranty of

Sellers or Purchaser or Purchaser Parent, as the case may be, made in this Agreement or any of the other Transaction Documents.  No failure to comply with this Section 7.03 shall by itself constitute the failure of any condition set forth in Article III, or by itself give rise to any rights of indemnification under Section 9.03 or Article X or of termination under Article VIII, unless the underlying breach would independently result in the failure of a condition set forth in Article III or give rise to any rights of indemnification under Section 9.03 or Article X or of termination under Article VIII, respectively.

Section 7.04                           Publicity / Securities and Exchange Commission Filings.

(a)                                 The Parties shall consult with each other at least two (2) Business Day before issuing any press release or otherwise making any public statements with respect to this Agreement or any Transaction Document or the transactions contemplated hereby or thereby, including, the filing of a Current Report on Form 8-K that announces the execution and delivery of this Agreement, and, except as may be required by Applicable Law or any securities exchange on which the securities of a Party or an Affiliate are listed, no Party shall issue any such press release or make any such public statement without the prior written approval of the other Parties (which approval will not be unreasonably withheld, delayed or conditioned).

(b)                                 Purchaser and Parent Seller shall cooperate in good faith with respect to the preparation of, and at least five (5) days prior to the Closing, Purchaser shall furnish Parent Seller with a draft Current Report on Form 8-K that announces the Closing.  Purchaser and Parent Seller shall cooperate in good faith with respect to the preparation of, and at least five (5) days prior to the filing, Purchaser shall furnish Parent Seller with a draft amendment to the Current Report on Form 8-K incorporating the 2013 Final Audited Financial Statements and the 2014 Final Unaudited Financial Statements (the “Transaction Form 8-K/A”).  Parent Seller shall reasonably cooperate and use commercially reasonable efforts to provide appropriate representations to Deloitte & Touche LLP, the Consolidated Acquired Companies’ independent registered public accounting firm,  in connection with the delivery to Purchaser of the consent relating to the use by Purchaser of the 2013 Final Audited Financial Statements and 2014 Final Unaudited Financial Statements in the Transaction Form 8-K/A, in form and substance reasonably satisfactory to Purchaser and Parent Seller.

Section 7.05                           Post-Closing Access.  Following the Closing Date, Purchaser shall (a) allow each Seller and their respective Affiliates, upon reasonable prior notice and during regular business hours, through their employees and representatives, the right to examine and make copies of the books and records transferred directly or indirectly to Purchaser at the Closing (including pursuant to Section 6.03(e)) for any reasonable business purpose relating to their respective businesses, including the preparation or examination of Tax Returns, regulatory filings and financial statements and the conduct of any litigation or the conduct of any regulatory, contractholder, participant or other dispute resolution or Proceeding (including any Tax Claim), whether pending or threatened, and (b) maintain such books and records for examination and copying by any Seller and/or their respective Affiliates for a period of not less than six (6) years following the Closing Date; provided that after such six (6)-year period, Purchaser shall provide Parent Seller with at least twenty (20) Business Days’ written notice prior to destroying or disposing of any such books and records at which time and at the option and expense of Parent Seller, Purchaser shall deliver such books and records to Parent Seller, rather than destroying the same.  Parent Seller shall also make its representatives and personnel available on a mutually convenient basis to provide additional historical information (and explanation thereof) with respect to the Acquired Companies reasonably relevant to Purchaser’s preparation of its Income Tax provision relating to the Acquired Companies; provided, however, that notwithstanding anything to the contrary contained in this Agreement, none of Parent Seller or its Affiliates shall have any liability for (and Purchaser shall indemnify and hold harmless Parent Seller and its Affiliates against) any Losses arising out of or in connection with such Income Tax provision prepared by Purchaser.  Access to such books and records shall be at Sellers’ expense, and may not unreasonably interfere with Purchaser’s or its Affiliates (including any Acquired Company’s) or any successor company’s business operations.  Parent Seller may retain (i) one copy of the materials included in the virtual data room organized by Parent Seller (or its Affiliates) in connection with the transactions contemplated by this Agreement, together with a copy of all documents referred to in such materials, (ii) all internal correspondence and memoranda and valuations in connection with the sale of the Target Subsidiaries, (iii) a copy of all consolidating and consolidated financial information and all other accounting records prepared or used in connection with the preparation of the Financial Statements and (iv) one (1) copy of all Tax Returns.  For the avoidance of doubt, to the extent any provision of Section 9.02 conflicts with any provision of this Section 7.05, Section 9.02 shall control.

Section 7.06                           Remittance of Accounts Receivable.  Any royalties, marketing and reservation contributions, interest, commissions, fees and other payments (in cash or other property), including payments in respect of principal and interest, received by any Seller or any Affiliate of such Seller thereof that are the property of the Acquired Companies or the Business after the Closing Date in any capacity, accrued after the Closing Date, shall as of the Closing Date be for the account of Purchaser.  Any such amounts received by any Seller and such Seller’s Affiliates after the Closing Date shall be received by such Seller and such Affiliates in trust for Purchaser, and such Seller will, and will cause its controlled Affiliates to, subject to the consummation of the Closing, promptly pay such amounts to an account designated by Purchaser upon receipt of such account information from Purchaser.

Section 7.07                           Insurance Policies.

(a)                                 Notwithstanding the purchase of the Transferred Interests by Purchaser, Sellers hereby expressly exclude, and do not assign, transfer or convey to Purchaser, any rights or benefits of or to any insurance policies existing as of and prior to the Closing of any Acquired Company or any of their respective Affiliates, which might relate to, cover or insure any Acquired Company or any of their respective Affiliates as of or prior to the Closing for Loss of or Liability arising from the Business (collectively, “Pre-Closing Insurance Policies”), regardless of whether such right or benefit arises by statute, agreement or operation of Applicable Law, including defense and indemnity benefits attributable to or arising from or under such Pre-Closing Insurance Policies.  From and after the Closing, Purchaser shall not, and shall cause each Acquired Company not to, assert any right, claim or interest in, to or under any Pre-Closing Insurance Policies.  In furtherance thereof, Purchaser, on behalf of itself and, as of and from the Closing, the Acquired Companies, hereby (i) waives any and all rights to or under any such Pre-Closing Insurance Policies and (ii) agrees that, from and after the Closing, it shall be responsible for obtaining any insurance policies which might relate to, cover or insure any Acquired Company or any of their respective Affiliates for Loss of or Liability arising from the Business.

(b)                                 From and after the Closing, in the event Purchaser:  (i) incurs any Losses or Liabilities involving or related to (A) employment practices liability or workers’ compensation liability, in each case, of which Parent Seller had Knowledge prior to the Closing or (B) third-party personal injury or property damage arising prior to the Closing, in each case, which Losses or Liabilities are covered by Pre-Closing Insurance Policies (“Pre-Closing Insurance Claims”), and (ii) promptly notifies Parent Seller of such Pre-Closing Insurance Claim, Parent Seller shall, or shall cause its Affiliates to, submit such Pre-Closing Insurance Claim to the applicable insurer following such notification.  Purchaser shall reasonably cooperate with Parent Seller or its Affiliates or the applicable insurer in the investigation, contesting, defense or settlement of such Pre-Closing Insurance Claim.  For the avoidance of doubt, (x) any Losses or Liabilities involving or related to Pre-Closing Insurance Claims that are in excess of insurance coverage therefor (net of any retention amounts, recovery costs, increases in premium and related deductible payable by Parent Seller or its Affiliates in connection therewith) under applicable Pre-Closing Insurance Policies shall not be the responsibility of Parent Seller or its Affiliates, unless otherwise required by this Agreement, including the provisions of Article X, (y) Parent Seller or its Affiliates shall have the right, subject to the terms and provisions of the applicable Pre-Closing Insurance Policy, to investigate, contest, assume the defense of or settle any Pre-Closing Insurance Claim; provided that, subject to the terms and provisions of the applicable Pre-Closing Insurance Policy, Purchaser Parent may, at its option and at its own expense, participate in the investigation, contesting, defense or settlement of any such Pre-Closing Insurance Claim through representatives and counsel of its own choosing and (z) any amounts paid by an insurer and/or received by Purchaser pursuant to this Section 7.07(b) shall not constitute indemnifiable Losses under Article X, and Purchaser shall have no right to indemnification under Article X with respect to any such amounts.  Furthermore, to the extent any Pre-Closing Insurance Claim has been brought under a Pre-Closing Insurance Policy by Parent Seller or its Affiliates, Purchaser Parent shall, and shall cause its Affiliates (including the Acquired Companies) to, from and after the Closing, reasonably cooperate with Parent Seller or such Affiliate in the investigation, contesting, defense or settlement of any such Pre-Closing Insurance Claim.

Section 7.08                           Name Changes by Purchaser.  Within sixty (60) days after the Closing Date, Purchaser shall cause its Affiliates (including the Acquired Companies) which have a company name that uses the name “Hyatt” and which names are set forth on Schedule 7.08, or any trademarks or logos containing or comprising the name “Hyatt” (collectively, the “Business Names”), to (a) change its company name to one not using a Business name and (b) make all necessary filings with all Governmental Authorities necessary to effect such name changes.  From and after the Closing, neither Purchaser nor any of its Affiliates (including the Acquired Companies) shall have any right, title, interest, license or any other right whatsoever to use the Business Names (except such rights as it may have under the Master License Agreement).  Within sixty (60) days after the Closing Date, Purchaser shall, and shall cause its Affiliates (including the Acquired Companies) to, (i) cease using Business Names in any manner, directly or indirectly, (ii) remove, strike over or otherwise obscure all Business Names from all assets and all other materials owned, possessed or used by Purchaser or any such Affiliates and (iii) cause their respective Affiliates to do the same, in each case, except as otherwise contemplated by the Master License Agreement.

Section 7.09                           Highlands Inn Hotel Liquor License.  To effectuate the assignment of all of Parent Seller’s right, title and interest in or relating to the licenses for the sale and service of alcoholic beverages at the Highlands Inn Hotel (collectively, the “Liquor License”) to Parent Purchaser (or the applicable Acquired Company), upon termination of that agreement set forth in Schedule 7.09, Parent Seller will cooperate with Parent Purchaser in the filing of all notices and documents reasonably required by the California Department of Alcohol Beverage Control (the “California ABC”) to terminate its status as a co-holder of the Liquor License.  In connection therewith, Parent Seller covenants and agrees that it will reasonably coordinate any and all material action taken pursuant to this Section 7.09 with Parent Purchaser.  Parent Seller further agrees that prior to the California ABC’s approval or confirmation of the termination of Parent Seller’s status as co-owner of the Liquor License, Parent Seller will use commercially reasonable efforts to (i) not take any action to surrender or otherwise relinquish the Liquor License, or knowingly take or fail to take any action that would cause a cancellation, suspension, revocation or termination of the Liquor License, and (ii) cooperate with Parent Purchaser (or the applicable Acquired Company) to take all action reasonably necessary to continue the Liquor License and keep the Liquor License in full force and effect, including any action reasonably necessary to effectuate any renewal or extension of the Liquor License.

Section 7.10                           Kiosk Lease Agreement.  From and after the Closing, the Parties agree that, to the extent any New Project (which is approved in accordance with, and subject to the terms of, the Master License Agreement) requires space at a hotel managed by or affiliated with Parent Seller for the operation of a kiosk for the marketing and sale of Shared Ownership Interests in such New Project, the Parties shall use commercially reasonable efforts to enter into a kiosk lease in the form substantially similar to the form of Kiosk Lease attached hereto as Exhibit L.

ARTICLE VIII.
TERMINATION

Section 8.01                           Termination.  This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

(a)                                 by mutual written consent of the Parties;

(b)                                 by Purchaser, on the one hand, or Sellers, on the other hand, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable;

(c)                                  by Purchaser, on the one hand, or Sellers, on the other hand, if the transactions contemplated by this Agreement shall not have been consummated on or before December 31, 2014 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to or on behalf of any Party whose action or failure to act has been the primary cause of or resulted in the failure of the Closing to be consummated on or prior to such date;

(d)                                 by Purchaser if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Sellers set forth in this Agreement, such that the conditions specified in Section 3.01(a) or Section 3.01(b) would not be satisfied at the Closing (a “Terminating Sellers

Breach”), except that, if such Terminating Sellers Breach is curable by Sellers or the Acquired Companies, as applicable, through the exercise of commercially reasonable efforts, then, for a period of up to thirty (30) days, but only as long as Sellers or the Acquired Companies, as applicable, continue to use commercially reasonable efforts to cure such breach (the “Sellers Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Sellers Breach is not cured within the Sellers Cure Period or (ii) all of the conditions set forth in Article III have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing and those conditions that Sellers’ breach of this Agreement has caused not to be satisfied) and Sellers fail to complete the Closing at the date otherwise specified to be the Closing Date in accordance with Section 2.02(a); or

(e)                                  by Parent Seller, if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Purchaser set forth in this Agreement, such that the conditions specified in Section 3.02(a) or Section 3.02(b) would not be satisfied at the Closing (a “Terminating Purchaser Breach”), except that, if such Terminating Purchaser Breach is curable by Purchaser through the exercise of commercially reasonable efforts, then, for a period of up to thirty (30) days, but only as long as Purchaser continues to use commercially reasonable efforts to cure such Terminating Purchaser Breach (the “Purchaser Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Purchaser Breach is not cured within the Purchaser Cure Period or (ii) all of the conditions set forth in Article III have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing and those conditions that Purchaser’s breach of this Agreement has caused not to be satisfied) and Purchaser fails to complete the Closing at the date otherwise specified to be the Closing Date in accordance with Section 2.02(a).

Section 8.02                           Effect of Termination.  If this Agreement is terminated and the transactions contemplated hereby terminated as provided in Section 8.01, such termination shall be without Liability to any Party or their respective Affiliates, and following such termination no Party shall have any Liability under this Agreement or relating to the transactions contemplated by this Agreement; provided that no such termination shall relieve any Party that has willfully or knowingly and materially breached any provision of this Agreement from Liability for such breach, and any such breaching Party shall remain fully liable (subject to Section 10.02(d)) for any and all Losses incurred or suffered by the other Party as a result of such breach; provided the provisions of the Confidentiality Agreement and Section 7.04, this Section 8.02 and Article XI shall survive any termination of this Agreement and shall remain in full force and effect.

ARTICLE IX.
TAX MATTERS

Section 9.01                           Tax Returns.

(a)                                 Parent Seller shall prepare and file (or cause to be prepared and filed) all Income Tax Returns with the appropriate federal, state, local and foreign Governmental Authorities relating to the Tax Group Members for Tax Periods ending on or before the Closing Date, and all such Tax Returns shall be prepared in accordance with past practice (unless otherwise required by Applicable Law).  Parent Seller shall pay, or cause to be paid, all Taxes due on such Income Tax Returns.  Parent Seller shall provide Purchaser a copy of each such Income Tax Return that is not a Group Tax Return at least fifteen (15) days before the filing of such Income Tax Return; provided that with respect to any Tax Group Member that ceased to be a member of the HHC Affiliated Group as a result of the transactions contemplated by this Agreement, Parent Seller shall provide Purchaser a copy of a stand-alone federal Income Tax Return on a pro forma basis for each such Tax Group Member at least fifteen (15) days before the filing of the HHC Affiliated Group federal Income Tax Return.  Purchaser shall prepare and file, or cause to be prepared and filed, (i) all non-Income Tax Returns relating to the Tax Group Members for Tax Periods ending on or before the Closing Date, which Tax Returns are filed after the Closing Date and (ii) all Tax Returns required to be filed by any Tax Group Member relating to any Straddle Period (each such Tax Return subject to the foregoing clauses (i) and (ii), a “Purchaser-Filed Tax Return”).  Purchaser shall cause the relevant Tax Group Member to pay the Taxes shown to be due on each Purchaser-Filed Tax Return; provided that Sellers shall reimburse Purchaser for the portion of such Taxes related to Pre-Closing Tax Periods (calculated in the case of Straddle Periods in accordance with the provisions of Section 9.03(c)), except to the extent that such Taxes are taken into account in determining the Closing Adjusted Net Working Capital.  Purchaser shall allow Parent Seller to review and comment upon any such Purchaser-Filed Tax Returns for Income Taxes beginning at least thirty (30) days before the filing of such Purchaser-Filed Tax Returns, or for all other Purchaser-Filed Tax Returns beginning at least then (10) days before the filing such other Tax Returns.  Purchaser shall not file any Purchaser-Filed Tax Return without the written consent of Parent Seller, such consent not to be unreasonably withheld, conditioned or delayed.  Parent Seller shall provide any comments it may have to the Purchaser-Filed Tax Returns within fifteen (15) days of its receipt of same for Income Tax Returns and within five (5) days of its receipt of same for all other Purchaser-Filed Tax Returns.  To the extent permitted by Applicable Law, Purchaser and Parent Seller agree to cause the Tax year of each Tax Group Member to end on the Closing Date.  With respect to draft Tax Returns of Acquired Companies that are not Tax Group Members, Parent Seller shall provide Purchaser copies of such draft Tax Returns received by Parent Seller, using commercially reasonable efforts to provide such copies to Purchaser prior to the due date for such Tax Returns.

(b)                                 (i)  With respect to any Pre-Closing Tax Period, Purchaser shall not make any elections or file (or cause or permit any Tax Group Member to file) any amended Tax Return, without Parent Seller’s consent, which shall not be unreasonably withheld.  For purposes of the preceding sentence, Parent Seller’s consent shall be considered to be unreasonably withheld if Parent Seller fails to consent after receiving from tax counsel with appropriate expertise in the relevant area of Tax law or a nationally recognized accounting firm designated by Purchaser, and in either case reasonably acceptable to Parent Seller, written advice that (A) the subject matter of the elections or amended Tax Return will more likely than not be sustained; and (B) the amount of Tax involved is material to and would be required to be disclosed by Purchaser in accordance with GAAP.

(ii)  With respect to any Pre-Closing Tax Period, upon Parent Seller’s request and at Sellers’ expense, Purchaser shall, or shall cause the relevant Tax Group Member to, initiate a claim for refund or amend any Tax Return; provided, however, that Purchaser shall not be required to initiate such a claim for refund or amendment if it can reasonably be expected that such claim for refund or amendment would increase the Liability for Tax of the relevant Tax Group Member or Purchaser for any Straddle Period or any Tax Period or portion thereof beginning after the Closing Date.  Purchaser shall not cause or permit any Tax Group Member to carry back to any Tax Period ending on or prior to the Closing Date any net operating loss or other Tax attribute arising after the Closing Date.

Section 9.02                           Tax Cooperation.  Purchaser and Parent Seller shall cooperate fully, as and to the extent reasonably requested by the other, in connection with the preparation, filing and execution of Tax Returns and any audit, litigation or other Proceeding with respect to Taxes (including any Tax Claim).  Such cooperation shall include the retention and (upon the other’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder or to testify at any such Proceeding.  Parent Seller and Purchaser agree to, and Purchaser agrees to cause the Acquired Companies to, (i) retain all books and records with respect to Tax matters pertinent to any Acquired Company relating to any Tax Period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Parent Seller, any extensions thereof) of the respective Tax Periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Parent Seller or the Acquired Companies, as the case may be, shall allow the other Party to take possession of such books and records.  Purchaser and Parent Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person or take any other action as may be necessary to mitigate, reduce or eliminate any Tax that would be imposed on any Party (including with respect to the transactions contemplated by this Agreement).

Section 9.03                           Tax Indemnification.

(a)                                 Except to the extent of any Taxes that were taken into account in the determination of Closing Adjusted Net Working Capital, from and after the Closing, Parent Seller agrees to indemnify, save and hold harmless the Purchaser Indemnitees from and against all (i) Taxes of any Tax Group Member with respect to any Pre-Closing Tax Period (other than Purchaser Taxes), (ii) Taxes arising out of or related to the breach of any covenants in this Article IX, (iii) Taxes imposed on any Tax Group Member as a result of being a member of a consolidated, combined, unitary or similar group on or prior to the Closing Date, by reason of the Liability of any Tax Group Member pursuant to U.S. Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under any Applicable Law) and (iv) Taxes arising out of or related to any breach of the representations and warranties set forth in Section 4.17 (to the extent not indemnifiable pursuant to clauses (i), (ii) or (iii) above); provided, however, that unless otherwise provided under Applicable Law, the Liability of Sellers under this Section 9.03 for property Taxes shall reflect Sellers’ direct and indirect percentage ownership in the relevant Tax Group Member or Non-Tax Group Member.  Subject to Section 9.08, Parent Seller shall not be liable for or pay for any Taxes that are imposed on Parent Seller or any Affiliate of Parent Seller, or any Tax Group Member as a result of actions taken or elections made by Purchaser or any Tax Group Member after the Closing (collectively, “Purchaser Taxes”); provided, however, Purchaser Taxes shall not include, and Parent Seller shall remain liable for, any Taxes imposed on Parent Seller, any Affiliate of Parent Seller or any Tax Group Member, (x) where the actions taken or elections made by Purchaser or such Tax Group Member are required by Applicable Law and consented to by Sellers, such consent not to be unreasonably withheld, or (y) result from any Section 338(h)(10) Election made in accordance with Section 9.08.  Notwithstanding anything to the contrary in this Agreement, Sellers shall not indemnify Purchaser Indemnitees for Taxes of any Acquired Company for any Post-Closing Tax Period unless such Taxes result from adjustments of the Code (or any corresponding or similar provision of state, local or foreign Income Tax law) resulting from a breach of the representation in Section 4.17(j).  No Party shall have any responsibility or obligation for the Taxes of any Person that is neither a Tax Group Member nor a Non-Tax Group Member, except as specifically set forth in this Section 9.03.

(b)                                 From and after the Closing, Purchaser shall indemnify, save and hold harmless the Seller Indemnitees from and against (i) Taxes of any Tax Group Member for any Post-Closing Tax Period, (ii) Purchaser Taxes and (iii) Taxes arising from or related to the breach of any covenant in this Article IX.

(c)                                  In the case of any Straddle Period:

(i)             real, personal and intangible property Taxes and any other Taxes of any Tax Group Member for any Pre-Closing Tax Period that are levied on a per diem basis (“Per Diem Taxes”) shall be equal to the amount of such Per Diem Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Period;

(ii)          all Real Property Taxes (other than Real Property Taxes arising in respect of a transfer or disposal (in either case, whether directly or indirectly) of any Real Property) and personal property Taxes levied or assessed for the Tax Period that includes the Closing Date shall be prorated at Closing and taken into account in the calculation of Closing Adjusted Net Working Capital.  Such proration shall be made on a per diem basis (calculated pursuant to the formula set forth in Section 9.03(c)(i) above), as of the close of business on the Closing Date.  If the actual property Taxes for the then-current calendar year are not known as of the Closing Date, such proration shall be based upon the actual Taxes assessed with respect to the real estate or personal property Tax bill, as applicable, for the immediately preceding year.  Such proration shall be recalculated upon the issuance of final Tax bills for the applicable calendar year.  Any amount due from one Party to another Party hereto as a result of such recalculation shall promptly be paid in immediately available funds; and

(iii)       the Taxes of any Tax Group Member (other than Per Diem Taxes or Purchaser Taxes) for any Pre-Closing Tax Period shall be computed as if such Straddle Period ended as of the close of business on the Closing Date (and for such purpose, the Tax Period of any partnership or other pass-through entity which is a Tax Group Member or in which a Tax Group Member holds a beneficial interest shall be deemed to terminate at such time).  Any exemptions, deductions or credits relating to a Straddle Period that are calculated on an annual or other periodic basis shall be apportioned to the Pre-Closing Period by determining the amount thereof for the entire Straddle Period and then multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the total number of days in the Straddle Period.

(d)                                 Except to the extent taken into account in determining Closing Adjusted Net Working Capital, Sellers shall be entitled to any refund of, or credit for or reduction in, Taxes of any Tax Group Member for any Tax Period ending on or before the Closing Date.  The amount of any refunds of, or credits for or reductions in, Taxes of the Tax Group Members for Tax Periods beginning after the Closing Date shall be for the account of Purchaser.  The amount or economic benefit of any refunds of, or credits for or reduction in or other offsets of, Taxes for a Straddle Period shall be apportioned in a manner consistent with Section 9.03(c).  A Party shall pay (or cause to be paid) to the other Party the amount of such refund, credit, reduction or offset owed to such other Party within ten (10) days of receipt or credit thereof.

Section 9.04                           Procedures Relating to Indemnification of Tax Claims.

(a)                                 If an audit, examination, inquiry or other claim shall be made by any Governmental Authority which, if successful, might result in an indemnity payment pursuant to Section 9.03(a) or Section 9.03(b), or if a Party otherwise wishes to assert a claim for indemnification pursuant to Section 9.03(a) or Section 9.03(b) (each a “Tax Claim”), the Indemnified Parties shall deliver written notice, specifying the basis for and amount (if known) of the claim asserted, to the Indemnifying Parties within five (5) days of the date such Tax Claim becomes known; provided that the failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Parties have actually been prejudiced as a result of such failure.

(b)                                 With respect to any Tax Claim relating to a Tax Period ending on or before the Closing Date, Parent Seller shall have the exclusive right, at its own expense, to control all Proceedings and may make all decisions taken in connection with such Tax Claim, including all decisions to grant or deny any waiver or extension of the applicable statute of limitations.  Parent Seller and Purchaser shall jointly control all Proceedings with respect to any Tax Claim relating to any Straddle Period, other than Tax Claims involving Group Tax Returns, which shall remain under the exclusive control of Parent Seller.  A Party shall promptly notify the other Party if it decides not to control the defense or settlement of any Tax Claim which it is entitled to control pursuant to this Agreement, and the other Party shall thereupon be permitted to defend and settle such Proceeding.

(c)                                  The Parties shall satisfy their indemnity obligations pursuant to Section 9.03 within ten (10) days after a final determination (within the meaning of Section 1313(a) of the Code) of the relevant Tax is made.

Section 9.05                           Coordination With Article X.  Notwithstanding anything in this Agreement to the contrary, the recourse of any Purchaser Indemnitee for any and all Losses relating to or arising from Tax matters, including those set forth in Section 4.17 or this Article IX shall be controlled by this Article IX rather than Article X.  In the event the provisions of Sections 9.03 or 9.04 and the provisions of Article X conflict or otherwise each apply by their terms, Sections 9.03 or 9.04, as applicable, shall exclusively govern all matters concerning Taxes; provided that (a) Section 10.01(b), Section 10.02(d), Section 10.02(e), Section 10.02(f), Section 10.02(g), Section 10.02(h), Section 10.02(i), Section 10.02(j), Section 10.04(d) and Section 10.04(e) shall apply in any event and (b) Section 10.02(c)(iii) shall apply to indemnification under Section 9.03(a)(iv).

Section 9.06                           Transfer Taxes.  All sales, use, stamp, documentary, filing, recording, transfer or similar fees or Taxes or governmental charges as levied by any Governmental Authority, including any interest and penalties, in connection with the transactions contemplated by this Agreement (the “Transfer Taxes”) shall be borne fifty percent (50%) by Purchaser and fifty percent (50%) by Sellers.  The Party required by Applicable Law shall file any Tax Returns with respect to such Transfer Taxes within the time prescribed by Applicable Law and shall remit all such Transfer Taxes when due.  Purchaser and Sellers shall reasonably cooperate in the preparation and filing of Tax Returns with respect to Transfer Taxes, including joining in the execution of any such Tax Returns and other documentation.  Upon receipt of evidence of payment of any Transfer Taxes, Purchaser or Sellers, as applicable, shall reimburse the other for any Transfer Taxes paid by Purchaser or Sellers on behalf of the other, up to such Party’s pro rata share in accordance with this Section 9.06.  In reliance on the representations and warranties of Sellers set forth in Section 4.10(i) and on Section 201.02(2), Florida Statutes, no Florida Transfer Taxes are required to be paid in connection with Sellers’ sale of those Transferred Interests set forth on Schedule 9.06.  Without limiting the generality of the foregoing, since no direct interest in the Owned Real Property located in Florida is being transferred, no Florida documentary stamp taxes are being paid in connection with the Owned Real Property located in Florida.

Section 9.07                           Tax Sharing Agreements.  Each Seller shall cause any Tax Sharing Agreement or similar arrangement between such Seller or any Affiliate of such Seller which is not an Acquired Company, on the one hand, and an Acquired Company, on the other hand, to be terminated with respect to such Acquired Company on or prior to the Closing Date.  After the Closing Date, none of the Acquired Companies shall have any rights or obligations under any such terminated Tax Sharing Agreement or any other Tax Sharing Agreement whether for the current year, a future year or a past year.

Section 9.08                            Allocation of Purchase Price; Section 338(h)(10) Election.

(a)                                 The Final Purchase Price shall be allocated among the Target Subsidiaries as set forth on Exhibit M (the “Purchase Price Allocation”).  If no Section 338(h)(10) Elections are made, the portion of the Purchase Price Allocation allocated to any Target Subsidiary that is a disregarded entity for U.S. federal Income Tax purposes shall be further allocated among the assets of such disregarded Target Subsidiary, in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and with the applicable procedures for the Asset Allocations set forth in Section 9.08(a)-(e).

(b)                                 At the request of Purchaser, HHC, the Acquired Companies and Purchaser shall jointly make a timely election pursuant to Section 338(h)(10) of the Code (and any corresponding election under state, local or foreign Tax law) with respect to each Transferred Interest eligible for such election (each election a “Section 338(h)(10) Election”).  If such request is made, HHC and Purchaser shall file all Tax Returns consistent with such Section 338(h)(10) Election and shall not take any action that would reasonably be expected to cause any such Section 338(h)(10) Election to be invalid, and shall not take any position contrary thereto unless required to do so pursuant to a determination (as defined in Section 1313(a) of the Code or any similar state, foreign or local tax provision).  Purchaser shall prepare copies of IRS Form 8023 with respect to each Section 338(h)(10) Election, including any schedules thereto, and any similar state, local or foreign forms (collectively, the “Section 338 Forms”) as may be required.  Sellers shall reasonably cooperate with Purchaser in the preparation of such Section 338 Forms, and Purchaser and Sellers shall deliver duly executed final copies of such Section 338 Forms on the Closing Date.

(c)                                  With respect to each Acquired Company for which a Section 338(h)(10) Election is made and consistent with Section 9.08(a), the applicable portion of the Final Purchase Price (plus Liabilities of the applicable Acquired Company, to the extent such Liabilities should be included in determining the “adjusted grossed-up basis” as described in Treasury Regulation Section 1.338-5) shall be allocated among such Acquired Company’s assets in accordance with Sections 338 and 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provisions of state, local or foreign law, as appropriate) (collectively, the “Asset Allocations”).  The Asset Allocations shall be delivered by Purchaser to Parent Seller within sixty (60) days after the final determination of the Closing Adjusted Net Working Capital pursuant to Section 2.03.

(d)                                 The Purchase Price Allocation and the Asset Allocations, as applicable (collectively, the “Allocations”), shall be revised to appropriately take into account any payments made pursuant to Section 9.03 or Section 10.02, or any other provisions of the Agreement, and Purchaser shall deliver to Parent Seller amended Allocations reflecting any such revisions.

(e)                                  Purchaser, each Seller, their Affiliates and any other applicable Persons (each a “Tax Filing Party”) shall file all Tax Returns consistent with the Allocations (as they may be amended pursuant to Section 9.08(d)), including IRS Forms 8594 and 8883, using where applicable the “aggregate deemed sales price (ADSP)” and the “adjusted grossed-up basis (AGUB)” as described in Treasury Regulation Sections 1.338-4 and 1.338-5, respectively.  No Tax Filing Party shall take any Tax position inconsistent with the Allocations, or agree to any proposed adjustment to the Allocations by any Governmental Authority, without first giving the other party prior written notice; provided, however, that nothing contained herein shall prevent a Tax Filing Party from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of an Allocation, and no Tax Filing Party shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging such Allocation.

ARTICLE X.
INDEMNIFICATION

Section 10.01                    Survival of Representations and Warranties and Covenants.  To the extent that the representations and warranties and covenants of the Parties contained in this Agreement are to survive the Closing, they shall survive for the applicable respective periods set forth in this Section 10.01 (each a “Survival Period”), and any and all claims and causes of action for indemnification under Article IX and this Article X arising out of the inaccuracy or breach of any representation, warranty or covenant of a Party must be made prior to the termination of the applicable Survival Period.  The Parties intend to shorten the statute of limitations and agree that any claim arising out of or related to all of the representations, warranties and covenants of the Parties contained in this Agreement and any and all claims and causes of action for indemnification under Article IX and this Article X shall survive as follows:

(a)                                 the Sellers Fundamental Representations and the Purchaser Fundamental Representations shall survive indefinitely;

(b)                                 the representations and warranties set forth in Section 4.12(b) and Section 4.17 shall survive until sixty (60) days following expiration of the applicable statute of limitations (after taking into account any waivers, extensions, mitigation or tolling thereof);

(c)                                  the representations and warranties set forth in Section 4.09, Section 4.18 and Section 4.19 shall survive for two (2) years after the Closing Date;

(d)                                 the representations and warranties set forth in Section 4.13 shall survive for three (3) years after the Closing Date with respect to each of the Acquired Companies, except for Highlands Inn Wastewater Treatment Plant Association, Inc., in which case the representations and warranties set forth in Section 4.13 shall survive for five (5) years after the Closing Date;

(e)                                  all other representations and warranties of the Parties shall survive for eighteen (18) months after the Closing Date;

(f)                                   each pre-Closing covenant or agreement set forth in this Agreement shall survive for eighteen (18) months after the Closing Date; and

(g)                                  each covenant or agreement contained in this Agreement that, by its terms, provides for performance following the Closing shall survive and continue in full force and effect until such covenant is fully performed or observed in accordance with its terms, including, but not limited to, covenants or agreements related to Excluded Assets and Liabilities; provided, however, that the obligations to indemnify pursuant to Section 9.03(a) and Section 9.03(b) shall survive for the applicable statute of limitations (after taking into account any waivers, extensions, mitigation or tolling thereof).

Notwithstanding the foregoing (i) any obligations to indemnify, defend and hold harmless pursuant to Section 9.03 or Section 10.02 shall not terminate with respect to any item as to which the Indemnified Party shall have, before the expiration of the applicable Survival Period, previously made a claim by delivering a notice of such claim (stating in reasonable detail the basis of such claim) to the Indemnifying Party in accordance with Section 9.04 or Section 10.03 and (ii) this Section 10.01 shall not limit any covenant or agreement of the Parties which contemplates performance after the Closing.

Section 10.02                    Obligation to Indemnify.

(a)                                 Subject to the limitations set forth in this Article X, if the Closing occurs, Parent Seller agrees to indemnify, defend, protect and hold harmless Purchaser and its Affiliates (including, following the Closing, the Acquired Companies) and their respective officers, directors, agents, employees, successors and assigns (collectively, the “Purchaser Indemnitees”) from and against all Losses sustained or incurred by any Purchaser Indemnitee to the extent arising out of or related to:

(i)             any breach of any representation and warranty made to Purchaser by any Seller in Article IV (other than breaches of representations and warranties of Sellers contained in Section 4.17, which shall be governed by Section 9.03);

(ii)          any breach by any Seller of any of the covenants and agreements of any Seller contained in this Agreement (including its obligations in this Article X and on Schedule 6.03(a)); and

(iii)       any Excluded Assets and Liabilities.

(b)                                 Subject to the limitations set forth in this Article X, if the Closing occurs, Purchaser agrees to indemnify, defend, protect and hold harmless Parent Seller and its Affiliates and their respective officers, directors, agents, employees, successors and assigns (collectively, the “Seller Indemnitees”) from and against all Losses sustained or incurred by any Seller Indemnitee to the extent arising out of or related to:

(i)             any breach of any representation and warranty made to Sellers by Purchaser or Purchaser Parent in Article V;

(ii)          any breach of any of the covenants and agreements of Purchaser or Purchaser Parent contained in this Agreement (including its obligations in this Article X and on Schedule 6.03(a));

(iii)       any claims to the extent related to the operation of the Business following the Closing Date, except to the extent Sellers are obligated to indemnify the Purchaser Indemnitees pursuant to Section 10.02(a) in respect thereof;

(iv)      any amounts paid or required to be paid by Parent Seller or any of its Affiliates under any Host Maui Project Guarantee (other than any amounts paid or required to be paid by Parent Seller or any of its Affiliates pursuant to the Maui Agreement Among Guarantors that arises directly out of a Bad Act of Parent Seller or such Affiliate prior to the Closing); and

(v)         any amounts required to be paid by Parent Seller or any of its Affiliates for any Liability arising after the Closing under that certain Indemnity Agreement, dated October 29, 2012, by HHC and Host Hotels and Resorts, L.P. for the benefit of Fidelity National Title Insurance Company; provided that such Liability arose from the failure of the Maui JV to have made any required payments under the Maui Construction Loan following Closing.

(c)                                  Notwithstanding the provisions of Article IX or this Article X, (i) other than for a claim for indemnification arising out of or related to any breach of the Sellers Fundamental Representations, no Purchaser Indemnitee shall be entitled to indemnification pursuant to Section 10.02(a)(i) for Losses resulting from any single claim or series of related claims that does not exceed $25,000; (ii) other than for a claim for indemnification arising out of or related to any breach of the Sellers Fundamental Representations, no Purchaser Indemnitee shall be entitled to indemnification pursuant to Section 10.02(a)(i) unless and until the total of all Losses suffered or incurred by the Purchaser Indemnitees (other than with respect to claims excluded pursuant to clause (i) above) exceeds an amount equal to $2,000,000, and then only to the extent of such excess; (iii) other than for a claim for indemnification arising out of or related to any breach of the Sellers Fundamental Representations, in no event shall the aggregate amount to be paid for Losses incurred by Purchaser Indemnitees for which such Purchaser Indemnitees are entitled to indemnification pursuant to Section 9.03(a)(iv) or Section 10.02(a)(i) exceed $22,000,000; and (iv) in no event shall the aggregate amount to be paid for Losses incurred by Purchaser Indemnitees for which such Purchaser Indemnitees are entitled to indemnification pursuant to Section 10.02(a) exceed the Final Purchase Price.  Notwithstanding any other provision of this Agreement to the contrary, the indemnification obligations of any Seller for any Losses resulting from fraud or intentional misrepresentation shall not be subject to any of the limitations contained in this Section 10.02(c).

(d)                                 Notwithstanding the provisions of this Article X, in no event shall the aggregate amount to be paid for Losses incurred by Seller Indemnitees for which such Seller Indemnitees are entitled to indemnification pursuant to Section 10.02(b)(iv) (other than for Losses that arise directly out of a Bad Act of Purchaser or its Affiliates (including, following the Closing, the Acquired Companies) from and after the Closing) exceed $36,670,000.

(e)                                  Notwithstanding anything herein to the contrary, no Person shall, in any event, be liable under Section 9.03 or this Article X to any other Person for any consequential, incidental, indirect, special or punitive damages of such other Person, including loss of future revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof, except as may be asserted in connection with any Third Party Claim.  Nothing in this Section 10.02(e) shall be construed to limit in any respect the Losses that Sellers may recover from Purchaser in the event that Purchaser fails to proceed to the Closing in breach of this Agreement.

(f)                                   No Seller shall have any Liability under Section 9.03 or this Article X to the Purchaser Indemnitees in respect of any Losses to the extent (but only to the extent) that:

(i)             the provision or reserve in respect of any Liability or other matter giving rise to the Loss (or any part thereof) was made in the Latest Balance Sheet or in the Closing ANWC Statement;

(ii)          the Loss (or any part thereof) in question arises, or is increased, as a result of a change after the Closing (unless otherwise required by Applicable Law) in any accounting policy, any Tax reporting practice or accounting method or the length of any accounting period for Tax purposes of any Acquired Company; or

(iii)       the Purchaser Indemnities otherwise recovered for the Loss (or any part thereof) in question under any other Transaction Document.

(g)                                  The amount of any Losses under Section 9.03 or this Article X sustained by a Purchaser Indemnitee or a Seller Indemnitee shall be reduced by (i) any amount actually received by such Purchaser Indemnitee or Seller Indemnitee with respect thereto under any insurance coverage (net of any retention amounts, recovery costs, increases in premium and related deductible payable by the Indemnified Person or any such Affiliates in connection therewith), including pursuant to Section 7.07, or from any other Person alleged to be responsible therefor, and (ii) any Tax Benefit attributable to the Loss or to the facts giving rise to the Loss, which Tax

Benefit is Actually Realized in the two (2) years beginning with the taxable year of such Loss.  The existence of a claim for monies by a Purchaser Indemnitee or a Seller Indemnitee against an insurer or other third party in respect of any Losses shall not, however, unreasonably delay any payment otherwise due and owing under this Article X so long as such Purchaser Indemnitee or Seller Indemnitee is using commercially reasonable efforts to collect against such claim in accordance with the immediately following sentence.  The Purchaser Indemnitees and the Seller Indemnitees shall use commercially reasonable efforts to collect any amounts available under such insurance coverage and from such other Person alleged to have responsibility and to cause any Tax Benefit with respect to the Loss to be Actually Realized in the two (2) years beginning with the taxable year of such Loss.  If a Purchaser Indemnitee or a Seller Indemnitee has a Tax Benefit Actually Realized in the two (2) years beginning with the taxable year of the Loss or actually receives an amount under insurance coverage or from such other Person relating to Losses sustained at any time subsequent to any indemnification payment pursuant to Section 9.03 or this Article X, then such Purchaser Indemnitee or Seller Indemnitee shall promptly reimburse the applicable Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification up to such amount actually received by such Purchaser Indemnitee or Seller Indemnitee, as applicable, net of any retention amounts, recovery costs, increases in premium and related deductible payable by the Indemnified Person or any such Affiliates in connection therewith.

(h)                                 Each Indemnified Party shall be obligated to use its commercially reasonable efforts to mitigate to the fullest extent practicable the amount of any Loss for which it is entitled to seek indemnification under Section 9.03 or this Article X, and the Indemnifying Party shall not be required to make any payment to an Indemnified Party in respect of such Loss to the extent such Indemnified Party has failed to comply with the foregoing obligation.

(i)                                     Upon making any indemnification payment under Section 9.03 or this Article X, the Indemnifying Party may, to the extent of such payment and if permitted under applicable Contracts or insurance policies, be subrogated to all rights of the Indemnified Party against any third party in respect of the Loss to which the indemnification payment relates.  Without limiting the generality of any other provision hereof, each such Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation rights.

(j)                                    No Party shall have any right to set-off any Losses under Section 9.03 or this Article X against any payments to be made by such Party or Parties pursuant to this Agreement or any other agreement among any of the Parties or their respective Affiliates.

Section 10.03                    Claims Notice.  Other than with respect to Tax Claims, which are addressed in Section 9.04, in the event that either a Purchaser Indemnitee or a Seller Indemnitee wishes to assert a claim for indemnification hereunder, such Party seeking indemnification (the “Indemnified Party”) shall deliver written notice (a “Claims Notice”) to the other Party (the “Indemnifying Party”) no later than ten (10) Business Days after such claim becomes known to the Indemnified Party, specifying the facts constituting the basis for, and the amount (if known) of, the claim asserted.  Failure to deliver a Claims Notice with respect to a claim in a timely manner as specified in the preceding sentence shall not be deemed a waiver of the Indemnified Party’s right to indemnification hereunder for Losses in connection with such claim except to the extent the Indemnifying Party shall have been actually materially prejudiced as a result of such failure, but the amount of reimbursement to which the Indemnified Party is entitled shall be reduced by the amount, if any, by which the Indemnified Party’s Losses would have been less had such Claims Notice been timely delivered.

Section 10.04                    Right to Contest Claims of Third Parties.

(a)                                 Except with respect to Tax Claims, which are addressed in Section 9.04, the Indemnifying Party shall have the right, but not the obligation, upon written notice to the Indemnified Party, to investigate, contest, assume the defense of or settle any claim or demand made, or any Proceeding instituted, by any Person not a party to this Agreement (a “Third Party Claimant”) that may result in a Loss with respect to which the Indemnified Party would be entitled to indemnification pursuant to this Article X (a “Third Party Claim”); provided that the Indemnifying Party may not assume control of the defense of a Third Party Claim (i) involving alleged criminal liability, or (ii) in which equitable relief is sought against the Indemnified Party (but only with respect to the part of any Third Party Claim seeking equitable relief), provided, further, that the Indemnified Party may, at its option and at its own expense, participate in the investigation, contesting, defense or settlement of any such Third Party Claim through representatives and counsel of its own choosing, cost and expense; provided, further, that the Indemnifying Party shall not settle any Third Party Claim unless (A) such settlement is on exclusively monetary terms and provides for a full release of the Indemnified Party or (B) the Indemnified Party shall have consented to the terms of such settlement, which consent shall not be unreasonably withheld or delayed.  If requested by the Indemnifying Party, the Indemnified Party will cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim or, if appropriate and related to the Third Party Claim in question, in making at the sole cost and expense of the Indemnifying Party any counterclaim against the Third Party Claimant or any cross complaint against any Person.  The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party (x) for any period during which the Indemnifying Party has failed (or is not permitted) to assume the defense thereof (other than during the period prior to the time the Indemnified Party shall have given notice of the Third Party Claim as provided above) and (z) if the Indemnifying Party has assumed the defense thereof, if Indemnified Party reasonably concludes, upon the advice of counsel, that the Indemnified Party has one or more defenses that are inconsistent with one or more of those available to the Indemnifying Party in respect of any Third Party Claim.  Whether or not the Indemnifying Party shall have assumed the defense of such Third Party Claim, the Indemnified Party shall not settle, compromise or pay any Third Party Claim for which it seeks indemnification hereunder without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(b)                                 The Indemnifying Party shall be entitled to participate in (but not to control) the defense of any Third Party Claim which it has not elected to assume the defense of with its own counsel and at its own expense.

(c)                                  Purchaser, on the one hand, and each Seller, on the other hand, shall make mutually available to each other all relevant information in their possession relating to any Third Party Claim (except to the extent that such action would result in a loss of attorney client privilege) and shall cooperate with each other in the defense thereof.

(d)                                 Any payment under Section 9.03 or this Article X shall be treated as an adjustment to the Purchase Price for Tax purposes and shall be made by wire transfer of immediately available funds to such account or accounts as the Indemnified Party shall designate to the Indemnifying Party in writing.

(e)                                  Following the Closing, except for fraud and intentional misrepresentation, the indemnities provided for in Section 9.03 and this Article X shall be the exclusive remedies of the Parties, the Seller Indemnitees and the Purchaser Indemnitees for any breach of or inaccuracy in any representation or warranty and any breach, non-fulfillment or default in the performance of any of the covenants or agreements contained in this Agreement, and the Parties shall not be entitled to rescission of this Agreement or to any further contract, tort or indemnification rights or claims of any nature whatsoever in respect thereof, all of which the Parties hereby waive; provided that, this Section 10.04(e) shall not operate to interfere with or impede the operation of any covenant or agreement of the Parties that, by its terms, provides for performance following the Closing, or with respect to a Party’s right to seek equitable remedies (including specific performance or injunctive relief) for a breach or threatened breach thereof pursuant to Section 11.14.

Section 10.05                    Construction of Representations and Warranties.  For purposes of calculating Losses in connection with a claim for indemnification under Article IX and Article X, each of the representations, warranties, covenants or agreements that contains any qualifications as to materiality or Material Adverse Effect shall be deemed to have been given as though there were no such qualifications, and any such qualifications shall be disregarded for purposes of calculating Losses under Article IX and this Article X.

ARTICLE XI.
MISCELLANEOUS

Section 11.01                    Notices.  All notices required or permitted to be given hereunder will be in writing and may be delivered by hand, by facsimile, by electronic transmission in PDF format or similar format, by nationally recognized private courier or by United States mail.  Notices delivered by mail will be deemed given three (3) Business Days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested.  Notices delivered by hand will be deemed delivered when actually delivered.  Notices given by nationally recognized private courier will be deemed delivered on the date delivery is promised by the courier.  Notices given by facsimile or by electronic transmission with a confirmation of transmission by the transmitting equipment will be deemed given on the first (1st) Business Day following transmission; provided, however, that a notice delivered by facsimile or electronic transmission that has not been confirmed or acknowledged (including any response to such transmission) by recipient will only be effective if such notice is also delivered by hand, deposited in the United States mail, postage prepaid, registered or certified mail or given by nationally recognized private courier on or before two (2) Business Days after its delivery by facsimile or electronic transmission.  All notices will be addressed as follows

If to any Seller:

c/o Hyatt Hotels Corporation
71 South Wacker Dr., 12th Floor
Chicago, Illinois 60606
Attn:  Steve Haggerty, Executive Vice President
Facsimile:  312-780-5281
e-mail:               steve.haggerty@hyatt.com

and

c/o Hyatt Hotels Corporation
71 South Wacker Dr., 12th Floor
Chicago, Illinois 60606
Attn:  Rena Hozore Reiss, General Counsel
Facsimile:  312-780-5282
e-mail: rena.reiss@hyatt.com

If prior to May 12, 2014, with a concurrent copy (which shall not constitute notice) to:

Latham & Watkins LLP
233 South Wacker Drive, Suite 5800
Chicago, Illinois 60606
Attn: Michael A. Pucker
Facsimile: 312-993-9767
e-mail:               michael.pucker@lw.com

If on or after May 12, 2014, with a concurrent copy (which shall not constitute notice) to:

Latham & Watkins LLP
330 North Wabash Avenue, Suite 2800
Chicago, Illinois 60611
Attn: Michael A. Pucker
Facsimile: 312-993-9767
e-mail:               michael.pucker@lw.com

If to Purchaser:

c/o Interval Leisure Group, Inc.

6262 Sunset Drive

Miami, Florida 33143
Attn:  Victoria J. Kincke, General Counsel
Facsimile:  305-667-2072
e-mail:               victoria.kincke@iilg.com

With a concurrent copy (which shall not constitute notice) to:

Holland & Knight LLP

800 17th Street, N.W., Suite 1100

Washington, DC 20006
Attn:   Jeffrey B. Stern
Facsimile: 202-955-5564
e-mail:               jeff.stern@hklaw.com

If to Purchaser Parent:

Interval Leisure Group, Inc.

6262 Sunset Drive

Miami, Florida 33143
Attn:  Victoria J. Kincke, General Counsel
Facsimile:  305-667-2072
e-mail:               victoria.kincke@iilg.com

With a concurrent copy (which shall not constitute notice) to:

Holland & Knight LLP

800 17th Street, N.W., Suite 1100

Washington, DC 20006
Attn:   Jeffrey B. Stern
Facsimile: 202-955-5564
e-mail:               jeff.stern@hklaw.com

Any Party(ies) may, by notice given in accordance with this Section 11.01 to the other Party(ies), designate another address or Person for receipt of notices hereunder; provided that notice of such a change shall be effective upon receipt.

Section 11.02                    Applicable Law.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to its conflict of laws principles.

Section 11.03                    Arbitration; Consent to Jurisdiction and Venue.

(a)                                 Except as otherwise set forth herein, arbitration shall be the exclusive remedy for resolving any dispute or controversy under or pursuant to this Agreement, any Transaction Documents or any transaction contemplated hereby or thereby, including the arbitrability of any such dispute or controversy and the enforceability of this Section 11.03(a).  Such arbitration shall be conducted in accordance with the then most applicable rules of the American Arbitration Association.  The arbitrator shall be empowered to grant only such relief as would be available in a court of law; provided that the arbitrator shall not have the power or authority to award indirect, consequential or punitive damages.  In the event of any conflict between this Agreement and the rules of the American Arbitration Association, the provisions of this Agreement shall be determinative.  If the Parties are unable to agree upon an arbitrator within five (5) Business Days of the commencement of any such dispute, they shall select a single arbitrator from a list of five (5) arbitrators designated by the office of the American Arbitration Association having responsibility for the City of Wilmington, Delaware, all of whom shall be retired judges who are actively involved in hearing private cases or members of the National Academy of Arbitrators.

If the Parties are unable to agree upon an arbitrator from such list, they shall each strike names alternatively from the list, with the first to strike being determined by lot.  After each Party has used two (2) strikes, the remaining name on the list shall be the arbitrator.  The fees and expenses of the arbitrator shall initially be borne equally by the Parties; provided, however, that each Party shall initially be responsible for the fees and expenses of its own representatives and witnesses.  If the Parties cannot agree upon a location for the arbitration, the arbitrator shall determine the location.  The Parties shall instruct the arbitrator to enter a judgment within thirty (30) days of commencement of the arbitration proceeding.  Judgment of the arbitrator shall be final and binding on the Parties, and may be entered on the award of the arbitrator in any court having jurisdiction.  The prevailing party in the arbitration proceeding, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled to reimbursement from the other party for all of the prevailing party’s costs (including the arbitrator’s compensation), expenses and reasonable attorneys’ fees.

(b)                                 Each Party to this Agreement irrevocably submits to the exclusive jurisdiction of, and venue in, the courts of the State of Delaware and of the United States sitting in New Castle County, Delaware for the purposes of any Proceeding seeking temporary or preliminary injunctive relief pending arbitration or to enforce this arbitration provision or any award pursuant to Section 11.03(a), and waives any objection based on forum non conveniens.  Each Party further agrees that service of any process, summons, notice or document by certified or registered mail to such Party’s respective address set forth above and by electronic mail shall be effective service of process for any Proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 11.03(b).

Section 11.04                    WAIVER OF TRIAL BY JURY.  EACH PARTY HEREBY AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 11.05                    Transaction Expenses.  Whether or not the transactions contemplated by this Agreement are consummated, Purchaser, on the one hand, and Sellers, on the other hand, shall, except as otherwise expressly provided herein, pay the costs, fees and expenses incident to its negotiation, preparation, execution, delivery and performance hereof, including the fees and expenses of its counsel, accountants, advisors and other representatives; provided, that, if Purchaser has been furnished with the Audited Financial Statements and this Agreement is subsequently terminated pursuant to Section 8.01(a), Section 8.01(b), Section 8.01(c) or Section 8.01(e), Purchaser shall promptly reimburse Parent Seller for fifty percent (50%) of the cost of obtaining the Audited Financial Statements (such fifty percent (50%) portion not to exceed $125,000) upon such termination.

Section 11.06                    Entire Agreement.  This Agreement (together with the Disclosure Schedules and the Exhibits and Schedules hereto) and the other Transaction Documents (including the exhibits and schedules thereto) contain the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto other than the Confidentiality Agreement, which the Parties agree shall terminate and be of no further force and effect as of the Closing.

Section 11.07                    Waivers and Amendments; Non Contractual Remedies; Preservation of Remedies.  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the Parties or, in the case of a waiver, by the Party waiving compliance.  Except as provided in Article IX and Article X, no delay on the part of any Party on exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.  Except as otherwise expressly provided herein, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have at law or in equity.

Section 11.08                    Severability.  If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a Governmental Authority, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.  Upon such determination that any provision of this Agreement (or any portion thereof) of the application of any such provision (or any portion thereof) to any Person or circumstance is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 11.09                    Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, permitted assigns and legal representatives.  Neither this Agreement, nor any right hereunder, may be assigned by any Party (in whole or in part) without the prior written consent of all other Parties, except that Purchaser may assign all or a portion of its rights hereunder to an Affiliate; provided that no such assignment shall relieve either Purchaser or Purchaser Parent of any of its obligations hereunder.  Any purported assignment or delegation in violation of this Section 11.09 shall be null and void.

Section 11.10                    Interpretation.  For purposes of this Agreement, the words “hereof,” “herein,” “hereby” and other words of similar import refer to this Agreement as a whole unless otherwise indicated.  Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.  All terms defined herein in the singular shall have the same meaning when used in the plural; all terms defined herein in the plural shall have the same meaning when used in the singular.

(a)                                 With regard to each and every term and condition of this Agreement, the Parties understand and agree that the same have or has been mutually negotiated, prepared and drafted, and that if at any time the Parties desire or are required to interpret or construe any such term or condition or any agreement or instrument subject hereto, no consideration shall be given to the issue of which Party actually prepared, drafted or requested any term or condition of this Agreement.

(b)                                 All references herein to Articles, Sections, subsections, paragraphs, subparagraphs and clauses shall be deemed references to such parts of this Agreement, unless the context shall otherwise require.

(c)                                  All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

(d)                                 The words “include” and “including” and variations thereof shall not be deemed terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(e)                                  Any accounting terms not specifically defined herein shall be construed in accordance with GAAP.

(f)                                   All references herein to any Person includes, as applicable, such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided that nothing contained in this Section 11.10(f) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement or by any of the Transaction Documents.

(g)                                  All references herein to this Agreement shall be deemed to include this Agreement and all Schedules and Exhibits to this Agreement, which are made a part hereof and incorporated herein by reference, and all references to Schedules and Exhibits shall be deemed to be references to the Schedules and Exhibits of this Agreement attached hereto.

Section 11.11                    No Third Party Beneficiaries.  Except as set forth in Sections 7.02, 9.03 and Article X, nothing in this Agreement is intended or shall be construed to give any Person, other than the Parties, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 11.12                    Counterparts.  This Agreement may be executed in more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party.  The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 11.13                    Headings.  The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

Section 11.14                    Specific Performance.  The Parties expressly acknowledge that any breach or threatened breach of this Agreement by the other Party or Parties may result in irreparable and continuing damage to the non-breaching Party or Parties for which there may not be an adequate remedy at law and that, in the event of any beach of this Agreement, the non-breaching Party or Parties shall be entitled to injunctive relief, including specific performance, and to such further and other relief as may be necessary and proper to ensure compliance by the breaching Party or Parties with this Agreement, and the Parties consent to the entry of such relief, without necessity of posting bond or other security (any requirements therefor being expressly waived).

Section 11.15                    Guarantee.  Purchaser Parent is executing this Agreement to guaranty the due and prompt performance, payment and discharge when due of all of the obligations of Purchaser or its Affiliates hereunder or under the other Transaction Documents in accordance with their express terms (such obligations, the “Guaranteed Obligations”).  Whenever this Agreement or the other Transaction Documents requires Purchaser or its Affiliates to take any action, such requirement shall be deemed to include an undertaking on the part of Purchaser Parent to cause Purchaser or such Affiliates to take such action.  The Guaranteed Obligations are primary, absolute, unconditional and irrevocable, and such obligations shall continue in full force and effect until the payment and performance, as applicable, of all of the Guaranteed Obligations and are not conditioned upon any event or contingency or upon any attempt first to obtain payment from Purchaser or its Affiliates under this Agreement or the other Transaction Documents, or pursuit of any other right or remedy against Purchaser or such Affiliates through the commencement of Proceedings or otherwise.  With respect to its obligations hereunder or under the other Transaction Documents, Purchaser Parent expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever.  Purchaser Parent acknowledges and agrees that its obligations hereunder and under the other Transaction Documents shall continue in full force and effect, without notice from any other Party, in the event the obligations of Purchaser or its Affiliates under this Agreement or any of the other Transaction Documents are amended or in any way modified, and that the Guaranteed Obligations shall continue and shall apply in full to such amended obligations of Purchaser or such Affiliates as though the amended terms had been part of this Agreement or any of the other Transaction Documents, as applicable, from the original date of execution thereof.  Purchaser Parent reserves the right to assert defenses that Purchaser or its Affiliates may have to payment or performance of the Guaranteed Obligations. The foregoing guarantee is a continuing guarantee and shall remain in full force and effect for so long as any such payments may become due and payable.

Signature page follows.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SELLERS:

HYATT CORPORATION

By:	/s/ Stephen G. Haggerty
Stephen G. Haggerty
Executive Vice President, Head of Real Estate and Capital Strategy

HTS-ASPEN, L.L.C.

By:	/s/ Stephen G. Haggerty
Stephen G. Haggerty
Authorized Person

[Signature Page to Equity Interest Purchase Agreement]

PURCHASER:

S.O.I. ACQUISITION CORP.

By:	/s/ Craig M. Nash
Name: Craig M. Nash
Title: President and Chief Executive Officer

PURCHASER PARENT:

INTERVAL LEISURE GROUP, INC., solely for the purposes of Article V, Section 6.03(a), Section 6.05(b), Section 6.05(c)(iii), Section 11.15 and Article XI (solely as such Article relates to Article V, Section 6.03(a), Section 6.05(b), Section 6.05(c)(iii) and Section 11.15)

By:	/s/ Craig M. Nash
Name: Craig M. Nash
Title: Chairman, President and Chief Executive Officer

[Signature Page to Equity Interest Purchase Agreement]

Exhibit A

Target Subsidiaries

1.              CDP GP, Inc.

2.              Cerromar Development Partners GP, Inc.

3.              Grand Aspen Holdings, LLC

4.              HT-Highlands, Inc.

5.              HTS-BC, L.L.C.

6.              HTS-Coconut Point, Inc.

7.              HTS-Ground Lake Tahoe, Inc.

8.              HTS-KW, Inc.

9.              HTS-Lake Tahoe, Inc.

10.       HTS-Maui, L.L.C.

11.       HTS-San Antonio, Inc.

12.       HTS-San Antonio, L.L.C.

13.       HTS-Sedona, Inc.

14.       Hyatt Residential Management Corporation

15.       Vacation Ownership Lending GP, Inc.

16.       VOL GP, Inc.